Filed Pursuant to Rule 424B3

Registration No. 333-121957
9,074,965 Shares of Common Stock
BEIJING MED-PHARM CORPORATION

     This prospectus relates to offers and resales of up to 9,074,965 shares of our common stock, par value $0.001 per share, including 573,913 shares issuable upon the exercise of warrants. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
     Our common stock is quoted on the Pink Sheets under the symbol “BJGP.” On August 26, 2005, the last reported sales price of our common stock on the Pink Sheets was $1.60 per share.

     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

     Our principal executive offices are located at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. Our telephone number is (610) 940-1675.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated September 6, 2005.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.
     In this prospectus, unless the context specifically indicates otherwise:
•	“the Company,” “we,” “us” and “our” refer to Beijing Med-Pharm Corporation and its subsidiaries;

•	“BMPC” refers to Beijing Med-Pharm Corporation;

•	“BMP China” refers to Beijing Med-Pharm Market Calculating Co. Ltd.;

•	“China,” “PRC,” and variations of these terms refer to The People’s Republic of China;

•	“Wanwei” refers to Beijing Wanwei Pharmaceutical Co., Ltd.;

•	translations of Chinese Renminbi, or RMB, into United States dollars are denominated using the closing exchange rates in effect as of the balance sheet date for the fiscal quarter to which the translated RMB amount relates, except as otherwise stated; and

•	the Beijing Med-Pharm Corporation logo is a registered stylized trademark of Beijing Med-Pharm Corporation. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section, before making a decision to invest in our common stock.
Overview
     Beijing Med-Pharm Corporation, a Delaware Corporation, is a pharmaceutical marketing company based in China. Our corporate headquarters are in suburban Philadelphia and our Chinese operations are based in Beijing. We were incorporated in the State of Delaware in November 2003 as a wholly-owned subsidiary of Just Great Coffee, Inc., a New Jersey corporation to develop and finance the growth of a Chinese pharmaceutical marketing and promotion company. In January 2004, Just Great Coffee, Inc. merged with and into us and we were the surviving corporation. BMP China was incorporated in China in May 1994. In December 2001, Abacus Investments Ltd., or Abacus, acquired a 100% equity interest in BMP China. In February 2004, we acquired all of the equity interests of BMP China from Abacus in exchange for our issuance to Abacus of 7,807,509 shares of our common stock, which represented approximately 90% of our common stock at the time of the exchange. As a result of this exchange, BMP China became our wholly-owned subsidiary.
     Our services, which we offer through BMP China, to foreign and domestic pharmaceutical manufacturers in China currently focus primarily on marketing and promotional services, or market development services. These services include:
•	pre-market entry analysis;

•	clinical trial management;

•	product registration;

•	market research; and

•	pharmaceutical marketing to physicians, hospitals and other healthcare providers.
     We currently provide these market development services with respect to the following five products: Septopal 30, Septocoll E, Fem 7, Shuganyiyang Capsule and Carvidol. Our arrangements with the producers of these products fall into one of three categories:
•	The producer of the drug appoints us as the exclusive agent for the marketing of the product and appoints a third party as agent for the distribution of the product;

•	The producer of the drug appoints us as the exclusive agent for the marketing and distribution of the product and we subcontract the distribution of the product to a third party; or

•	The producer of the drug appoints us and another party as the co-exclusive agents for the marketing and distribution of the product and we enter into a cooperation agreement with the other party under which we are responsible for marketing the product and the other party is responsible for distributing the product.
     We charge our clients a fixed contractual fee with respect to the pre-market entry analysis, clinical trial management, product registration and market research services that we offer, and a commission with respect to our pharmaceutical marketing services to physicians, hospitals and other healthcare providers.
     On December 15, 2004, the Company entered into a share transfer and debt restructuring agreement with Beijing Wanhui Pharmaceutical Group, or Wanhui Group, an 80% equity holder of Beijing Wanwei Pharmaceutical Co., Ltd., or Wanwei and a share transfer agreement with Wen Xin, the holder of the remaining 20% equity interest in Wanwei. Under the agreements, the Company will acquire all of the outstanding equity interests of Wanwei. Under the share transfer and debt restructuring agreement, the Company will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229 at the time of the advance; $1,849,568 as of August 26, 2005) of the RMB 37,419,020 ($4,508,315 at the time of the advance; $4,613,936 as of August 26, 2005) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,419,020 ($3,544,460 at the time of the advance; $3,627,499 as of August 26, 2005). Of the RMB 15,000,000 obligated to be repaid to Wanhui Group in connection with the transaction, the Company will pay RMB 8,000,000 ($963,855 at the time of the advance; $986,436 as of August 26, 2005) and Wanwei has paid the remaining loan balance of RMB 7,000,000 ($843,373 at the time of the advance; $863,132 as of August 26) to Wanhui Group. Wanwei has also entered into an entrusted loan agreement with China International Trust and Industrial Bank and the Company under which it has obtained a loan of RMB 7,000,000 from the Company. The term of the entrusted loan agreement is nine months at 5.2% interest per annum, paid quarterly. In the event the transaction does not close, Wanwei is obligated to immediately repay the loan to the Company, and Wanhui Group has guaranteed such repayment obligation. Under the share transfer agreement with Wen Xin, the Company will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00.
     In December 2004, the Company advanced RMB 9,400,000 ($1,132,530 at the time of the advance; $1,159,062 as of August 26, 2005) to Wanwei. Of that amount, RMB 7,000,000 represented the Company’s entrusted loan to Wanwei (which amount was provided to Wanwei in respect of Wanwei’s repayment of the RMB 7,000,000 loan balance that Wanwei was obligated to pay to Wanhui Group). The other RMB 2,400,000 to Wanwei constitutes an advance payment against the Company’s remaining RMB 8,000,000 obligation to Wanhui Group.
     We expect to complete our acquisition of Wanwei, or the Wanwei acquisition, during the second half of 2005. Upon the completion of the Wanwei acquisition, which is subject, among other things, to approval by the appropriate governmental authorities in China of the respective acquisition agreements, we will acquire the necessary pharmaceutical distribution permit and good supply practice certificate, or GSP, to enable us to operate as an authorized distributor of pharmaceutical products in China. As of June 30, 2005, Wanwei had negative working capital of $5,197,663 and an accumulated deficit of $5,569,385. Wanwei had losses of $2,550,063 for the fiscal year ended December 31, 2003 and $533,971 for the year ended December 31, 2004.
Our Opportunity
     We believe that a significant opportunity exists to obtain an increased market share in the Chinese pharmaceutical marketing and distribution markets by offering a distribution chain solution that combines our existing market development services with market fulfillment services. We believe that the Wanwei acquisition is an important step in the implementation of this solution.
     We believe that the Wanwei acquisition will enable us to differentiate ourselves from many of our competitors in China’s highly fragmented pharmaceutical distribution market by combining the marketing services that we currently offer with Wanwei’s distribution of pharmaceutical products to hospitals and other authorized healthcare providers. Our opportunity to establish a strong presence in China’s pharmaceutical distribution market is largely due to the highly fragmented nature of this market. China’s pharmaceutical distribution market is in an early developmental stage. The distribution infrastructure in China is fragmented and undercapitalized. According to the Certification Committee for Drugs, or CCD, of China’s State Food and Drug Administration, or SFDA, China’s pharmaceutical market had approximately 7,800 distributors in August 2004, many of which we believe were small and unprofitable. This number is considerably lower than the approximately 16,000 distributors we believe existed in China’s pharmaceutical market in 2002. In addition, the Chinese government passed legislation that required pharmaceutical wholesale and retail enterprises to obtain GSP certification by December 31, 2004. We believe that the pharmaceutical distribution permit and GSP certificate that we will possess as a result of the Wanwei acquisition will provide us with a strategic advantage over many of our competitors in China’s pharmaceutical distribution market.
Our Strategy and Solution
     Our strategy is to become the premier complete solutions provider for foreign and domestic pharmaceutical manufacturers in China. The key elements of our strategy and solution include the following:

•	combine our existing market development services with market fulfillment services;

•	use our marketing arm to create demand for products that we offer exclusively through our distribution arm on a national basis in China;

•	grow both internally and through strategic acquisitions of product marketing and distribution rights and of other distributors; and

•	provide an experienced management team and transparent financial reporting through the reports that we will be required to file as a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Our Product Portfolio
     We currently provide market development services with respect to the following products:
•	Septopal 30. Septopal 30 is a local antibiotic used for the prevention of infections in surgical procedures. The manufacturer of Septopal 30 is Biomet Merck. We began providing marketing and promotional services for Septopal 30 in January 2003.

•	Septocoll E. Septocoll E is a locally applied medical device used in orthopedics, trauma and cerebral surgery to stop bleeding and prevent infections of surgical wounds. The manufacturer of Septocoll E is Biomet Merck. We began providing marketing and promotional services for Septocoll E in May 2004.

•	Fem 7. Fem 7 is a hormone replacement therapy. The manufacturer of Fem 7 is Merck Pharmaceuticals Ltd. We began providing marketing and promotional services for Fem 7 in February 2004.

•	Shuganyiyang Capsule. Shuganyiyang Capsule, or Shuganyiyang, is a treatment for premature ejaculation and erectile dysfunction. The owner of Shuganyiyang is Beijing Zhongxi Andriatry Pharmaceutical Co. Ltd. We began providing marketing and promotional services for Shuganyiyang in May 2004.

•	Carvidol. Carvidol is indicated for the treatment of mild or moderate heart failure caused by ischemia (heart problems caused by narrowed heart arteries) or cardiomyopathy (a serious disease in which the heart muscle becomes inflamed and does not function properly) to reduce the progression evidenced by cardiovascular death, cardiovascular hospitalization, or the need to adjust other heart failure medications. The manufacturer of Carvidol is Ranbaxy Guangzhou China Limited. We began providing marketing and promotional services for Carvidol in April 2004.
     There are numerous risks to our business plan and obstacles that we will face in implementing it. We have highlighted these risks under “Risk Factors.” In particular, we have a history of operating losses and anticipate that we will continue to incur significant operating losses. As of June 30, 2005, our accumulated deficit since our inception was approximately $6.0 million. During the 12 months ended December 31, 2004, we incurred net losses of approximately $2.3 million. During the six months ended June 30, 2005, we incurred net losses of approximately $2.6 million. We may be unable to effectively implement our business strategy of becoming a provider of both market development and market fulfillment services. Even if we are successful in becoming a provider of these services, we may never generate sufficient sales revenue to achieve and then maintain profitability. We expect to incur operating losses for the foreseeable future.
Our Corporate Information
     Our principal executive offices are located at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. Our telephone number is (610) 940-1675. Our website address is www.beijingmedpharm.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

Summary Financial Data
     The following tables summarize the financial data with respect to the Company for the six months ended June 30, 2004 and 2005 and the fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004. We derived the financial data for the fiscal years ended December 31, 2001, 2002, 2003 and 2004 from the Company’s audited financial statements, which are included in this prospectus. We derived the financial data for the fiscal year ended December 31, 2000 and the six months ended June 30, 2004 and 2005 from the Company’s unaudited financial statements, which also are included in this prospectus. These tables do not include financial data with respect to Wanwei. Our unaudited consolidated financial statements include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for any future period. The summary financial data appearing in this section should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations section and the financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended					Six Months Ended
	December 31,					June 30,
	2000	2001	2002	2003	2004	2004	2005
Statement of Operations Data:
Net revenues	$1,093,646	993,140	$1,008,905	$933,025	$209,304	$97,242	$100,753
Cost of Services	478,154	607,284	798,713	664,813	317,777	128,160	698,559

Gross Margin	615,492	385,856	210,192	268,212	(108,473)	(30,918)	(597,806)
Operating expenses:
Sales and marketing expenses	46,885	29,999	69,142	36,098	63,334	7,278	21,195
General and administrative expenses	367,080	394,666	251,665	217,524	2,201,009	512,611	1,968,301
Bad Debt Expenses	—	—	58,998	6,590	—	—	11,381

Total operating expenses	413,935	423,265	379,805	260,212	2,264,343	519,889	2,000,877

Income (loss) from operations	201,557	(37,409)	(169,613)	8,000	(2,372,816)	(550,807)	(2,598,683)
Interest income (expense), net	(12,481)	2,331	(8,380)	(496)	71,197	19,569	64,634
Other exoenses	—	—	—	—	—	—	11,193
Provision for income taxes	(3,354)	—	(3,924)	(2,178)	—	—	(15,000)

Net income (loss) applicable to common stockholders	$185,722	$(35,078)	$(181,917)	$5,326	$(2,301,619)	(531,238)	(2,560,242)

Basic and diluted net income (loss) per common share	$0.02	$(0.00)	$(0.02)	$0.00	$(0.16)	$(0.04)	$(0.14)

Weighted average diluted common shares outstanding*	7,807,509	7,807,509	7,807,509	7,807,509	14,742,822	14,585,768	17,680,916

*	The number of weighted average shares for the years ended December 31, 2000, 2001, 2002 and 2003 equate to the number of shares issued to Abacus upon the Company’s acquisition of BMP China, which was wholly-owned by Abacus.

	Year Ended					Six Months Ended
	December 31,					June 30,
	2000	2001	2002	2003	2004	2004	2005
Balance Sheet Data:
Cash and cash equivalents	$50,006	$95,138	$89,130	$56,280	$6,267,672	$8,510,376	$4,553,696
Total assets	678,387	189,374	123,544	104,599	7,552,936	8,681,729	5,814,675
Total liabilities	724,640	40,882	156,969	132,698	795,235	223,076	1,417,676
Total stockholders’ equity (deficit)	(46,253)	148,492	(33,425)	(28,099)	6,757,701	8,458,653	4,396,999

RISK FACTORS
     Investing in our common stock involves significant risks. In addition to all of the other information contained in this prospectus, you should carefully consider the risks and uncertainties described below, which constitute what we believe are the material risks associated with an investment in our common stock, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, our financial condition or our results of operations which in turn could adversely affect, the market price of our common stock.
Risks Relating to Our Business
We have a history of operating losses and anticipate that we will continue to incur losses for the foreseeable future.
     We are an early stage company with a limited operating history. Since our inception, we have incurred significant operating losses. As of June 30, 2005, we had an accumulated deficit of $6.0 million. We expect to continue to incur significant and increasing operating expenses and capital expenditures following the completion of the Wanwei acquisition, including operating expenses relating to attracting and retaining a larger employee workforce and capital expenditures associated with integrating the Wanwei business into our existing operations. In the next 24 months, our capital requirements are likely to increase, particularly as we pursue internal growth, add personnel, fund inventory purchases and support increased levels of accounts receivables prior to receiving collections from our customers. The total cost of internal growth may require up to $7.0 million over the next 24 months. In addition, we expect that fixed assets and capital expenditures may require up to $2.0 million in the next 12 months. Milestone payments, which may be part of product licensing agreements, may also require us to expend up to $6.0 million during the next 12 to 18 months. An additional $1.5 million may be expended to perform market and clinical research prior to being able to sell newly licensed products. We expect to continue to pursue strategic acquisitions in the near term which this may require an additional $3.0 million for distributor acquisitions over the next 24 months. This estimate is based upon our ongoing review of potential acquisition candidates and our experience to date with Wanwei. While we are currently evaluating acquisition opportunities, we have not entered into a letter of intent or reached a similar stage with respect to any potential acquisition. We expect to expend additional funds to maintain our status as a reporting company under the Exchange Act and to periodically update the information in the registration statement which this prospectus forms a part. Our future capital requirements will depend on many factors, such as the risk factors described in this section, including our ability to maintain our existing cost structure and return on sales, fund obligations for additional capital that will occur on the closing of the Wanwei acquisition and to execute our business and strategic plans as currently conceived.
     As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.
We may be unable to acquire, or may be delayed in acquiring Wanwei.
     On December 15, 2004, we entered into separate agreements with the existing stockholders of Wanwei to acquire a 100% equity interest in Wanwei. The completion of the Wanwei acquisition is subject to closing conditions that are outside of our control, such as the review and approval by the examination and approval authorities in China and the nonoccurrence of a material adverse event relating to Wanwei. As a result, we can provide no assurance that the Wanwei acquisition will be completed. The Wanwei acquisition involves industries to which foreign investment has had limited access and clear guidance on foreign investment in the pharmaceutical distribution business does not exist. As a result, we cannot predict how the examination and approval authorities will exercise their discretion in examining the proposed Wanwei acquisition. Our inability to acquire, or delays in acquiring, Wanwei would adversely impact our ability to execute our business strategy and, consequently, the marketability and market price of our common stock. On August 10, 2005, we announced that Beijing Wanhui Pharmaceutical Group’s proposed sale of Wanwei was posted to the China Beijing Equity Exchange, or CBEE, on August 4, 2005. The posting to the CBEE of intent to sell state-owned assets to a private entity is a required step towards the completion of such a sale. This is a final step prior to the clearance by the Ministry of Commerce of the

People’s Republic of China of the acquisition. Nevertheless we cannot assure that the Ministry of Commerce will, in fact, provide clearance.
We may be unsuccessful in our strategy of expanding our product portfolio, acquiring complementary businesses or integrating acquired businesses.
     Our business strategy includes expanding our business capabilities through both internal growth and the acquisition of complementary businesses and licensing pharmaceutical products for marketing and distribution in China. Whether or not our proposed Wanwei acquisition is completed, we may be unable to find additional complementary businesses to acquire or we may be unable to enter into additional agreements to market and, upon the completion of the Wanwei acquisition, distribute pharmaceutical products.
     Future acquisitions may result in substantial per share financial dilution of our common stock from the issuance of equity securities. Completion of the Wanwei acquisition and any other future acquisitions also would expose us to potential risks, including risks associated with:
•	the assimilation of new operations, technologies and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of resources from our existing businesses;

•	the inability to generate sufficient revenue to offset the costs and expenses of acquisitions; and

•	the potential loss of, or harm to relationships with, employees, customers and suppliers as a result of the integration of new businesses.
We may continue to experience delays in product introduction and marketing or interruptions in supply.
     We have experienced, and are continuing to experience, longer than expected periods of product introduction and delays in marketing certain products in our product portfolio. For example, production of Shuganyiyang was delayed for six months, until May 2004, because the owner of Shuganyiyang moved the manufacturing of this product from Gansu to Shanghai and the new local manufacturer of this product did not receive the necessary production license to manufacture Shuganyiyang in Shanghai until the third quarter of 2003. This delay was the result of a corresponding delay in obtaining approval from the State Food and Drug Administration, or SFDA, of the new drug certificate that serves as the basis for obtaining the necessary production license. The delay in obtaining approval of the new drug certificate was the result of the implementation by the SFDA of more stringent criteria for evaluating applications for new drug certificates, including, among other things, with respect to quality control and fill finish procedures for capsule manufacturing. In addition, supply interruptions from the manufacturer of Fem 7 had a significant negative impact on our revenues from sales of Fem 7 during 2004 through March 2005. These interruptions were caused by a delay in production relating to China-specific product packaging. In April 2005, the distributor of Fem 7 received supplies of Fem 7 from the manufacturer and can now provide them to our customers. Our revenues are dependent on the ability of the manufacturers and distributors with which we associate to supply and distribute product to our customers.
     If these and other delays continue to occur, or if these manufacturers and distributors are unable to supply and distribute product to our customers in a timely manner, our operating results and financial condition will suffer. In addition, our contracts with pharmaceutical owners and manufacturers relating to some of the products in our product portfolio have a limited duration and have minimum sales requirements that, if not met, could lead to termination or non-renewal of the contract, or the ability of the manufacturer to render the contract non-exclusive, which could harm our revenues.

If we complete the proposed Wanwei acquisition, the level of business we receive from Wanhui Shuanghe may cease or decrease significantly.
     Wanhui Shuanghe Pharmaceutical Co. Ltd., or Wanhui Shuanghe, which manufactures (under a license from Boehringer Ingelheim) Glurenorm, an antidiabetic medication that is used in patients with adult maturity onset or non-insulin dependent diabetes, is an affiliate of Wanwei. Wanhui Group is a stockholder of both Wanhui Shuanghe and Wanwei. Wanwei was the exclusive distributor of Glurenorm in Beijing in 2003 and a non-exclusive distributor of Glurenorm in Beijing in 2004, and sales of Glurenorm accounted for 16.46% of Wanwei’s total revenues in the year ended December 31, 2003 and 18.32% of its total revenues in the year ended December 31, 2004. Wanhui Shuanghe has authorized Wanwei to participate as a bidder to sell Glurenorm to medical institutions in parts of Beijing in 2005. Glurenorm was selected as the medicine to be purchased by certain medical institutions for 2005, starting on March 1, 2005 to February 28, 2006. Wanhui Shuanghe is required to provide Wanwei with sufficient quantities of Glurenorm for sale to medical institutions.
     Wanwei’s agreement with Wanhui Shuanghe relating to Glurenorm, which will expire in the second quarter of 2006, contains a provision requiring Wanwei to meet a specified sales target. Wanhui Shuanghe has terminated agreements with us in the past for failing to meet similar sales targets. Beijing Pharmaceutical Group Co. Ltd., or BPC, is the sole parent of Wanhui Group. Some of the subsidiaries of BPC also engage in pharmaceutical distribution. After the Wanwei acquisition is completed, Wanhui Group will no longer be a stockholder of Wanwei. As a result, Wanhui Group, or its successor, may decide to cease using Wanwei as a distributor of Glurenorm, in which case Wanwei would no longer derive revenues from sales of Glurenorm.
Our revenues for 2004 were, and in subsequent periods may continue to be, substantially lower as compared to 2003 as a result of the termination in December 2003 of our agreement with Wanhui Shuanghe.
     Services provided to Wanhui Shuanghe represented 88% of our revenues for the fiscal year ended December 31, 2003. In March 2004, we and Wanhui Shuanghe terminated the agreement under which we marketed Glurenorm for Wanhui Shuanghe due to several factors, including the maturation of Glurenorm in its pharmaceutical product life cycle, Wanhui Shuanghe’s desire to reduce our commissions from sales of Glurenorm, our desire to shift our sales efforts to new potentially higher growth pharmaceutical products, and our inability to meet certain sales targets specified in our agreement with Wanhui Shuanghe. Since the termination of our agreement with Wanhui Shuanghe, we have entered into separate agreements with the manufacturers of several additional products. To date, we have been unable to replace the revenue lost from the termination of our agreement with Wanhui Shuanghe relating to Glurenorm. As a result, our revenues for the year ended December 31, 2004 were substantially lower than our revenues for the year ended December 31, 2003,. Our revenues for the year ended December 31, 2004 were $209,304 as compared to $933,025 for the year ended December 31, 2003, representing a decrease of $723,721. Some of the agreements we entered into following the termination of our agreement with Wanhui Shuanghe have similar termination provisions with respect to failure by us to meet specified sales targets. If the revenues generated from new products do not sufficiently replace our lost revenue from the termination of our agreement with Wanhui Shuanghe, or if any of our current customers terminate their agreements with us for failure by us to meet specified sales targets, our financial condition and results of operations will be adversely affected.
We may be unable to compete successfully against new and existing competitors.
     We operate in a highly competitive market with few barriers to entry. We expect that competition will continue to intensify. As we expand our operations in the pharmaceutical distribution business, we will encounter competition from other companies in the distribution business, and we may face future competition from new foreign and domestic competitors entering the pharmaceutical promotion and distribution market in China. Some of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. Many of our competitors, including China National Pharmaceutical Group Corporation, Shanghai Pharmaceutical Group Company Ltd., Guangzhou Pharmaceutical Company Ltd., Shanghai Leiyunshang Company Ltd. and Anhui Huayuan Pharmaceutical Company Ltd., have greater name recognition and a larger customer base than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. Competition could reduce our market share or force us to lower our prices to unprofitable levels.
If we fail to increase our brand recognition, we may face difficulty in obtaining new customers and business partners.
     We believe that establishing, maintaining and enhancing our brand in a cost-effective manner is critical to achieving widespread acceptance of our current and future services and is an important element in our effort to increase our customer base and obtain new business partners. We believe that the importance of brand recognition will increase as competition in our market develops. Some of our potential competitors already have well-established brands in the pharmaceutical promotion and distribution industry. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and our ability to provide reliable and useful services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition would be materially adversely affected.
Our operating results may fluctuate as a result of factors beyond our control.
     Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:
•	the costs of pharmaceutical products and development;

•	the relative speed and success with which we can obtain and maintain customers, merchants and vendors for our services and manufacturers and suppliers of products to market to our customers;

•	capital expenditures for equipment;

•	marketing and promotional activities and other costs;

•	changes in our pricing policies, suppliers and competitors;

•	the ability of our suppliers to provide products in a timely manner to our customers;

•	changes in operating expenses;

•	increased competition in our markets; and

•	other general economic and seasonal factors.
We may be unable to obtain additional capital when necessary and on terms that are acceptable to us.
     We anticipate that our June 30, 2005 balance of approximately $4.6 million in cash and cash equivalents will be sufficient to fund our current level of operations for at least the next 12 months. Our future capital requirements will depend on many factors, including our ability to maintain our existing cost structure and return on sales, fund obligations for additional capital that will occur on the closing of the Wanwei acquisition and execute our business and strategic plans as currently conceived. We expect that we will need significant additional cash resources to operate and expand our business in the future and we may attempt to raise additional funds through public or private equity financing or from other sources. The sale of additional equity securities could result in additional dilution to our stockholders. Additional indebtedness would result in additional debt service obligations and could result in operating and financing covenants that would restrict our operations. In addition, financing may not be available in amounts or on terms acceptable to us, if at all. If we are not able to raise additional capital through fund raising activities we could be forced to curtail some of the currently anticipated expenditures in the above mentioned areas. Should we be forced to do this it could have an impact on our anticipated future growth.
We may be unsuccessful in attracting or retaining key sales, marketing and other personnel.
     The success of our business is dependent on our ability to attract and retain highly skilled managers and sales and marketing personnel. BMP China’s and Wanwei’s sales personnel carry out critical promotional and sales activities of BMP China and Wanwei. There is intense competition for qualified sales and marketing personnel, and we may be unable to attract, assimilate or retain additional qualified sales and marketing personnel on a timely basis. Our inability to retain key personnel or the failure to attract additional qualified personnel could harm our development and results of operations. In addition, as we plan to expand in China, we will need to attract additional qualified managerial staff and other personnel. We may have difficulty in hiring and retaining a sufficient number of qualified personnel to work in China. This may impede the development of our distribution business and the expansion of our business in China.
We may be unable to manage our growth effectively.
     Our business strategy is based on the assumption that we will complete the Wanwei acquisition and acquire additional distribution channels in the future and that the number of our customers and the extent of our operations will grow. Our ability to compete effectively and to manage our future growth, if any, requires us to:
•	continue to improve our financial and management controls and reporting systems and procedures to support the proposed expansion of our business operations as a result of the Wanwei acquisition and the acquisition of any additional distribution channels in the future; and

•	locate or hire, at reasonable compensation rates, qualified personnel and other employees necessary to expand our capacity in order to accommodate the proposed expansion of our business operations.
If we are unable to accomplish any of these objectives, we will be unsuccessful in effectively managing our growth, which could harm our business, operating results, and financial condition.
We only offer products and services related to pharmaceuticals and, if demand for these products and services decreases, or if competition increases, we will have no other ways to generate revenue.
     Our future results depend on continued market acceptance of pharmaceutical products and services in China as well as our ability to continue to adapt to the changing needs of our customers. Any reduction in demand or increase in competition in the market for pharmaceutical products and services could have a material adverse effect on our business, operating results and financial condition.
Our business strategy to use our marketing arm to create demand for products that we offer exclusively through a distribution arm may fail.
     Following the completion of the Wanwei acquisition, our business strategy will depend in large part on our ability to establish exclusive distribution and marketing relationships with pharmaceutical and medical device manufacturers and to leverage our marketing arm to create demand for products that we will distribute exclusively through a distribution arm. A number of factors could hinder the success of this strategy, including, among other things, our failure to:
•	obtain a sufficient number of effective distribution channels, whether through internal growth or strategic acquisition;

•	create sufficient demand for products that we will distribute exclusively; and

•	enter into and maintain exclusive distribution and marketing relationships with pharmaceutical manufacturers on profitable terms.

If we are unable to implement this strategy effectively, our business, operating results and financial condition could suffer.
Because we have only recently become subject to the reporting requirements of the Exchange Act, we have no experience attempting to comply with public company obligations. Attempting to comply with these requirements will increase our costs and require additional management resources and we still may fail to comply.
     As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting and must separately report on the effectiveness of our control over financial reporting. We expect that this requirement will first apply to our annual report on Form 10-K for our fiscal year ending December 31, 2006. Our ability to maintain effective internal control over financial reporting may be limited by, among other things, differences between generally accepted accounting principles in China and generally accepted accounting principles in the United States, as well as difficulties in implementing proper segregation of duties due to the lack of available qualified accounting personnel in the China marketplace. If we are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2006 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.
     We are a small company with limited resources. While we plan to expand our staff to respond to Exchange Act reporting requirements, we may encounter substantial difficulty attracting qualified staff with requisite experience due to the high level of competition for experienced financial professionals. Furthermore, we will have to improve internal controls as they relate to the matters described in the next risk factor. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve and that our operations are principally in China, where the regulatory environment is different from that of the United States, we may be unable to comply with applicable deadlines.
If we are unable to satisfy the regulatory requirements relating to internal controls, or if our internal controls over financial reporting are not effective, our stock price could decline.
     In connection with the audit of our financial statements for the fiscal years ended December 31, 2001, 2002 and 2003, our auditors communicated to our management and to the audit committee of our board of directors several deficiencies involving our internal control over financial reporting and our disclosure controls and procedures. Specifically, these deficiencies related to:
•	the proper recognition of expenses from our sub-offices that were not recorded in the income statement and were incorrectly included in prepaid expenses; and

•	improper revenue cut-off in that sales for which shipment had occurred prior to our year-end were not properly recorded in the period in which the shipment was made.
These deficiencies involve matters coming to the attention of our accountants relating to significant deficiencies in the design or operation of internal control over financial reporting that, in their judgment, could adversely affect our ability to record, process, summarize, and report financial data consistent with the assertions of management in the consolidated financial statements. The internal control deficiencies that were identified in 2001, 2002 and 2003 were not found to be present in the year ended December 31, 2004, as our management took corrective actions to remedy the cut-off issues that existed in previous years for both revenues and expenses. However, as noted below, we identified a material weakness in our internal control over financial reporting in connection with the preparation of our financial statements as of and for the six months ended June 30, 2005. We are not yet required to have an audit of our internal control over financial reporting. Such an audit might uncover other deficiencies not noted as part of the current audit. We have retained independent consultants to help us identify and rectify any deficiencies in our internal controls.

     During the audit of Wanwei, our auditors identified timing problems concerning the proper recording of expenses. It is our expectation that we will take corrective action once the Wanwei acquisition is finalized. The timing problems resulted in an adjustment to our financial statements, prior to their completion, that increased Wanwei’s loss in 2004 by approximately $290,000.
     On August 19, 2005 we announced our intention to restate our financial statements as of and for the period ended December 31, 2004 principally to correct a $51,000 overstatement of revenue. As a result of the restatement, revenues reported for the fiscal year ended December 31, 2004 will be reduced from $260,000 to $209,000, resulting in an increased loss in the Company’s earnings per share from $0.15 per share to $0.16 per share. The overstatement resulted from a material weakness in our internal control over financial reporting that resulted in the erroneous recording of an advance payment from a distributor as revenue in the first quarter of 2004.
     The existence in future periods of significant deficiencies could, and the existence of material weaknesses in future periods would preclude management from concluding in future periods that our internal control over financial reporting is effective. If management or our independent auditors ultimately determine that our internal control over financial reporting is not effective in future periods, our stock price could decline and we could be subject to investigations or sanctions by regulatory authorities, which could have a negative impact on our business.
We are a holding company with no operations of our own and depend on our subsidiaries for revenue.
     We are a holding company with no significant assets other than our equity interest in BMP China and the equity interest we would acquire upon completion of the Wanwei acquisition. We will rely on dividends, loans and other payments to us by BMP China, Wanwei and any other future acquired entities in China. As of June 30, 2005, we had an accumulated deficit of $6.0 million and Wanwei had an accumulated deficit of $5.6 million. Accordingly, our ability to make payments on indebtedness we may incur and to distribute dividends to our stockholders is dependent on the earnings, and the distribution of funds from, our subsidiaries. However, BMP China and Wanwei have incurred significant operating losses since their inceptions. If these losses continue, we will not be able to pay dividends or service any debt that we may incur. In addition, if BMP China or any future subsidiaries incur indebtedness of their own in the future, the instruments governing such indebtedness could restrict their ability to pay dividends or make other distributions to us, which in turn would limit our ability to make payments on indebtedness we may incur and to distribute dividends to our stockholders.
     In addition, our corporate structure may restrict the distribution of dividends to our stockholders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. According to these standards and regulations, BMP China is, and any future subsidiaries will be, required to set aside a portion of their after-tax profits to maintain certain reserve funds that may not be distributed as cash dividends.
The fixed price nature of some of our contracts could hurt our operating results.
     Some of our contracts are fixed price contracts. As a result, we bear the risk of cost overruns. If we fail to adequately price our contracts, our gross margins would be reduced. In addition, if we experience significant cost overruns on a contract, we could incur a loss on the contract. Either situation would harm our operating results. The percentage of revenue generated from fixed rate contracts was 9.5% in 2004 and 1.3% in 2003. The percentage of revenues generated from fixed price contracts was 11.9% for the six months ended June 30, 2005.

Risks Relating to Doing Business in China
We face increased risks of doing business due to the extent of our operations in China.
     Our operating subsidiary, BMP China, is organized and located in China. In addition, Wanwei is organized and located in China. China is currently transitioning to a market-developed socialist economy. There are significant political and economic tensions resulting from this transition that could affect the business environment in China. Our efforts to expand into China pose special risks that could adversely affect our business. Doing business in China also will subject us to the customary risks of doing business in foreign countries. These risks include, among others, the effects of:
•	fluctuations in foreign currency exchange rates and controls;

•	competitive disadvantages to established foreign businesses with significant current market share and business and customer relationships;

•	nationalization;

•	tax and regulatory policies of local governments and the possibility of trade embargoes;

•	political instability, war or other hostilities; and

•	laws and policies of the United States and China affecting foreign trade and investment.
Any of these risks could cause significant interruptions in our distribution and other operations, which would adversely affect our ability to conduct business in China and our financial condition, results of operations and business.
Fluctuations in the Chinese Renminbi could adversely affect our results of operations.
     Substantially all of our revenues, profits, cash flows and assets have been, and we expect will continue to be, derived in China and be denominated in Chinese Renminbi, or RMB. The value of the RMB, which is controlled and adjusted periodically by the Chinese government, fluctuates and is subject to changes in the political and economic conditions in China. On July 21, 2005, China increased the value of its currency, the RMB, by 2.1% to RMB 8.11 to the dollar, and announced that the RMB will no longer be pegged to the US dollar, but will be allowed to float in a band (and, to a limited extent, increase in value) against a basket of foreign currencies. Any devaluation of the RMB could adversely affect the value of our common stock in foreign currency terms because we will receive substantially all of our revenues in RMB. Fluctuations in exchange rates also could adversely affect the value, translated or converted into United States dollars, of our net assets, earnings and any declared dividends. In addition, a devaluation of the RMB is likely to increase the portion of our cash flow required to satisfy any foreign currency denominated obligations.
Government control of currency conversion could adversely affect our operations and financial results.
     Substantially all of our revenues are in RMB, which currently is not a freely convertible currency. Any restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund our business activities outside of China or to make dividend payments in United States dollars. Under China’s existing foreign exchange regulations, the RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside of China without the prior approval of China’s State Administration of Foreign Exchange. Foreign exchange transactions under our capital account, including foreign currency-denominated borrowings from Chinese or foreign banks and principal payments with respect to foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures. In the future, the Chinese government may take measures at its discretion to restrict access to foreign currencies for current account transactions if foreign currencies become scarce in China. We may be unable to pay dividends in

United States dollars or other foreign currencies to our stockholders if the Chinese government restricts access to foreign currencies for current account transactions.
The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to our corporate structure.
     Substantially all of our operations are conducted in China and substantially all of our revenues are generated in China. As a wholly foreign-owned enterprise, BMP China is required to establish a reserve fund and a staff and workers’ bonus and welfare fund, each of which is appropriated from net profit after taxation but before dividend distributions in accordance with Chinese law. BMP China is required to allocate at least 10% of their net profits to the reserve fund until the balance of this fund has reached 50% of BMP China’s registered capital, which, as of March 31, 2005, was $1.56 million.
     In addition, the profit available for distribution from our Chinese subsidiaries is determined in accordance with generally accepted accounting principles in China. This calculation may differ from the one performed under generally accepted accounting principles in the United States, or GAAP. As a result, we may not receive sufficient distributions from our Chinese subsidiaries to enable us to make dividend distributions to our stockholders in the future and limitations on distributions of BMP China’s profit could negatively affect our financial condition and assets, even if our GAAP financial statements indicate that our operations have been profitable.
We may be restricted in our ability to transfer funds to our Chinese operating subsidiaries, which may restrict our ability to act in response to changing market conditions.
     Any transfer by us of funds to our Chinese subsidiaries through a stockholder loan and the capacity for our Chinese subsidiaries to obtain an RMB loan secured by us or other foreign institutions are subject to registration with China’s State Administration of Foreign Exchange. If the sum of the aggregated medium-term and long-term external debts, the outstanding short-term external debts and RMB loans secured by foreign institution(s) of a Chinese subsidiary is less than the difference between its total investment amount and its registered capital, the Chinese subsidiary is required to apply to the appropriate examination and approval authority to increase its total investment amount. Accordingly, any transfer of funds from us, directly or indirectly, to any of our Chinese subsidiaries by means of increasing its registered capital is subject to approval by the appropriate examination and approval authorities in China. This limitation on the free flow of funds between us and our Chinese subsidiaries may restrict our ability to react to changing market conditions.
China’s economic, political and social conditions, and its government policies, could adversely affect our business.
     Substantially all of our operations are conducted in China and substantially all of our revenues are derived in China. Accordingly, our results of operations, financial condition and prospects are subject, to a significant degree, to economic, political and legal developments in China. The economy of China differs from the economies of most developed countries in many respects, including:
•	level of government involvement;

•	economic structure;

•	allocation of resources;

•	level of development;

•	inflation rates;

•	growth rate; and

•	control of foreign exchange.
     The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.
A slow-down of the Chinese economy could adversely affect our growth and profitability.
     Our financial results have been, and are expected to continue to be, affected by conditions in the Chinese economy and pharmaceutical industry. Although the Chinese economy has grown significantly in the past decade, there can be no assurance that this growth will continue or that any slow-down will not have a negative impact on our business.
The legal system in China has inherent uncertainties that could limit the legal protections available to us.
     We currently conduct our business primarily through our wholly-owned operating subsidiary, BMP China, and expect in the future to conduct our business through BMP China, Wanwei and other subsidiaries organized in China that we acquire, which are and will be organized in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. In addition, we depend on several affiliated entities in China to honor their service agreements with us. Chinese law governs almost all of these agreements and disputes arising out of these agreements are expected to be decided by arbitration in China. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the Chinese legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations, and rules involves uncertainties, which may limit remedies available to us. Any litigation in China may be protracted and may result in substantial costs and diversion of resources and management attention. In addition, China may enact new laws or amend current laws that may be detrimental to us, which may have a material adverse effect on our business operations.
We have limited business insurance coverage in China.
     The insurance industry in China is still in an early stage of development. Insurance companies in China offer limited business insurance options. As a result, we have not maintained, and currently do not maintain, any liability, hazard or other insurance covering our services, business, operations, errors, acts or omissions, personnel or properties. To the extent that we are unable to recover from others for any uninsured losses, such losses could result in a loss of capital and significant harm to our business. If any action, suit and/or proceeding is brought against us and we are unable to pay a judgment rendered against us and/or defend ourselves against such action, suit and/or proceeding, our business, financial condition and operations could be negatively affected.
Any future outbreak of Severe Acute Respiratory Syndrome, or SARS, or any other epidemic in China could have a material adverse effect on our business operations, financial condition and results of operations.
     From December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as SARS. In July 2003, the World Health Organization declared that SARS had been contained. However, in recent months, a few new cases of SARS have been reported in Asia. An outbreak of SARS in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, a new outbreak of SARS or any other epidemic may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

Risks Relating to Pharmaceutical Distribution in China and Wanwei
The absence of express laws and regulations in China regarding foreign investment in China’s pharmaceutical distribution sector may cause uncertainty.
     Pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, as of December 11, 2004, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulation in this regard has been promulgated to date. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that will cause an adverse impact to our current and future acquisitions in China, our operations and business strategy will be adversely affected.
Wanwei may be unable to obtain renewals of necessary pharmaceutical distribution permits.
     Under Chinese law, all pharmaceutical wholesale and retail enterprises engaging in the pharmaceutical distribution business must obtain a pharmaceutical distribution permit, and must comply with China’s GSP standards and obtain a GSP certificate. Both the permit and certificate are valid for five years and are subject to renewal and reassessment by the relevant Chinese authorities and the standards of compliance required in relation thereto may from time to time be subject to change. Any changes in compliance standards, or any new laws or regulations that prohibit or render it more restrictive for Wanwei or other pharmaceutical distribution enterprises we may acquire in the future to conduct their business or that increase their compliance costs may adversely affect their or our operations and profitability.
     Wanwei has previously obtained a GSP certificate and pharmaceutical distribution permit. Wanwei’s GSP certificate will expire on April 3, 2008 and its pharmaceutical distribution permit will expire on February 2, 2010. Although we do not believe that Wanwei will be unable to obtain renewals of its GSP certificate and pharmaceutical distribution permit in the future, its ability to do so is primarily outside of its or our control. Any failure by Wanwei to obtain renewals of its GSP certificate or pharmaceutical distribution permit may have a material adverse effect on its operations by restricting its ability to carry out its pharmaceutical distribution business, among other things.
Price control regulations may decrease our profitability.
     The prices of certain medicines Wanwei distributes, including those listed in the Chinese government’s catalogue of medications that are reimbursable under China’s social insurance program, are subject to control by the relevant state or provincial price administration authorities. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot historically exceed the price ceiling imposed by applicable government price control regulations. Although, as a general matter, government price control regulations have resulted in drug prices tending to decline over time, there has been no predictable pattern for such decreases.
     Revenues from products distributed by Wanwei that are subject to price controls accounted for a total of approximately 73% and 66% of Wanwei’s total revenues in the years ended December 31, 2003 and 2004. Hence, the prices of these medicines could not be increased at Wanwei’s discretion above the price ceiling without prior government approval. It is uncertain whether Wanwei will be able to obtain necessary approvals to increase the prices of these medicines. This could affect Wanwei’s ability to maximize its profits or to profitably sell these products.
The bidding process with respect to the purchase of pharmaceutical products may lead to reduced revenue.
     Chinese regulations require non-profit medical organizations established in China to implement bidding procedures for the purchase of drugs. It is intended that the implementation of a bidding purchase system will be extended gradually and will cover, among other drugs, those consumed in large volume and commonly used for clinical uses. Pharmaceutical wholesalers must have the due authorization of the pharmaceutical manufacturers for the purpose of participating in the bidding process. If, for the purpose of reducing the bidding price, pharmaceutical manufacturers participate in the bidding process on their own and enter into purchase and sales contracts with medical organizations directly without authorizing a pharmaceutical distributor, the revenue of Wanwei or any other subsidiaries that we may acquire in the future, whose main business is pharmaceutical distribution, may be adversely affected.
     Even though Wanwei has established long-term business relationships with many medical organizations, if a pharmaceutical manufacturer whose products we do not distribute is awarded a contract under the bidding process, the medical organization that initiated the bidding process will be restricted under its agreement with the winning bidder from purchasing similar products from Wanwei.
If the medicines Wanwei distributes are replaced by other medicines or removed from China’s social insurance catalogue in the future, Wanwei’s revenue may suffer.
     Under Chinese regulations, patients purchasing medicines listed by China’s state and/or provincial governments in the catalogue of medicines that are covered by social insurance, or the Insurance Catalogue, may be, in part or in whole, reimbursed by a social medicine fund. Accordingly, pharmaceutical distributors prefer to engage in the distribution of medicines listed in the Insurance Catalogue. Currently, the main products that Wanwei distributes are listed in the Insurance Catalogue. The content of the Insurance Catalogue is subject to change by the Ministry of Labor and Social Security of China, and new medicines may be added to the Insurance Catalogue by provincial level authorities as part of their limited ability to change certain medicines listed in the Insurance Catalogue. If the medicines Wanwei distributes are replaced by other medicines or removed from this insurance catalogue in the future, Wanwei’s revenue may suffer.
Risks Relating to Our Common Stock
Sales of substantial amounts of our common stock in the public market could depress the market price of our common stock.
     Our common stock is currently quoted on the Pink Sheets, which is a limited and illiquid market. If our stockholders sell substantial amounts of common stock in the public market, including common stock issuable upon the exercise of outstanding warrants and options, or the market perceives that such sales may occur, the market price of our common stock could fall and we may be unable to sell our common stock in the future. We had 17,680,916 shares of common stock outstanding as of July 1, 2005. Approximately 7,807,509 million of these shares are held by Abacus, who may be deemed to be our affiliate and would be subject to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Sales of substantial amounts of our common stock over limited time periods would likely materially decrease the market price of our common stock.
     After this offering, we will have outstanding 17,680,916 shares of common stock based on the number of shares outstanding as of July 1, 2005. This includes the 8,501,052 shares that are being registered under this registration statement, which, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may be resold in the public market immediately. The remaining 9,179,864 shares, or approximately 52% of our outstanding shares after this offering, are currently, and will be as of 90 and 180 days after the date of this prospectus, restricted securities within the meaning of Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below. As of July 1, 2005, 606,504 shares were freely tradable and 17,074,412 shares were eligible for resale under Rule 144, subject to volume limitations and the other provisions of Rule 144. We are also registering under this registration statement for reserve by the selling stockholders 573,913 shares issuable upon the exercise of warrants.
If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing corporate decisions, such as significant corporate transactions and the election and replacement or removal of directors and management, and may also result in conflicts of interest that could cause our stock price to decline.
     As of July 1, 2005, Abacus beneficially owned or controlled approximately 44.82% of our outstanding shares of common stock. If Abacus were to act on its own, it likely could control the outcome of corporate actions requiring stockholder approval, including the election, replacement or removal of directors, any merger, consolidation or sale of all or substantially all of our assets, or any other significant corporate transactions, and by virtue of its ability to control the board of directors could control and influence management composition. Abacus may have different interests than other stockholders. For example, Abacus could act to delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders, could prevent or frustrate attempts to replace or remove current management, or Abacus could pursue strategies that are different from the wishes of other investors. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.
Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.
     The market price of our common stock may fluctuate substantially due to a variety of factors, including:
•	announcements concerning our competitors or the pharmaceutical distribution industry in general;

•	rate of sales and customer acceptance;

•	changing factors related to doing business in China;

•	interruption of supply or changes in our agreements with manufacturers or distributors;

•	new regulatory pronouncements and changes in regulatory guidelines and timing of regulatory approvals;

•	general and industry-specific economic conditions;

•	additions to or departures of our key personnel;

•	variations in our quarterly financial and operating results;

•	changes in market valuations of other companies that operate in our business segments or in our industry;

•	lack of adequate trading liquidity;

•	announcements about our business partners;

•	changes in accounting principles; and

•	general market conditions.
     The market prices of the securities of early-stage companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. For example, the high and low prices for our common stock as reported on the Pink Sheets during the period from August 19, 2004 through August 19, 2005 have been $3.15 and $1.60, respectively. The average daily volume of our common stock over the period from July 25, 2005 through August 19, 2005 has been 7,175 shares. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our financial condition and results of operations.

As a stock quoted on the Pink Sheets, our common stock, which is deemed to be “penny stock,” currently has limited liquidity.
     Holders of shares of our common stock, which are quoted on the Pink Sheets, may find that the liquidity of our common stock is impaired as compared with the liquidity of securities listed on Nasdaq or one of the national or regional exchanges in the United States. This impairment of liquidity may result from reduced coverage of us by security analysts and news media and lower prices for our common stock than may otherwise be attained. In addition, our common stock is deemed to be “penny stock,” as that term is defined in rules under the Exchange Act. Penny stocks generally are equity securities that are not registered on certain national securities exchanges or quoted by Nasdaq and have a price per share of less than $5.00. Penny stock may be difficult for investors to resell. Federal rules and regulations impose additional sales practice requirements on broker-dealers who sell the stock to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and obtain the purchaser’s written consent to the transaction prior to the sale. Prior to the sale, broker-dealers must also deliver to the potential purchaser a disclosure schedule prescribed by the SEC, describing the penny stock market and disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, broker-dealers must deliver to penny stock investors monthly statements disclosing recent price information for penny stocks held in the account and information on the limited market in penny stocks. These additional requirements restrict the ability of broker-dealers to sell our common stock and make it more difficult for investors to dispose of our common stock in the secondary market and may also adversely affect the price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements herein include, among others, statements relating to:
•	our business strategy, including our proposed acquisition of Wanwei and the acquisition of other complementary businesses or integration of acquired businesses and any projections, financial or otherwise, relating to these proposed acquisitions;

•	our distribution arrangement with Cytokine PharmaSciences, Inc. and our potential acquisition of a majority interest in Shanghai Rongheng Pharmaceutical Company Limited, or Rongheng;

•	our ability to compete successfully against new and existing competitors, to leverage our marketing capabilities with any future distribution capabilities or to obtain an increased market share in the Chinese pharmaceutical marketing and distribution markets;

•	our ability to obtain or renew any GSP certificate or any pharmaceutical distributor permit to conduct business as a pharmaceutical distributor or to maintain this certificate or permit;

•	our future financial and operating results;

•	the dependence of our future success on obtaining additional promotional and market research agreements and licensing rights for China and on acquiring additional distribution companies;

•	our ability to fund our current level of operations through our cash and cash equivalents;

•	our cash and cash equivalents investments;

•	our anticipated use of cash resources;

•	projections and trends relating to cost of services;

•	our capital requirements and the possible impact on us if we are unable to satisfy these requirements;

•	our ability to attract or retain key personnel;

•	our ability to expand our product offerings;

•	the projected level of our contributions to China’s social insurance funds;

•	statements under the caption “Risk Factors” and other statements regarding matters not of historical fact.
     The words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve known and unknown risks, uncertainties and achievements, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and projections of the future about which we cannot be certain. Many factors affect our ability to achieve our objectives, including:
•	delays in acquiring or our inability to acquire Wanwei;

•	delays in entering into, or our inability to enter into definitive documents to acquire a majority interest in Rongheng;

•	difficulties in acquiring complementary businesses or in integrating acquired businesses;

•	delays in product introduction and marketing or interruptions in supply;

•	a decrease in business from Wanwei;

•	our inability to compete successfully against new and existing competitors or to leverage our marketing capabilities with any future acquired distribution capabilities;

•	adverse economic, political or social conditions in China;

•	our inability to obtain or renew our GSP certificate or our pharmaceutical distributor permit to conduct business as a pharmaceutical distributor or to maintain this certificate and permit;

•	our inability to manage our growth effectively;

•	our inability to attract and retain key personnel;

•	our inability to effectively market our services or obtain and maintain arrangements with manufacturers and distributors; and

•	a slowdown in the Chinese economy.
     In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. In addition, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. We may not update these forward-looking statements, even though our situation may change in the future.

USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
DILUTION
     Because the selling stockholders are offering for sale shares of our common stock previously acquired and therefore already outstanding, the sale by the selling stockholders of their shares of our common stock pursuant to this prospectus will not result in any dilution to our stockholders.
MARKET PRICE OF COMMON STOCK AND
RELATED EQUITY HOLDER MATTERS
     Our common stock is quoted on the Pink Sheets. The following table shows the high and low closing sales prices of our common stock on the Pink Sheets for each of the first two quarters of the fiscal year ending December 31, 2005, for each quarter of the fiscal year ended December 31, 2004 and for each quarter of the fiscal year ended December 31, 2003. The quotations from the Pink Sheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

	Pink Sheets
	High	Low
2005
Second quarter, ended June 30, 2005	$2.50	$1.60
First quarter, ended March 31, 2005	2.90	2.00

2004:
Fourth quarter, ended December 31, 2004	3.15	2.25
Third quarter, ended September, 2004	3.50	2.50
Second quarter, ended June 30, 2004	4.00	3.00
First quarter, ended March 31, 2004	1.50	1.45

2003:
Fourth quarter, ended December 31, 2003	1.60	0.07
Third quarter, ended September 30, 2003	0.12	0.07
Second quarter, ended June 30, 2003	0.09	0.05
First quarter, ended March 31, 2003	0.07	0.06
     In November 2003, we announced our agreement to merge Just Great Coffee, Inc. with and into us and our agreement to acquire a 100% equity interest in BMP China from Abacus. In January 2004, we completed our merger with Just Great Coffee, Inc., and in February 2004, we completed our acquisition of BMP China.
DIVIDEND POLICY
     We have never declared any cash dividends and do not anticipate paying cash dividends in the near future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our results of operations, financial condition, contractual restrictions and other factors that our board of directors considers relevant. We are under no contractual obligations or restrictions to declare or pay dividends to our stockholders. However, because our cash flow is dependent on dividend distributions from BMP China and other subsidiaries that we may acquire in China, we may be restricted from distributing dividends to our stockholders in the future if at the time we are unable to obtain sufficient dividend distributions from BMP China and our future subsidiaries. Various factors may limit the ability of BMP China and our future subsidiaries to distribute dividends to us, including the obligations of BMP China and our future subsidiaries under the laws of China to maintain and continuously fund certain government-mandated reserve accounts, as well as differences between generally accepted accounting principles in the United States and China.

SELECTED FINANCIAL DATA
     The following tables summarize the financial data with respect to the Company for the six months ended June 30, 2004 and 2005 and the fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004. We derived the financial data for the fiscal years ended December 31, 2001, 2002, 2003 and 2004 from the Company’s audited financial statements, which are included in this prospectus. We derived the financial data for the fiscal year ended December 31, 2000 and the six months ended June 30, 2004 and 2005 from the Company’s unaudited financial statements, which also are included in this prospectus. These tables do not include financial data with respect to Wanwei. Our unaudited consolidated financial statements include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for any future period. The summary financial data appearing in this section should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations section and the financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended					Six Months Ended
	December 31,					June 30,
	2000	2001	2002	2003	2004	2004	2005
Statement of Operations Data:
Net revenues	$1,093,646	993,140	$1,008,905	$933,025	$209,304	$97,242	$100,753
Cost of Services	478,154	607,284	798,713	664,813	317,777	128,160	698,559

Gross Margin	615,492	385,856	210,192	268,212	(108,473)	(30,918)	(597,806)
Operating expenses:
Sales and marketing expenses	46,885	29,999	69,142	36,098	63,334	7,278	21,195
General and administrative expenses	367,080	394,666	251,665	217,524	2,201,009	512,611	1,968,301
Bad Debt Expenses	—	—	58,998	6,590	—	—	11,381

Total operating expenses	413,935	423,265	379,805	260,212	2,264,343	519,889	2,000,877

Income (loss) from operations	201,557	(37,409)	(169,613)	8,000	(2,372,816)	(550,807)	(2,598,683)
Interest income (expense), net	(12,481)	2,331	(8,380)	(496)	71,197	19,569	64,634
Other expenses	—	—	—	—	—	—	11,193
Provision for income taxes	(3,354)	—	(3,924)	(2,178)	—	—	(15,000)

Net income (loss) applicable to common stockholders	$185,722	$(35,078)	$(181,917)	$5,326	$(2,301,619)	(531,238)	(2,560,242)

Basic and diluted net income (loss) per common share	$0.02	$(0.00)	$(0.02)	$0.00	$(0.16)	$(0.04)	$(0.14)

Weighted average diluted common shares outstanding*	7,807,509	7,807,509	7,807,509	7,807,509	14,742,822	14,585,768	17,680,916

*	The number of weighted average shares for the years ended December 31, 2000, 2001, 2002 and 2003 equate to the number of shares issued to Abacus upon the Company’s acquisition of BMP China, which was wholly-owned by Abacus.

	Year Ended					Six Months Ended
	December 31,					June 30,
	2000	2001	2002	2003	2004	2004	2005
Balance Sheet Data:
Cash and cash equivalents	$50,006	$95,138	$89,130	$56,280	$6,267,672	$8,510,376	$4,553,696
Total assets	678,387	189,374	123,544	104,599	7,552,936	8,681,729	5,814,675
Total liabilities	724,640	40,882	156,969	132,698	795,235	223,076	1,417,676
Total stockholders’ equity (deficit)	(46,253)	148,492	(33,425)	(28,099)	6,757,701	8,458,653	4,396,999

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.
Overview
     Beijing Med-Pharm Corporation, a Delaware corporation, is a pharmaceutical marketing company based in China. Our corporate headquarters are in suburban Philadelphia and our Chinese operations are based in Beijing. In addition, we have satellite sales offices throughout China. We were incorporated in the State of Delaware in November 2003 as a wholly-owned subsidiary of Just Great Coffee, Inc., a New Jersey corporation to develop and finance the growth of a Chinese pharmaceutical marketing and promotion company. In January 2004, Just Great Coffee, Inc. merged with and into us and we were the surviving corporation. BMP China was incorporated in China in May 1994. In December 2001, Abacus Investments Ltd. acquired a 100% equity interest in BMP China. In February 2004, we acquired all of the equity interests of BMP China from Abacus in exchange for our issuance to Abacus of 7,807,509 shares of our common stock, which represented approximately 90% of our common stock at the time of the exchange. As a result of this exchange, BMP China became our wholly-owned subsidiary in Beijing, the capital city of China.
     Since we acquired BMP China in February 2004, we have funded our operations primarily through the issuance of shares of our common stock. In March 2004, we completed a private placement of 8,695,652 shares of our common stock at a price of $1.15 per share, which yielded gross proceeds to us of approximately $10.0 million and net proceeds to us of approximately $8.8 million. Our cash resources have primarily been devoted to payment of salaries and wages for our employees, professional fees, fees related to sales and promotion of our current products and the down payment relating to our acquisition of Wanwei.
     We have an operating history of approximately ten years, dating from the formation of BMP China in 1994. We have historically been a pharmaceutical marketing and product registration company of domestic and foreign pharmaceutical products and devices for the Chinese market. Our current services, which we offer to foreign and domestic pharmaceutical manufacturers in China through BMP China, focus primarily on market development. These services include:
•	pre-market entry analysis;

•	clinical trial management;

•	product registration;

•	market research; and

•	pharmaceutical marketing to physicians, hospitals and other healthcare providers.
     On December 15, 2004, the Company entered into a share transfer and debt restructuring agreement with Beijing Wanhui Pharmaceutical Group, or Wanhui Group, an 80% equity holder of Beijing Wanwei Pharmaceutical Co., Ltd., or Wanwei, and a share transfer agreement with Wen Xin, the holder of the remaining 20% equity interest in Wanwei. Under the agreements, the Company will acquire all of the outstanding equity interests of Wanwei. Upon the completion of the Wanwei acquisition, which is subject, among other things, to approval by the relevant governmental authorities in China of the respective acquisition agreements, we will acquire the necessary pharmaceutical distribution permit and GSP to enable us to operate as an authorized distributor of pharmaceutical products throughout China. Wanwei’s revenues for the year ended December 31, 2004 were $16,651,813 and Wanwei’s operating expenses incurred and accrued for the same period were $17,022,242.

We anticipate that upon completion of the Wanwei acquisition, both our revenues and expenses will grow to levels consistent with Wanwei’s historical revenues and expenses for the same period. We expect the offering by the selling stockholders of shares in accordance with the plan of distribution contained in this prospectus to be consummated regardless of whether we complete the Wanwei acquisition.
     We believe that a significant opportunity exists to obtain an increased market share in the Chinese pharmaceutical marketing and distribution markets by offering a distribution chain solution that combines our existing market development services with market fulfillment services. We believe that the Wanwei acquisition is an important step in the implementation of this solution.
     Historically, we have generated a majority of our revenues from commissions related to sales of Glurenorm, a product manufactured by Wanhui Shuanghe under a license from Boehringer Ingelheim. In 2003, these commissions represented 88% of our total revenue. In March 2004, we and Wanhui Shuanghe terminated the agreement under which we marketed Glurenorm for Wanhui Shuanghe due to several factors, including the maturation of Glurenorm in its pharmaceutical product life cycle, Wanhui Shuanghe’s desire to reduce our commissions from sales of Glurenorm, our desire to shift our sales efforts to new potentially higher growth pharmaceutical products, and our inability to meet certain sales targets specified in our agreement with Wanhui Shuanghe. Following the termination of our agreement with Wanhui Shuanghe, we commenced marketing four new products: Septocoll E, Fem 7, Shuganyiyang and Carvidol. In addition, we have been marketing Septopal 30 since December 2002. Our future revenues from these products, however, may not be sufficient to replace the lost revenues related to Glurenorm.
     Some of our revenues are generated from fixed cost contracts. Under fixed cost contracts, we perform specific tasks for a fixed price. In 2004 and 2003, fixed priced contracts accounted for 9.5% and 1.3% of total revenues, respectively. Fixed cost contracts accounted for 11.9% of total revenues for the six months ended June 30, 2005.
     The prices of certain medicines that Wanwei distributes or that we market and promote, including those listed in the Chinese government’s Insurance Catalogue, which are reimbursable under China’s social insurance program, are subject to control by the relevant state or provincial price administration authorities. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed by applicable government price control regulations. Although, as a general matter, government price control regulations have resulted in drug prices tending to decline over time, there has been no predictable pattern for such decreases.
     Since our inception, we have generated significant losses. As of June 30, 2005, we had an accumulated deficit of approximately $6.0 million. Our expenses in 2005 related primarily to marketing activities associated with the introduction of the four new products referenced above, the hiring of several key officers and other personnel, and professional fees associated with preparation and filing of the company’s registration Statement on Form S-1, as amended and related matters.
     Our future success will depend upon obtaining additional promotional and market research agreements and licensing rights for China, as well as acquiring additional distribution companies currently operating throughout China. During 2004, we have pursued a strategy of broadening our range of promoted products and we are currently actively reviewing for license various branded pharmaceutical products and products in development from western pharmaceutical companies for marketing and distribution in China.
     On August 19, 2005, the Company restated its financial statements as of and for the period ended December 31, 2004 principally to correct a $51,000 overstatement of revenue. As a result of the restatement, revenues reported for the fiscal year ended December 31, 2004 have been reduced from $260,000 to $209,000. The overstatement resulted from the erroneous recording of an advance payment from a distributor as revenue in the first quarter of 2004. Financial information as of and for the period ended December 31, 2004 and related comparable information included in this report give effect to this restatement. See Note 2 to the Financial Statements, which are included in this prospectus.

Liquidity and Capital Resources
     As of June 30, 2005, we had cash and cash equivalents of approximately $4.6 million. Our cash and cash equivalents are highly liquid investments with a maturity of three months or less at the time of purchase and are primarily invested in short-term money market instruments and investments. However, we do not anticipate any losses with respect to such cash balances because the balances are invested in highly-rated securities.
     As noted in more detail above, since we acquired BMP China in February 2004, we have funded our operations primarily through the issuance of shares of our common stock.
     We currently plan to use our cash resources to fund:
•	our operating expenses and general working capital;

•	the marketing of our current and future products;

•	our pursuit of internal growth and strategic acquisitions;

•	our integration of Wanwei and BMP China; and

•	the expenses necessary to maintain our status as a reporting company under the Exchange Act and to periodically update the information in our registration statement on Form S-1 as amended.
     On December 15, 2004, the Company entered into a share transfer and debt restructuring agreement with Wanhui Group, an 80% equity holder of Wanwei and a share transfer agreement with Wen Xin, the holder of the remaining 20% equity interest in Wanwei. Under the agreements, the Company will acquire all of the outstanding equity interests of Wanwei. Under the share transfer and debt restructuring agreement, the Company will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229 at the time of the advance; $1,849,568 as of August 26, 2005) of the RMB 37,419,020 ($4,508,315 at the time of the advance; $4,613,936 as of August 26, 2005) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,419,020 ($3,544,460 at the time of the advance; $3,627,499 as of August 26, 2005). Of the RMB 15,000,000 obligated to be repaid to Wanhui Group in connection with the transaction, the Company will pay RMB 8,000,000 ($963,855 at the time of the advance; $986,436 as of August 26, 2005) and Wanwei has paid the remaining loan balance of RMB 7,000,000 ($843,373 at the time of the advance; $863,132 as of August 26) to Wanhui Group. Wanwei has also entered into an entrusted loan agreement with China International Trust and Industrial Bank and the Company under which it has obtained a loan of RMB 7,000,000 from the Company. The term of the entrusted loan agreement is nine months at 5.2% interest per annum, paid quarterly. In the event the transaction does not close, Wanwei is obligated to immediately repay the loan to the Company, and Wanhui Group has guaranteed such repayment obligation. Under the share transfer agreement with Wen Xin, the Company will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00.
     In December 2004, the Company advanced RMB 9,400,000 ($1,132,530 at the time of the advance; $1,159,062 as of August 26, 2005) to Wanwei. Of that amount, RMB 7,000,000 represented the Company’s entrusted loan to Wanwei (which amount was provided to Wanwei in respect of Wanwei’s repayment of the RMB 7,000,000 loan balance that Wanwei was obligated to pay to Wanhui Group). The other RMB 2,400,000 to Wanwei constitutes an advance payment against the Company’s remaining RMB 8,000,000 obligation to Wanhui Group.
     To date, we have had negative cash flows from operations.
     Net cash used in operating activities was $1,709,000 for the six months ended June 30, 2005 and principally reflected our net loss of $2,560,000, partially offset by $216,000 in non-cash charges including stock-based compensation expense of $200,000. In addition, we generated $635,000 of operating cash as a result of changes in certain of our operating assets and liabilities during the year.

     We anticipate that our available cash and cash equivalents will be sufficient to fund our current level of operations for at least the next 12 months. Our future capital requirements will depend on many factors, including those factors described in the “Risk Factors” section of this prospectus as well as our ability to maintain our existing cost structure and return on sales, fund obligations for additional capital that will occur on the closing of the Wanwei acquisition and execute our business and strategic plans as currently conceived.
     Our capital requirements are likely to increase, particularly as we pursue internal growth, add personnel, fund inventory purchases and support increased levels of accounts receivables prior to receiving collections from our customers. To support our internal growth and acquisitions, it is our expectation that we will be adding financial, marketing, product and medical managers over the next 12 months. The total cost of internal growth may require up to $7.0 million over the next 24 months. In addition, we expect that fixed assets and capital expenditures may require up to $2.0 million in the next 12 months. Milestone payments, which may be part of product licensing agreements, may also require us to expend up to $6.0 million during the next 12 to 18 months. An additional $1.5 million may be expended to perform market and clinical research prior to being able to sell newly licensed products. We expect to continue to pursue strategic acquisitions in the near term and this may require an additional $3.0 million for distributor acquisitions over the next 24 months. This estimate is based upon our ongoing review of potential acquisition candidates and our experience to date with Wanwei. While we are currently evaluating acquisition opportunities, we have entered into a letter of intent or reached a similar stage with respect to any potential acquisition. We expect to expend an additional $500,000 to register with the SEC as an Exchange Act reporting company and maintain that status. As a result of our continuing capital needs, we will most likely require additional funds, and we may attempt to raise additional funds through public or private equity offerings, debt financings or from other sources. If we are not able to raise additional capital through fund raising activities we could be forced to curtail some of the currently anticipated expenditures in the above mentioned areas. Should we be forced to do this it could have an impact on our anticipated future growth.
Critical Accounting Estimates
     The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets or liabilities as of the dates of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and various other factors and assumptions that we believe to be reasonable under the circumstances
     We believe that our most significant estimates and assumptions used in the preparation of our financial statements are as follows:
Revenue Recognition
     We recognize revenue, net of returns, in the form of commissions on products delivered by the distribution provider at the time of delivery, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Under the terms of these agreements revenues are generally receivable from manufacturers within 45 days of delivery. We estimate the reserve for product returns at the time revenue is recognized based on various market data, historical trends, and information from customers.
Accounts Receivable and Bad Debts
     Accounts receivable are stated as the amount management expects to collect from outstanding balances. We perform ongoing credit evaluations of our customers and generally require no collateral to secure accounts receivable. We maintain an allowance for potentially uncollectible accounts receivable based on our assessment of the collectibility of accounts receivable. This assessment is based upon specific identification of customer accounts and our best estimate of potential loss. We evaluate the adequacy of our allowance for doubtful accounts at least quarterly. If the financial condition of our customers were to weaken, additional allowances may be required. Moreover, if our allowance for doubtful accounts is understated, we will be required to take additional charges in future periods.

Contract Allowance
     We have entered into market promotion and distribution agreements with Xiamen International Economic and Trade Company (Xiamen) and pharmaceutical manufacturers for the marketing and promotion of certain products. These agreements stipulate the Company is financially responsible for products that have been ordered by Xiamen at our request. We evaluate the adequacy of our contract allowance at least quarterly and assess the projected sales requirements for each product and the current inventory at Xiamen. If our estimate of sales requirements are too high, our contract allowance will likely be understated and we may be compelled to record additional charges in subsequent periods. In this regards, during the three months ended June 30, 2005 the Company determined that a $459,000 allowance was required to reflect the shortfall of projected sales against inventory prior to expiration.
Deferred Taxes
     Income taxes are accounted for under the Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided for deferred tax assets where the recoverability of the assets is uncertain. Specifically, the determination to provide a valuation allowance is dependent upon our assessment of whether it is more-likely-than-not that sufficient future taxable income will be generated in the relevant tax jurisdiction to utilize the deferred tax asset. We review our internal sales forecasts and pre-tax earnings estimates to make our assessment regarding the utilization of deferred tax assets. In the event we determine that future taxable income likely will not be sufficient to utilize the deferred tax asset, we will record a valuation allowance. If that assessment were to change, we would record a benefit on the consolidated statement of earnings.
Results from Operations
Three Months Ended June 30, 2005 compared to Three Months Ended June30, 2004
Net Revenue:
     Net revenue was $44,000 during the three months ended June 30, 2005, as compared to $15,000 during the three months ended June 30, 2004. In 2004, we experienced longer than expected periods of product introduction and delays in marketing products. As a result, we recognized revenue from sales of only one of the products currently in our product portfolio. We recognized revenues from four products during the three months ended June 30, 2005.
Cost of Services:
     Cost of services was $590,000 during the three months ended June 30, 2005, as compared to $73,000 during the three months ended June 30, 2004. This increase is primarily attributable to a contract allowance of $459,000 we recorded with respect to products that we believe will not be sold prior to their expiration. Our other cost of services components are direct expenses that consist primarily of expenses associated with clinical and regulatory services, market promotion and patient education, as well as sales personnel salaries and benefits. The remaining increase in cost of services for 2005 reflected increased sales and marketing efforts for new products. We anticipate that our cost of services will continue to increase as a result of our promotion efforts related to the current products we market and any additional products we acquire in the future.
Sales and Marketing:
     Sales and marketing expenses were $11,000 during the three months ended June 30, 2005 as compared to $300 during the three months ended June 30, 2004. The increase is the result of market research and new product development activities.

General and Administrative Expenses:
     Our general and administrative expenses consist primarily of salaries and other related costs for our officers and other personnel in finance, human resources and general administration. General and administrative expenses were $1,111,000 during the three months ended June 30, 2005 as compared to $414,000 during the three months ended June 30, 2004. Our general and administrative expenses increased significantly in 2005 primarily as a result of establishing our U.S. corporate headquarters and fees related to the S-1 registration statement. Fees for professional services, including legal, accounting and consulting fees increased by $418,000 over 2004. Our hiring in 2004 and 2005 of several key officers and other personnel, such as the chief financial officer, a corporate controller and human resources manager increased general and administrative compensation by $83,000. Increased travel and entertainment resulted in a $44,000 increase for 2005 over 2004. We expect to significantly increase our general and administrative expenses as we continue to grow both internally and through any strategic acquisitions of products or distributors.
Interest Income:
     Our interest income primarily consists of income earned on our cash and cash equivalents. During March 2004, we completed a private placement of shares of our common stock to investors in the amount of $8,800,000, net of issuance costs. We received interest income of $43,000 during the three months ended June 30, 2005 and $23,000 in the same period of 2004.
Six Months Ended June 30, 2005 Compared to Six Months ended June 30, 2004
Net Revenue:
     Net revenue was relatively unchanged with a small $2,000 increase for the six months ended June 30, 2005, as compared the six months ended June 30, 2004. For the six months ended June 30, 2005, we recognized revenue on four products for which we provide promotional services as well as $12,000 from registration services. For the six months ended June 30, 2004, we recognized revenue on only one of our current products in addition to Glurenorm. Sales from our four new products were delayed in 2004 as we experienced longer than expected periods of product introduction and delays in marketing these products. As a result of these delays, we were able to recognize revenue from sales of only one of the products currently in our product portfolio during the first six months of 2004. For example, the new local manufacturer of Shuganyiyang did not receive the necessary production license to manufacture Shuganyiyang in Shanghai until the third quarter of 2003. In addition, the manufacturer of Fem 7 had not yet supplied the distributor with Fem 7 inventory due to a delay in production relating to China-specific product packaging requirements. We were unable to achieve any revenues in 2004 due to this delay. However, the distributor began to receive supplies of Fem 7 inventory from the manufacturer in the first quarter of 2005.
Cost of Services:
     Cost of services was $699,000 during the six months ended June 30, 2005 as compared with $128,000 during the six months ended June 30, 2004. This increase is primarily attributable to a contract allowance of $459,000 we recorded during 2005 with respect to products that we believe may not be sold prior to their expiration. Salaries and commissions for sales staff have increased by $85,000 for the six months ended June 30, 2005 as a result of increased sales staff and managers hired in 2004 and 2005. We anticipate that our cost of services will continue to increase as a result of our promotion efforts related to the current products we market and any additional products we acquire in the future.
Sales and Marketing Expenses:
     Sales and marketing expenses were $21,000 for the six months ended June 30, 2005 as compared with $7,000 for the six months ended June 30, 2004. The increase was the result of increased market research and new product development activities occurring during 2005.

General and Administrative Expenses:
     General and administrative expenses were $1,979,000 during the six months ended June 30, 2005 as compared to $513,000 during the six months ended June 30, 2004. Our general and administrative compensation expenses, increased by $259,000 for the six months ended June 30, 2005 primarily because of our hiring in 2004 and 2005 of several key officers and other personnel, such as the Chief Financial Officer, corporate controller and China controller, and human resources manager. We commenced paying our board members during the second half of 2004 and totaled $85,000 for the six months ended June 30, 2005. In connection with the year end audit, and the preparation and filing of our Registration Statement on Form S-1, we incurred professional fees of $719,000 in 2005. In addition, general and administrative expenses includes stock-based compensation to directors in the amount of $200,000 for the six months ended June 30, 2005 as compared to $103,000 for the same period in 2004. We expect to significantly increase our general and administrative expenses as we continue to grow both internally and through any strategic acquisitions of products or distributors.
Interest Income:
     Our interest income primarily consists of income earned on our cash and cash equivalents. During March 2004, we completed a private placement of shares of our common stock to investors in the amount of $8,800,000, net of issuance costs, of which $4.6 million in cash and cash equivalents remained as of June 30, 2005. We received interest income, net of interest expense of $64,000 during the six months ended June 30, 2005 and $27,000 in 2004.
Other Expenses:
     For the six months ended June 30, 2005, we recorded $11,000 of expenses related to the disposal of fixed assets and the writeoff of leasehold improvements.
Year Ended December 31, 2004 Compared to Year ended December 31, 2003
Net Revenue:
     Net revenue was approximately $209,000 during the year ended December 31, 2004, as compared with approximately $933,000 during the year ended December 31, 2003. This decrease was due primarily to the decrease in revenues from sales of Glurenorm, a product that accounted for 88% of our revenues in 2003, and only 15% in 2004. There was also a corresponding decrease in direct costs related to promotion and marketing of products to doctors, hospitals and other health care professionals. We were unable to offset the loss of Glurenorm with sales from our four new products, Septocoll E, Fem 7, Shuganyiyang and Carvidol, because we have experienced, and are continuing to experience, longer than expected periods of product introduction and delays in marketing these products. As a result of these delays, we were able to recognize revenue from sales of only one of the products currently in our product portfolio from April 2004 through July 2004 and, during the remainder of 2004, the availability of all such products was limited. For example, the new local manufacturer of Shuganyiyang did not receive the necessary production license to manufacture Shuganyiyang in Shanghai until the third quarter of 2003. In addition, the manufacturer of Fem 7 had not yet supplied the distributor with Fem 7 inventory due to a delay in production relating to China-specific product packaging requirements. We were unable to achieve any revenues in 2004 due to this delay. However, the distributor began to receive supplies of Fem 7 inventory from the manufacturer in the first quarter of 2005. Finally, while we are currently able to sell Septocoll E, until we complete a mandatory hospital-based clinical trial for this product, we will not be able to maximize sales of this drug. This clinical trial has commenced and we anticipate its completion during the second half of 2005.
Cost of Services:
     Cost of services were $318,000 during the year ended December 31, 2004 as compared with $665,000 during the year ended December 31, 2003. Our cost of services are direct expenses which consist primarily of expenses associated with clinical and regulatory services, market promotion and patient education, as well as sales personnel salaries and commissions. We expect to significantly increase our cost of services as we increase our promotion efforts related to the current products we market as well as any additional products we acquire in the future. Our cost of services decreased in 2004 primarily due to:
•	the reduction in sales and marketing expenses (including sales commissions) associated with the loss of Glurenorm; and

•	delays in incurring marketing expenses associated with the marketing launches of Septocoll E, Fem 7, Shuganyiyang and Carvidol.
Sales and Marketing Expenses:
     Sales and marketing expenses were $63,000 during the year ended December 31, 2004, as compared with $36,000 during the year ended December 31, 2003. The increase was primarily the result of increased number of internal sales meetings and increased local sales office rent.
General and Administrative Expenses:
     General and administrative expenses were $2,201,000 during the year ended December 31, 2004 as compared to $218,000 during the year ended December 31, 2003. Our general and administrative expenses consist primarily of salaries and other related costs for our officers and other personnel in finance, human resources and general administration. Other significant costs include facilities costs and legal, accounting and other professional and consulting fees. We expect to significantly increase our general and administrative expenses as we continue to grow both internally and through any strategic acquisitions of products or distributors.
     Our general and administrative expenses increased in 2004 primarily because of our hiring in 2004 of several key officers and other personnel, such as a controller, marketing director and manager and human resources manager, as well as increased legal, accounting and other professional and consulting fees. Included in general and administrative expenses is stock-based compensation to directors in the amount of $296,000.
Interest Income:
     Our interest income is primarily composed of income earned on our cash and cash equivalents. During March 2004, we completed a private placement of shares of our common stock to investors in the amount of $8,800,000, net of issuance costs, which is responsible for the approximately $6.3 million in cash and cash equivalents as of December 31, 2004. We received interest income of $78,000 during the year ended December 31, 2004. We did not have significant cash reserves during the year ended December 31, 2003 to generate any interest income during that period.
Income Taxes:
     We have not recorded a deferred tax benefit for our operating loss as it is more likely than not that these benefits will not be realized.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
Net Revenue:
     Net revenue was $933,000 during the year ended December 31, 2003, as compared with $1,009,000 during the year ended December 31, 2002. The decline in net revenue from 2002 to 2003 was primarily attributable to a decrease in revenue from our sales of Glurenorm by $91,000, partially offset by an increase in revenue from our sales of Septopal 30 by $20,000. The drop in sales of Glurenorm is primarily attributable to the maturation of this product in its life cycle and the beginning of our de-emphasis in marketing of this product. We began marketing Septopal 30 in December 2002 and did not begin receiving meaningful revenue from sales of this product until 2003.
Cost of Services:

     Cost of services were $665,000 during the year ended December 31, 2003 as compared with $799,000 during the year ended December 31, 2002. Cost of services decreased approximately $134,000 primarily due to less spending on market promotion of Glurenorm, a reduction in the number of sales personnel and a reduction in the compensation paid to outside sales agents used to assist in marketing Glurenorm.
Sales and Marketing Expenses:
     Sales and marketing expenses were $36,000 during the year ended December 31, 2003 as compared with $69,000 during the year ended December 31, 2002. The reduction was primarily the result of reduced internal national sales meetings and office rent for regional sales offices.
General and Administrative Expenses:
     General and administrative expenses were $218,000 during the year ended December 31, 2003 as compared to $252,000 during the year ended December 31, 2002. General and administrative expenses decreased approximately $87,000 during 2003 due to a reduction in the number of senior management and other administrative personnel.
Income Taxes:
     We have not recorded a deferred tax benefit for our operating loss as it is more likely than not that these benefits will not be realized. Current period taxes have been recorded for amounts payable in the amount of $2,200 during the year ended December 31, 2003 as compared to $3,900 during the year ended December 31, 2002 associated with differences between book and tax accounting differences.
Contractual Obligations
     The following table discloses aggregate information regarding our material contractual commitments and the periods in which payments are due as of December 31, 2004:

			Payments by due period:
		Less			More
		than	1-3	3-5	than
	Total	1 year	years	years	5 years

Operating Lease	$74,100	$68,400	$5,700	—	—
Total	$74,100	$68,400	$5,700	—	—
     The table above reflects only payment obligations that are fixed and determinable. We are also obligated to make certain payments in connection with the Wanwei acquisition as described above in “Liquidity and Capital Resources.”
Off-Balance Sheet Arrangements
     We have entered into market promotion and distribution agreements with Xiamen International Economic and Trade Company (Xiamen) and pharmaceutical manufacturers for the marketing and promotion of certain products. These agreements stipulate the Company is financially responsible for products that have been ordered by Xiamen at our request. We do not record inventory products ordered by Xiamen or the full amount due to Xiamen should the inventory on hand remain unsold. We have established a Contract Allowance that is evaluated at least quarterly and assess the projected sales requirements for each product and the current inventory on hand at Xiamen. During the three months ended June 30, 2005, the Company determined that a $459,000 allowance was required to reflect the shortfall of projected sales against inventory prior to expiration.
Related Party Transactions
     For a description of our related party transactions see “Certain Relationships and Related Transactions.”

Recent Accounting Pronouncements
     In December 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. Our adoption of this accounting pronouncement did not have a material effect on our financial statements.
     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A “variable interest entity” is defined as: (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest; or (b) an entity lacking the investment capital sufficient to fund future activities without the support of a third party. FIN No. 46R establishes standards for determining under what circumstances variable interest entities should be consolidated with their primary beneficiary, including those to which the usual condition for consolidation does not apply. Our adoption of FIN No. 46 has not had a material effect on our financial statements.
     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149: (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in Statement 133; (b) clarifies when a derivative contains a financing component; (c) amends the definition of an underlying to conform it to language used in FIN 45; and (d) amends certain other existing pronouncements. The provisions of this statement are effective for us for contracts entered into or modified after June 30, 2003. Our adoption of SFAS No. 149 has not had a material effect on our financial statements.
     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). Many of the instruments that fall within the scope of SFAS No. 150 were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Our adoption of SFAS No. 150 has not had a material effect on our financial statements.
     In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 “Accounting for Stock-Based Compensation,” to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. Unless 123R is modified, we will be required to comply with the provisions of SFAS No. 123R as of the beginning of our next fiscal year, which is January 1, 2006. We currently do not record compensation expenses related to our stock-based employee compensation plans in our financial statements.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our financial statements.

     In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP FAS 109-2”) The American Jobs Creation Act of 2004 (“AJCA”) provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated (as defined in the AJCA) in either an enterprise’s last tax year that began before the enactment date, or the first tax year that begins during the one-year period beginning on the date of enactment. FSP FAS 109-2 was effective upon its issuance. The adoption of FSP FAS 109-2 is not expected to have a material impact on our financial statements.
     In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154 “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material impact on our financial statements.
Quantitative and Qualitative Disclosures About Market Risk
Foreign Exchange Rate Sensitivity
     We are exposed to cash flow and earnings fluctuations resulting from foreign exchange rate variation because our operations are in China. This exposure arises from the translation of financial statements of our foreign subsidiary, BMP China, from RMB, the functional currency of China, into United States dollars, our functional currency of our parent entity. On July 21, 2005, China increased the value of its currency, the RMB, by 2.1% to RMB 8.11 to the dollar, and announced that its currency, the RMB will no longer be pegged to the US dollar, but will be allowed to float in a band (and, to a limited extent, increase in value) against a basket of foreign currencies. For additional information, see “Risk Factors — Risks Related to Doing Business in China — Fluctuations in the Chinese Renminbi could adversely affect our results of operations.”
Interest Rate Sensitivity
     We invest in high-quality financial instruments, primarily money market funds, federal agency notes, corporate debt securities, bank certificates of deposit, commercial paper and United States treasury notes, which we believe are subject to limited credit risk. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

OUR BUSINESS
Overview
     We are a pharmaceutical marketing company based in China. Our services, which we offer to foreign and domestic pharmaceutical manufacturers in China through BMP China, currently focus primarily on marketing and promotional services, or market development services. These services include:
•	pre-market entry analysis;

•	clinical trial management;

•	product registration;

•	market research; and

•	pharmaceutical marketing to physicians, hospitals and other healthcare providers.
     We currently provide these services with respect to the following five products: Septopal 30, Septocoll E, Fem 7, Shuganyiyang and Carvidol. Our arrangements with the producers of these drugs fall into one of three categories:
•	The producer of the drug appoints us as the exclusive agent for the marketing of the product and appoints a third party as agent for the distribution of the product;

•	The producer of the drug appoints us as the exclusive agent for the marketing and distribution of the product and we subcontract the distribution of the product to a third party; or

•	The producer of the drug appoints us and another party as the co-exclusive agents for the marketing and distribution of the product and we enter into a cooperation agreement with the other party under which we are responsible for marketing the product and the other party is responsible for distribution of the product.
     We charge our clients a fixed contractual fee with respect to the pre-market entry analysis, clinical trial management, product registration and market research services that we offer, and a commission with respect to the pharmaceutical marketing to physicians, hospitals and other healthcare providers.
     We were incorporated in the State of Delaware in November 2003 as a wholly-owned subsidiary of Just Great Coffee, Inc., a New Jersey corporation. In January 2004, Just Great Coffee, Inc. merged with and into us and we were the surviving corporation. BMP China was incorporated in China in May 1994. In December 2001, Abacus acquired a 100% equity interest in BMP China. In February 2004, we acquired all of the equity interests of BMP China from Abacus in exchange for our issuance to Abacus of 7,807,509 shares of our common stock, which represented approximately 90% of our common stock at the time of the exchange. As a result of this exchange, BMP China became our wholly-owned subsidiary.
     BMP China is headquartered in Beijing. Our sales staff in China is located primarily in the following areas:
•	Beijing

•	Guangxi

•	Shanghai

•	Guangzhou

•	Kunming

•	Nanchang

•	Chengdu

•	Nanjing

•	Chongqing

•	Hangzhou

     We also have established relationships with a number of independent dealers in areas of China in which, until recently, we had little or no business presence. These areas of China include:
•	Inner Mongolia

•	Gansu

•	Shanxi

•	Guangxi

•	Liaoning • Henan • Heilongjiang • Hunan

•	Hebei • Jilin • Fujian • Zhejiang
     These independent sales and marketing representatives promote our products on a non-exclusive basis and are paid a commission for their services. We currently are using the services of six of these independent sales and marketing representatives, each of whom works with us as an independent contractor. The terms of our agreements with these independent representatives are typically for one year for a specific product to provide sales and marketing services and support for an specified territory or specific hospitals or other healthcare providers. The independent representatives are responsible for setting up new accounts and achieving minimal sales levels within a given period of time. The independent agents receive payment upon the shipment of their assigned product into their specific territory or region. The agreements provide for a termination clause in the case of bankruptcy or dissolution of either party or if the independent representative fails to achieve agreed upon minimum sales levels.
     On December 15, 2004, we entered into a share transfer and debt restructuring agreement with Wanhui Group and a share transfer agreement with Wen Xin to acquire a 100% equity interest in Wanwei. Upon the completion of the Wanwei acquisition, which is subject, among other things, to approval by the appropriate governmental authorities in China of the respective acquisition agreements, we will acquire the necessary pharmaceutical distribution permit and GSP certificate to enable us to operate as an authorized distributor of pharmaceutical products in China.
Recent Developments
Distribution Agreement with Cytokine PharmaSciences, Inc.
     On August 29, 2005, we entered into a distributorship agreement with Cytokine PharmaSciences, Inc. and its wholly-owned subsidiary, Controlled Therapeutics (Scotland) Limited, referred to in this prospectus collectively as Cytokine. Under this distribution agreement, we will be responsible for the distribution in China of the vaginal inserts product known as “Cervidil”® in the US, Canada, Australia and New Zealand and “Propess®” in most other countries. The arrangement will commence on the date that we receive an officer’s certification from Cytokine certifying, among other things, that any other distribution rights for the product granted by Cytokine with respect to China have been effectively terminated. The agreement requires Cytokine, within 20 days of this commencement, to notify the relevant governmental authorities of China of, among other things, the existence and terms of this agreement.
     In consideration for the grant of exclusive distribution rights under this agreement, we have agreed to pay Cytokine $500,000 within 10 days after we receive a certified copy of Cytokine’s notification to the relevant governmental authorities of China as described above. Following the commencement of the arrangement, we are also obligated to purchase at least 5,000 units of the product in the first year. Thereafter any additional orders we place with Cytokine must be for at least 1,000 units.
     The agreement requires Cytokine to sell to us, and for us to purchase from Cytokine, such quantities to the product as we will require for the marketing and sale of the product in China, subject to certain limitations each quarter based on forecasts provided by us to Cytokine. We are also responsible for using commercially reasonable efforts to promote and market the product in China. As part of the agreement, Cytokine granted to us an exclusive, royalty-free license to the trademarks “Propess®” and “Cervidil®” for use exclusively in connection with the product in China during the term of the agreement.
     The term of the agreement is five years, subject to earlier termination by either party in the event of material breach by the other party of its obligations under agreement, by us in the event that the commencement of the arrangement and the notification of the arrangement to the relevant governmental authorities of China have not occurred by December 31, 2005 and by Cytokine in the event that we do not meet certain minimum annual purchase requirements set forth in the agreement during any two consecutive years. The agreement will automatically renew for two-year terms unless earlier terminated as described above or unless either party gives notice of termination at least six months prior to the beginning of the particular renewal period.
Non-Binding Letter of Intent for the Acquisition of a Majority Interest in Rongheng
     On August 31, 2005, we entered into a non-binding letter of intent with Orient International Holding Shanghai Rongheng International Trading Co., Ltd. or Orient International, and Shanghai CAS Shenglongda Biotech (Group) Co., Ltd., or Shanghai CAS, to purchase a majority interest in Rongheng. Orient International and Shanghai CAS currently own approximately 90% of the equity interests in Rongheng. Rongheng is a pharmaceutical distribution enterprise with operations in Shanghai, China, a municipality of more than 17 million permanent residents. Rongheng was established in 1999 and distributes to over 250 hospitals in Shanghai, which hospitals comprise substantially all of the tier one hospitals in Shanghai. The parties are in the process of preparing definitive documents relating to the proposed acquisition, however no assurance can be provided that the parties will be able to agree on definitive documents for the proposed acquisition or that the proposed acquisition will be completed.
Our Opportunity
     We believe that a significant opportunity exists to obtain an increased market share in the Chinese pharmaceutical marketing and distribution markets by offering a distribution chain solution that combines our existing market development services with market fulfillment services. We believe that the Wanwei acquisition is an important step in the implementation of this solution.
     We believe that the Wanwei acquisition will enable us to differentiate ourselves from many of our competitors in China’s highly fragmented pharmaceutical distribution market by combining the marketing services that we currently offer with Wanwei’s distribution of pharmaceutical products to hospitals and other authorized healthcare providers. Our opportunity to establish a strong presence in China’s pharmaceutical distribution market is largely due to the highly fragmented nature of this market. China’s pharmaceutical distribution market is in an early developmental stage. China acceded to the World Trade Organization on December 11, 2001. The distribution infrastructure in China is fragmented and undercapitalized. According to CCD, China’s pharmaceutical market had approximately 7,800 distributors in August 2004, down from the approximately 16,000 distributors we believe existed in China’s pharmaceutical market in 2002. We believe many of these distributors are small and unprofitable.
     In recent years, the Chinese government has increased its efforts to remove layers from this system, through a more stringent distributor certification process. As part of these efforts, all pharmaceutical wholesale and retail distribution enterprises were required to obtain GSP certification by December 31, 2004. Failure to obtain GSP certification by December 31, 2004 could result in revocation of the non-compliant company’s pharmaceutical distribution qualifications, and we believe the enforcement of this requirement will reduce the number of pharmaceutical distributors in China. According to CCD, as of August 2004, 5,450 distributors passed the GSP certification, 744 distributors failed the GSP certification, and 920 distributors were still completing the GSP certification process.

Our Strategy and Solution
     Our goal is to become the premier distribution chain solution provider for foreign and domestic pharmaceutical companies in China. The key elements of our strategy and solution include the following:
     Expanded distribution chain services. We believe that we are well-positioned to expand our existing client base and introduce new products through the distribution channels we will acquire in the Wanwei acquisition. Upon completion of the Wanwei acquisition, we expect to be able to offer clients an enhanced range of services, including drug importation, drug registration, marketing to the prescribing doctor and distribution to hospitals and other authorized healthcare providers. We also plan to broaden our distribution and other capabilities through a combination of internal growth and other strategic acquisitions. We believe that our established track record of registering and marketing western pharmaceuticals and traditional Chinese medicines will enable us to implement this expansion strategy. Our initial focus following the completion of the Wanwei acquisition will be to create exclusive distributor relationships for ethical (prescription) western drugs, western medical devices and, to a lesser extent, for high growth traditional Chinese medicines.
     Exclusive market development and market fulfillment relationships. We plan to pursue exclusive market development and market fulfillment relationships with manufacturers of ethical western drugs and western medical devices wishing to access the Chinese market. Our goal is to use our marketing arm to create demand for products that we will offer exclusively through our distribution arm on a national basis in China. We believe this will present new business opportunities in China’s otherwise fragmented pharmaceutical distribution market. Until we complete the Wanwei acquisition, we will only have the capability to provide marketing services on behalf of our clients, for which we receive commissions. With the Wanwei acquisition and any future strategic acquisitions, we will have the ability to resell imported and domestically manufactured products throughout China and thereby collect the entire revenue stream from these products. We intend to continue offering marketing services, which we believe will differentiate us from many distributors. We intend to incorporate any additional distribution companies that we may acquire in the future that provide market fulfillment services with the market development services we currently offer.
     Growth potential. We believe that we are well-positioned to expand our client base and introduce additional products through the distribution channels we will acquire in the Wanwei acquisition and in any future acquisitions. We intend to leverage our existing marketing arm by layering new products into the current sales force. Our sales strategy includes internal growth as well as growth through strategic acquisitions in the distribution market, specifically in major urban markets in China. We believe this consolidation strategy presents an opportunity to achieve significant gains in efficiency.
     Experienced management team and Exchange Act reporting. We expect to benefit from having a management team experienced in understanding the concerns of foreign pharmaceutical companies. Our President and Chief Executive Officer, David Gao, has experience in a wide range of management areas, including organizational structure, operational efficiencies and personnel. Mr. Gao was previously General Manager of the Integrated Electronics System division of Motorola Asia Pacific and sat on the Supervisory Boards of Motorola for China and East Asia. Certain members of our executive team have a strong background in pharmaceutical sales at various foreign and state-owned pharmaceutical companies, including a history of increasing sales. We also believe that, once we are an Exchange Act reporting company, our customers and potential customers will have access to significantly more information about us as compared to our competitors that are privately-held. We believe that this transparency of information about us will provide us with a competitive advantage as we continue to conduct business in China.
     Following the Wanwei acquisition, we anticipate offering drug distribution services and expanding our drug marketing, clinical and regulatory services.
     Drug Distribution. Through the Wanwei acquisition, we will acquire GSP certification to operate as a pharmaceutical distributor throughout China, as well as the fixed assets to provide an expanded logistics base. We believe that GSP certification will enable us to capture revenue from the distribution of pharmaceutical products and should enable us to significantly expand the number of products that we can offer through our existing marketing channels.

     Drug Marketing. Our sales and marketing sales staff, which consists of a staff of 31 people, provides a marketing presence in major urban areas and, through our relationships with independent product sales and marketing representatives, we have a comprehensive promotional network throughout China. Our staff and independent representatives are experienced in all aspects of drug promotion and possess a strong knowledge of the domestic pharmaceutical environment. We believe that these representatives and dealers are capable of expanding our product offerings through the use of targeted marketing and the organization of national seminars and conferences.
     Clinical and Regulatory Services. We will seek to expand our current ability to assist with pre-market-entry analysis and the registration of new drugs in the Chinese market to position ourselves, with the addition of further financial and human resources, to provide a distribution chain solution to foreign companies, including product testing for claims and proof of ingredients, clinical research trials, medical publication and submission and clinical consulting.
Product Marketing
     We currently provide comprehensive marketing services to manufacturers and distributors who wish to stimulate market demand with respect to their products. These services primarily fall into two areas:
     Physician-Oriented Marketing. Physician-oriented marketing consists primarily of in-person visits by drug company representatives, advertising in journals and conducting continuing medical education events. Pharmaceutical industry-sponsored programs play an important role in informing and updating physicians on drug developments. These include medical symposia, hospital grand rounds, visits to clinical faculty, round-table discussions, journal articles and special supplements, single-issue publications, scientific exhibits, slide and audio tape presentations, press kits, conferences, video news releases and other methods of disseminating information about products. We also specialize in the compilation of literature and the organization of national seminars and conferences to effectively market specific drugs to doctors and hospital executives in China.
     In addition, we employ medical representatives who promote clients’ drugs by providing in-person visits to hospitals and local doctors, a useful service to foreign pharmaceutical manufacturers who may not have, or may not wish to have, the necessary infrastructure to ensure that local prescribers have the required understanding of new or highly specific pharmaceutical products.
     We also provide clients with introductions to leading healthcare providers in China, which enables clients to further demonstrate the efficacy of their products through direct service arrangements with the health care providers. We currently receive a commission for these services, as we are not yet licensed to sell and invoice pharmaceutical products directly to hospitals. Depending on the product, we typically charge a negotiated fixed dollar commission, which varies from product to product, or a percentage of the selling price of the product.
     Government Promotion. China’s central government has authorized a substantial number of pharmaceutical companies to receive reimbursement from state-controlled insurance companies. Drugs for which reimbursement is available are listed in a catalogue, which we refer to as the “Insurance Catalogue”. Provincial and municipal governments are allowed a 10% “local readjustment” to alter the national reimbursement list. As a result, pharmaceutical companies strive to have widely used drugs remain on this list, as it enhances a drug’s chances of being prescribed.
     Many foreign pharmaceutical companies enter into joint ventures with local manufacturing partners, facilitating their involvement in the regulatory approval process and increasing prospects for obtaining greater market share. We believe that, through our numerous contacts with local pharmaceutical manufacturers, we may be able to provide significant value to foreign manufacturers looking to benefit from a formal association with a domestic partner. In addition, we also lobby provincial government agencies on behalf of foreign clients to keep particular drugs in the Insurance Catalogue.

Clinical and Regulatory Services
     We offer the following two categories of clinical services:
     Pre-Market Entry Analysis. We provide foreign and domestic pharmaceutical companies with a comprehensive analysis service relating to the introduction of pharmaceutical products into the Chinese market. These studies offer a market assessment for a potential entrant, with a “go” or “don’t go” recommendation to the client. We assess the risks and benefits of introducing specific drugs or drug groupings, potential end-user demand profiles and any constraints imposed by the regulatory environment. Regulatory controls, distribution channels, competition, advertising and promotion and ongoing trade practices are standard features of these studies.
     Product Registration. We provide clients with services relating to the registration of drugs for use within China. These services include:
•	evaluation prior to application to SFDA;

•	full document preparation;

•	quality control analysis; and

•	obtaining an import drug license.
     We charge our clients a non-commission fee for this service. The size of the fee depends on the class of the particular drug and the duration of the registration process. In 2004, we were engaged in registering three products. Our average fee for this service on a per-product basis in 2004 was $7,459, resulting in total revenues of $22,376.
     We have more than five years of experience in providing clinical and regulatory services and have provided such services to pharmaceutical manufacturers from the United States, United Kingdom, India, Germany and Switzerland, among others. We have registered drugs and compounds for foreign manufacturers including Biomet Merck, Haw Par Healthcare, Ltd., and Galerma S.A.
Customers and Partners
     Our customers fall into the following three categories:
•	Large Foreign Pharmaceutical Manufacturers. Although these companies have global marketing and sales capabilities, we believe that they are usually only able to effectively market a limited number of their products in a market such as China. Other products must therefore be marketed by way of a co-operative agreement with a local agent.

•	Smaller Foreign Pharmaceutical Manufacturers. These companies generally have limited internal marketing ability and will therefore depend solely on agreements with local marketing partners to promote their products in foreign markets.

•	Domestic Pharmaceutical Companies. These companies also have limited marketing capabilities and therefore outsource this function to local agents.
     Listed below are the clients who represented approximately 10% or more of our revenues in each of 2003 and 2004:

	Percentage of Total Revenues
Name of Client	2003	2004
Wanhui Shuanghe	88%	15%
Biomet Merck	10%	69%
Zhonghuo High Tech Corp.	—	10%

While Wanhui Shuanghe historically accounted for a significant amount of our business, our agreements with Wanhui Shuanghe have terminated and our revenue has declined as a result.
Our Product Portfolio
     We currently provide marketing and promotional services with respect to Septopal 30, Septocoll E, Fem 7, Shuganyiyang and Carvidol. The manufacturer of Septopal 30 and Septocoll E has appointed us as its exclusive marketing and promotion agent with respect to these products, and has appointed Xiamen International Economic & Trade Co., Ltd., or Xiamen, a Chinese pharmaceutical distribution company, as distribution agent. The manufacturer of Fem 7 has appointed us as its exclusive agent for the marketing, promotion and distribution of Fem 7. The owner of Shuganyiyang has appointed us and Xiamen as exclusive co-agents for the marketing, promotion and distribution of Shuganyiyang. With respect to Fem 7 and Shuganyiyang, we have separate cooperation agreements with Xiamen under which we will be responsible for the marketing and promotion of Shuganyiyang in China and Xiamen will be responsible for the distribution of Shuganyiyang. We are paid a commission for our marketing and promotional services based on the quantity of each product that is ultimately sold by the distributor.
Septopal 30
     Septopal 30 is a local antibiotic used for the prevention of infections in surgical procedures. The manufacturer of Septopal 30 is Biomet Merck. We began providing marketing and promotional services for Septopal 30 in December 2002. We have an agreement with Biomet Merck that entitles us to serve as the exclusive provider of these services with respect to Septopal 30. The term of this agreement expires on December 31, 2005, unless renewed in writing by the parties. Biomet Merck has the right to terminate the agreement or render the agreement non-exclusive and contract with parties other than us for these services if the distributor of Septopal 30 fails to meet certain sales requirements specified in the agreement. Biomet Merck also may terminate the agreement if the distributor of Septopal 30 becomes bankrupt or insolvent or undergoes a material organizational change such as a reorganization, merger or sale of all or substantially all of its assets.
Septocoll E
     Septocoll E is a locally applied medical device used in orthopedics, trauma and cerebral surgery to stop bleeding and prevent infections of surgical wounds. The manufacturer of Septocoll E is Biomet Merck. We began providing marketing and promotional services for Septocoll E in September 2004. Septocoll E and Septopal 30 are manufactured by the same company. We provide these services with respect to certain Septocoll E products, on an exclusive basis, under the same agreement that covers the marketing and promotional services we provide with respect to Septopal 30.
Fem 7
     Fem 7 is a hormone replacement therapy. The manufacturer of Fem 7 is Merck Pharmaceuticals Ltd., or Merck Pharma. Under an agreement with Merck Pharma, we have the exclusive right to market, promote and distribute Fem 7. We began providing these services for Fem 7 in February 2004. The term of our agreement with Merck Pharma expires on February 10, 2007. Merck Pharma has the right to terminate the agreement or contract with parties other than us for these services if we fail to meet certain sales requirements specified in the agreement. Merck Pharma also may terminate the agreement if we become bankrupt or insolvent. This agreement may be renewed by the mutual consent of both parties. We have a right of first refusal for renewal of the agreement if certain minimum sales targets specified in the agreement have been met during the three-year term of the agreement.
Shuganyiyang
     Shuganyiyang is a treatment for premature ejaculation and erectile dysfunction. The owner of Shuganyiyang is Beijing Zhongxi Andriatry Pharmaceutical Co. Ltd., or Zhongxi. Under an exclusive agent agreement with Zhongxi, we and Xiamen have the exclusive right to market, promote and distribute Shuganyiyang. We began providing these services for Shuganyiyang in June 2004. The term of the exclusive agent agreement expires on September 29, 2008 and will automatically renew for a period of one year unless one of the parties to the agreement provides written notice of termination to the other parties prior to the termination of the agreement. If we fail to meet certain sales requirements specified in the exclusive agent agreement, Zhongxi has the right to render this agreement non-exclusive and contract with parties other than Xiamen and us for these services.
Carvidol
     Carvidol is indicated for the treatment of mild or moderate heart failure caused by ischemia (heart problems caused by narrowed heart arteries) or cardiomyopathy (a serious disease in which the heart muscle becomes inflamed and does not function properly) to reduce the progression of disease as evidenced by cardiovascular death, cardiovascular hospitalization, or the need to adjust other heard failure medications. The manufacturer of Carvidol is Ranbaxy Guangzho China Limited, or Ranbaxy. We began providing marketing and promotional services for Carvidol in March 2004. We have an agreement with Ranbaxy that entitles us to serve as the exclusive provider in China of these services with respect to Carvidol. The term of this agreement expires on February 10, 2006, unless renewed in writing by the parties. Ranbaxy has the right to terminate the agreement if we fail to meet certain sales requirements specified in the agreement. Ranbaxy also may terminate the agreement if we become bankrupt or insolvent, if there is any assignment of any interest in the agreement without prior written consent or in the event of our submission of any false or incorrect report. Either party may terminate the agreement with mutual consent by providing three months written notice.
Competition
     While the Chinese pharmaceutical distribution market currently is highly fragmented, it is also highly competitive and has few barriers to entry. We anticipate that competition in this market will continue to intensify. We are aware of a limited number of competitors, all of which are privately-held, who currently directly provide a suite of services comparable to the distribution chain solution that we anticipate providing upon completion of the Wanwei acquisition. These competitors include China National Pharmaceutical Group Corporation, Shanghai Pharmaceutical Group Company Ltd., Guangzhou Pharmaceutical Company Ltd., Shanghai Leiyunshang Company Ltd. and Anhui Huayuan Pharmaceutical Company Ltd. We are not aware of any foreign-owned company that we believe offers a more comprehensive distribution chain solution in China. However, significant competition exists on an individual basis with respect to the marketing and related services that we currently provide and significant competition also exists with respect to the distribution services that we anticipate providing upon completion of the Wanwei acquisition. These competitors include national and regional pharmaceutical promotion companies and small companies. We also anticipate substantial new competition from foreign and domestic competitors entering the Chinese pharmaceutical marketing and distribution market. Currently, our most significant competitors in the marketing and promotional services sector include Zuellig Pharma Pharmaceutical Service Co., Ltd. and Shenzhen Zhanhong Pharmaceutical Co., Ltd. Our most significant competitors in the distribution services sector in the Beijing area will be Beijing Medical Group, Beijing Fengkecheng Medical Ltd., National Pharmaceuticals Group, Beijing Shuanghe, Beijing Jinxiang Fuxing, Beijing Keyuan Xinhai, and Beijing Tongrentang. Our most significant competitors in the distribution services sector on a national basis include China National Pharmaceutical Group Corporation, Shanghai Pharmaceutical Group Company Ltd., Guangzhou Pharmaceutical Company Ltd., Shanghai Leiyunshang Company Ltd. and Anhui Huayuan Pharmaceutical Company Ltd., among others.
     We expect to compete on, among other things, our ability to offer a suite of both market development services and market fulfillment services, our established track record of registering and marketing western pharmaceuticals and traditional Chinese medicines, our sales and growth strategies, the effectiveness of our experienced management team and our belief that we will be more transparent to potential customers than certain rival privately-held distributors due to our financial reporting requirements in the United States.
     Competing successfully will depend on our continued ability to attract and retain skilled and experienced personnel, to identify and secure marketing and distribution arrangements on acceptable terms and to increase our business in connection with our expansion strategy, either through internal growth or through strategic acquisitions.
     Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. Many of our competitors have greater name recognition and a larger customer base than us. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

     A number of pharmaceutical distributors that will be our competitors following the completion of the Wanwei acquisition have established good relationships with medical organizations in Beijing in past years, such as Beijing Pharmaceutical Co. Ltd., or BPCL, which, based upon information provided on its website, has a large network that covers all the hospitals in Beijing, which represents one of the largest markets in China. A number of well-known foreign pharmaceutical manufacturers have been clients of BPCL. BPCL represents a number of products in the Chinese market for such manufacturers, as well as other manufacturers in Beijing.
Wanwei Acquisition and Business
Background
     Wanwei was incorporated in January 1999. At the time Wanwei was incorporated, the Material Supply Co. of Beijing Municipal Pharmaceutical Group Corporation, or MSC, held an 80% equity interest in Wanwei and Beijing Wei’erkang Pharmaceutical Information Consultation Co., Ltd., or Wei’erkang, held a 20% equity interest in Wanwei.
     In August 2000, MSC transferred all of its equity interests in Wanwei to Wanhui Group. On December 14, 2004, Wei’erkang transferred all of its equity interests in Wanwei to Wen Xin. Wanhui Group and Wen Xin subsequently agreed to transfer their equity interests in Wanwei to us upon the completion of the Wanwei acquisition. Wanwei’s term of business set forth in its current business license is 20 years from the date it received its business license, or January 1999 through January 2019.
Acquisition Agreements
     On December 15, 2004, the Company entered into a share transfer and debt restructuring agreement with Wanhui Group, an 80% equity holder of Wanwei and a share transfer agreement with Wen Xin, the holder of the remaining 20% equity interest in Wanwei. Under the agreements, the Company will acquire all of the outstanding equity interests of Wanwei. Under the share transfer and debt restructuring agreement, the Company will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229 at the time of the advance described below; $1,849,568 as of August 26, 2005) of the RMB 37,419,020 ($4,508,315 at the time of the advance; $4,613,936 as of August 26, 2005) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,419,020 ($3,544,460 at the time of the advance; $3,627,499 as of August 26, 2005). Of the RMB 15,000,000 obligated to be repaid to Wanhui Group in connection with the transaction, the Company will pay RMB 8,000,000 ($963,855 at the time of the advance; $986,436 as of August 26, 2005) and Wanwei has paid the remaining loan balance of RMB 7,000,000 ($843,373 at the time of the advance; $863,132 as of August 26) to Wanhui Group. Wanwei has also entered into an entrusted loan agreement with China International Trust and Industrial Bank and the Company under which it has obtained a loan of RMB 7,000,000 from the Company. The term of the entrusted loan agreement is nine months at 5.2% interest per annum, paid quarterly. In the event the transaction does not close, Wanwei is obligated to immediately repay the loan to the Company, and Wanhui Group has guaranteed such repayment obligation. Under the share transfer agreement with Wen Xin, the Company will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00.
     In December 2004, the Company advanced RMB 9,400,000 ($1,132,530 at the time of the advance; $1,159,062 as of August 26, 2005) to Wanwei. Of that amount, RMB 7,000,000 represented the Company’s entrusted loan to Wanwei (which amount was provided to Wanwei in respect of Wanwei’s repayment of the RMB 7,000,000 loan balance that Wanwei was obligated to pay to Wanhui Group). The other RMB 2,400,000 to Wanwei constitutes an advance payment against the Company’s remaining RMB 8,000,000 obligation to Wanhui Group.
     On August 10, 2005, we announced that Beijing Wanhui Pharmaceutical Group’s proposed sale of the Wanwei was posted CBEE on August 4, 2005. The posting to the CBEE of intent to sell state-owned assets to a private entity is a required step towards the completion of such a sale. This is a final step prior to the clearance by the Ministry of Commerce of the People’s Republic of China of the acquisition. Nevertheless we cannot assure that the Ministry of Commerce will, in fact, provide clearance.

     Following the signing of the share transfer and debt restructuring agreement and the share transfer agreement, a supervisory committee will be established under the terms of these agreements to oversee the proper operation and transition of Wanwei. The supervisory committee consists of seven members, three of whom will be appointed by us, three by Wanhui Group, and one by Wen Xin. Wen Xin has authorized us to appoint his representative. Any major business decision of Wanwei must be made with the prior written consent of a majority of the members of the supervisory committee.
     Upon the completion of these transactions, we will own 100% of the equity interests of Wanwei, but completion of these transactions is subject to the following conditions:
•	approval by China’s Ministry of Commerce, evidenced by an Approval Certificate of Foreign Investment Enterprise, of the share transfer and debt restructuring agreement, the share transfer agreement, and an amendment of Wanwei’s articles of association related to the change of stockholders and an increase in the registered capital of Wanwei;

•	registration with the Beijing Administration for Industry and Commerce with respect to the share transfer and debt restructuring agreement, the share transfer agreement, and the amendment of Wanwei’s articles of association; and

•	no material adverse change in the financial condition, operation or business prospects of Wanwei.
     Completion of the transactions contemplated under the share transfer and debt restructuring agreement with Wanhui Group also is subject to the filing of an asset evaluation report with, and approval of the transactions contemplated under the share transfer and debt restructuring agreement by, the Beijing State-Owned Assets Administration Bureau or its authorized entity, Beijing Pharmaceutical Group.
     We expect the offering by the selling stockholders of shares in accordance with the plan of distribution contained in this prospectus to be consummated regardless of whether we complete the Wanwei acquisition.
Wanwei Business
     The business scope of Wanwei, as described in its current business license, is the distribution of western medicine preparations, prepared Chinese medicines, chemical feedstock medicines, bio-chemical medicines, medical appliances, engineering and electrical installations, construction materials, construction materials for civil use, material for packing, chemical products, materials for chemical industry and light industry, metal materials, health foods and biological products approved by the Ministry of Public Health; technical development and technical service of western medicine preparations, prepared Chinese medicines, chemical feedstock medicines, medical appliances, new materials for medicine packing; technical development and technical consultation regarding new medicine; excluding projects that need specific approvals.
     Among the business activities it is authorized to carry out, the major business activity of Wanwei is pharmaceutical product distribution. Wanwei normally enters into a master agreement with pharmaceutical manufacturers, at the beginning of each year. The master agreement provides the general terms and conditions for transactions in the ensuing year and estimated quarterly value of purchases. The parties to the master agreement enter into separate purchase and sale agreements each time Wanwei purchases products. As part of its wholesale selling, Wanwei actually takes title to the goods and books them as inventory. Wanwei will sell the medicines it purchases to hospitals, drug stores and other pharmaceutical wholesalers that have established wider distribution channels with respect to certain medicines.
     Even though there is no restriction as to the distribution area of Wanwei, due to various reasons, including the preference of pharmaceutical manufacturers to engage local distributors for the manufacturers’ products and the regional protectionism, for the time being, Wanwei only acts as the agent in Beijing, on an exclusive or non-exclusive basis, for certain products of its suppliers. When acting as an agent on a non-exclusive basis, Wanwei commits to purchase a certain volume or monetary amount of products from the manufacturers.

Wanwei Product Portfolio
     Patients purchasing medicines listed in the Insurance Catalogue are entitled to reimbursement of all or part of the cost of these medicines from the social medical fund. As a result, patients generally prefer to purchase medicines listed in the Insurance Catalogue rather than non-listed medicines. Of all the medicines distributed by Wanwei, approximately 39.2% and 39.5% of these medicines were listed in the Insurance Catalogue in the year ended December 31, 2003 and the year ended December 31, 2004, representing 64.91% and 65.74% of Wanwei’s total revenues.
     In China, medicines are also divided into over-the-counter medicines and prescription medicines according to medicine type, specification, the relevant condition that they are designed to treat, dosage and method of administration. To better distribute medicines classified as over-the-counter medicines, which represented approximately 30% of Wanwei’s products in 2004, Wanwei typically engages other distributors that have distribution channels that accommodate the distribution of over-the-counter medicines, in addition to selling directly to drug stores.
     Wanwei currently distributes over 1,400 products of which the following are the five highest revenue producers:

•	Glurenorm. Glurenorm, manufactured by Beijing Shuanghe under a license from Boehringer Ingelheim, is an oral antidiabetic medication used to treat patients with adult maturity onset or non-insulin dependent diabetes. Wanwei began distributing this product in 2002 under a non-exclusive agreement covering Beijing. The contract is renewable annually on December 3 and is subject to minimum annual sales. Sales of Glurenorm amounted to 17.6% and 16.4% of Wanwei’s total sales for 2004 and 2003, respectively.

•	Xingnaojing Injection. Xingnaojing Injection, manufactured by Wuxi Shanhe Pharmaceutical Joint Stock Company, is a traditional Chinese medicine used to treat a variety of conditions. Wanwei began distributing this product in 1997 and has an exclusive distribution arrangement covering Beijing. The contract is renewed annually on December 31 and is subject to minimum annual sales. The manufacturer can terminate if Wanwei distributes a competing product. Sales of Xingnaojing Injection amounted to 14.8% and 15.3% of Wanwei’s total sales for 2004 and 2003, respectively.

•	Famotidine. Famotidine, manufactured by Yamanouchi Pharmaceutical Co. Ltd., is a histamine H2-receptor antagonist used to treat patients with gastric and duodenal ulcers and other acid-related disorders of the gastrointestinal tract. Wanwei began distributing this product in 1997 and does not have an exclusive distribution arrangement covering Beijing. The contract is renewed annually on December 31 and is not subject to minimum annual sales. Sales of Famotidine amounted to 3.7% and 2.5% of Wanwei’s total sales for 2004 and 2003, respectively.

•	Ferrous Succinate Tablets. Ferrous Succinate Tablets, manufactured by Jinling Pharmaceutical Joint Stock Company, are used to prevent and treat anemia due to lack of iron. Wanwei began distributing this product in 1997 and under a non-exclusive distribution arrangement covering Beijing. The contract is renewed annually on December 31 and is not subject to minimum annual sales. Sales of Ferrous Succinate Tablets amounted to 5.7% and 3.4% of Wanwei’s total sales for 2004 and 2003, respectively.

•	Tramadol Hydrochloride. Tramadol Hydrochloride, manufactured by Huasheng Pharmaceutical Co. Ltd. of Shijiazhuang Pharmaceutical Group, is an analgesic used to treat acute and chronic pain. Wanwei began distributing this product in 2000 and has an exclusive distribution arrangement covering Beijing. The contract is renewed annually at December 31 and is subject to minimum annual sales. Sales of Tramadol Hydrochloride amounted to 2.7% and 3.9% of Wanwei’s total sales for 2004 and 2003, respectively.

Wanwei Properties and Employees
Office building
     Wanwei entered into a lease agreement with Wanhui Group for the lease of its office building, covering approximately 1,040 square meters. This lease agreements expires in December 2007. The rent is RMB 54,450 per month ($6,577 per month at June 30, 2005). Rent is required to be paid on a quarterly basis.
Warehouse
     Wanwei entered into a lease agreement with Wanhui Group for the lease of its warehouse, covering an area of approximately 6,850 square meters. This lease agreement expires in December 2007. The rent is RMB 55,542 per month ($6,710 per month at June 30, 2005). The rent is required to be paid on a quarterly basis. Further, we have required Wanwei to request in writing to Wanhui Group that it give Wanwei the option of purchasing the warehouse in the upcoming year at a price to be determined by a mutually agreed upon appraiser in China.
     Of the two pieces of land occupied by the warehouse, the land use right to one piece measuring approximately 16,350 square meters is considered an “allocated land use right” and the land use right to the other piece is considered a “granted land use right.” Under China law, any transfer of allocated land use rights must be approved by the local governmental authority in charge of granting such approvals. For the purpose of transferring the allocated land use right to Wanwei, the approval of the Beijing Municipal Administration of State Land and Real Estate would need to be obtained, and Wanwei would enter into the land use right grant contract with the appropriate governmental authority and pay the land grant fee.
     Under the warehouse lease agreement, Wanhui Group has agreed to pay any fees that arise in the event that the parcel of land where the warehouse is located is allocated by the state. If the warehouse lease agreement cannot be performed due to a fault of Wanhui Group, Wanhui Group will procure for Wanwei a site that satisfies the same conditions as pertain to the warehouse, such as a GSP certification, and will enable Wanwei to lease the site with the same or more favorable terms and conditions. If Wanhui Group fails to procure a replacement site, it will bear all the expenses incurred by Wanwei in obtaining a replacement site.
Employees
     As of June 30, 2005, Wanwei had 83 full time employees, 28 of whom were management, finance or administrative employees, 30 of whom were sales and marketing employees, and 25 of which were warehouse employees.
Regulation of the Pharmaceutical Distribution Industry in China
     The following discussion describes certain Chinese laws, rules and regulations. We believe that we are currently in material compliance with each of the laws, rules and regulations described below as they apply to us.
Protocol on Accession of China into the World Trade Organization
     China acceded to the World Trade Organization, or WTO, on December 11, 2001. According to Annex 9 of the Protocol, China allows foreign invested enterprises to distribute pharmaceutical products directly in China.
Regulation of Foreign Ownership of Pharmaceutical Distribution Companies in China
     Under the Administrative Measures on the Foreign Investment in Commercial Sector adopted on April 16, 2004 and effective as of December 11, 2004, foreign enterprises were permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China and, therefore, BMP China was no longer restricted from engaging in pharmaceutical distribution. Previously, it only offered marketing and promotional services. To date, the implementation rules relating to foreign investment in pharmaceutical distribution by the Ministry of Commerce have not been implemented.

Regulatory Framework
     The law of China on the Administration of Pharmaceuticals was promulgated on September 20, 1984 by the Executive Committee of the National People’s Congress and amended on February 28, 2001. The amendments came into effect on December 1, 2001. This law sets out the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers areas including the manufacture, distribution, packaging, pricing and advertising of pharmaceutical products in China. The Implementation Rules on the Administration of Pharmaceuticals were promulgated on August 4, 2002, and came into effect subsequently on September 15, 2002 to set out the detailed implementation rules with respect to the administration of pharmaceuticals in China.
     The State Drug Administration, or SDA, was established in 1998 to assume the supervisory and administrative functions previously carried out by the Ministry of Health, the State Administration Bureau for Pharmaceuticals and the State Administration Bureau for Traditional Chinese Medicine. In March 2003, China’s SFDA was established to assume the functions previously carried out by the SDA. The primary responsibilities of the SFDA include:
•	formulating, and supervising the implementation of, regulations and policies concerning drug administration;

•	promulgating standards for pharmaceutical products and medical appliances;

•	categorizing drugs and medical appliances for regulation purposes;

•	registering and approving new drugs, generic drugs, and imported and Chinese medicines;

•	granting approvals for the production of pharmaceutical products and medical appliances; and

•	approving the manufacture and distribution by companies of pharmaceutical products.
Permits and Licenses for Pharmaceutical Distribution Enterprises
     Before any pharmaceutical distribution enterprise, including any wholesaler or retailer, can distribute pharmaceutical products in China, it must obtain a pharmaceutical distribution permit issued by the appropriate provincial or county level State Food and Drug Administration where the pharmaceutical distribution enterprise is located. The granting of a pharmaceutical distribution permit is subject to an inspection of the premises and facilities, warehouse, hygiene environment, quality control systems, personnel and equipment of such enterprise. The pharmaceutical distribution permit is valid for five years. Pharmaceutical distribution enterprises must apply for renewal of their pharmaceutical distribution permit no later than six months prior to the expiration date of the license with the appropriate governmental authority. Wanwei’s pharmaceutical distribution permit was renewed on March 31, 2005.
     In addition to the pharmaceutical distribution permit, pharmaceutical distribution enterprises also must obtain a business license from the appropriate administration bureau for industry and commerce to commence its business.
Good Supply Practice Standards
     Good Supply Practice, or GSP, standards were established to regulate pharmaceutical wholesale and retail enterprises to ensure the quality of distribution of pharmaceutical products in China. The current applicable GSP standards, which were passed by the SDA, came into effect on July 1, 2000. Under these standards, wholesale and retail enterprises in China must implement strict control on the distribution of pharmaceutical products with respect to, among other things, staff qualifications, distribution premises, warehouse, inspection equipment and facilities, management and quality control in order to obtain a GSP certificate to carry out business in China. The SDA began accepting applications for GSP certification on March 1, 2002 and in accordance with the Notice on the Accelerating of GSP Certification Steps and Advancing the Supervision and Implementation Work of GSP, issued on October 15, 2001, the SDA required all pharmaceutical wholesale and retail enterprises to comply with GSP standards by December 31, 2004 and obtain GSP certification. The pharmaceutical distribution qualifications of pharmaceutical distribution enterprises that fail to obtain GSP certification by December 31, 2004 may be revoked.
     The GSP certificate is valid for five years, except that the certificate of a newly established pharmaceutical distribution enterprise is only valid for one year. Pharmaceutical distribution enterprises must apply for renewal of their GSP certificates no later than three months prior to the date of expiration of their GSP certificates, subject to reassessment by the appropriate Chinese governmental authority.
     Wanwei obtained its GSP certificate on April 3, 2003 and its certificate remains valid until April 3, 2008. Upon the completion of the Wanwei acquisition, which is subject, among other things, to approval by the appropriate governmental authorities in China of the respective acquisition agreements, we will acquire the necessary GSP certificate to operate as an authorized distributor of pharmaceutical products in China.
Bidding System for Drug Purchases by Medical Organizations
     In accordance with the Notice on Issuing Certain Regulations on the Trial Implementation of Centralized Tender Purchase of Drugs by Medical Organizations, promulgated on July 7, 2000, and the Notice on Further Improvement on the Implementation of Centralized Tender Purchase of Drugs by Medical Organizations promulgated on July 23, 2001, non-profit medical organizations established by county or higher level government in China are required to implement bidding processes for the purchase of pharmaceuticals. In principle, medical organizations are required to join together to organize bids to purchase pharmaceuticals in bulk volume. The bids are to be assessed by a committee formed by pharmaceutical experts who are recognized by the relevant authorities, with reference to, most importantly, drug quality, and other criteria, including price, service and quality of the drug manufacturers. For the same type of drugs, two or three products under different brands may be selected. Any reduction in drug purchase price by medical organizations as a result of competitive bidding by suppliers under the bidding system is intended to bring about a corresponding reduction in the retail price for the benefit of patients. As indicated in the above notice, it is intended that the implementation of such bid purchase system should be extended gradually and should cover, among other pharmaceuticals, those consumed in large volume and commonly used for clinical uses.
     Several Provisions on Further Regulating the Centralized Tender Purchase of Drugs by Medical Organizations, promulgated on September 23, 2004, provides that pharmaceutical wholesalers must have the due authorization of the pharmaceutical manufacturers to participate in the bidding process. Pharmaceutical manufacturers can participate in the bidding process on their own, which, by eliminating the middle layer, reduces the bidding price.
     Wanwei has been authorized by certain pharmaceutical manufacturers for which it currently distributes products to participate in the bidding events organized by various hospitals and other medical institutions in the area of Beijing. A successful bid by Wanwei will result in the distribution by Wanwei of the particular drug to the hospital or medical institution that organized the bidding event.
Insurance Catalogue
     Pursuant to the Decision of the State Council on the Establishment of the State Basic Medical Insurance System for Urban Employees and the Implementation Measures for the Administration of the Scope of Medical Insurance Coverage for Pharmaceuticals for Urban Employees, the Ministry of Labor and Social Security in China established the Insurance Catalogue. The Insurance Catalogue is divided into Parts A and B. The medicines included in Part A are designated by the Chinese governmental authorities for general application. Local governmental authorities may not adjust the content of medicines in Part A. Although the medicines included in Part B are designated by Chinese governmental authorities in the first instance, provincial level authorities may make limited changes to the medicines included in Part B, resulting in some regional variations in the medicines included in Part B from region to region.

     Patients purchasing medicines included in Part A are entitled to reimbursement of the costs of such medicines from the social medical fund in accordance with relevant regulations in China. Patients purchasing medicines included in Part B are required to pay a predetermined proportion of the costs of such medicines.
     The medicines to be included in the Insurance Catalogue are selected by the Chinese government authorities based on the factors including treatment requirements, frequency of use, effectiveness and price. Medicines included in the Insurance Catalogue are subject to price control by the Chinese government. The Insurance Catalogue is revised every two years. In connection with each revision, the relevant provincial drug authority collects proposals from relevant enterprises before organizing a comprehensive appraisal. The SFDA then makes the final decision on any revisions based on the preliminary opinion suggested by the provincial drug administration.
     Approximately 39.2% and 39.5% of all the medicines distributed by Wanwei were listed in the Insurance Catalogue during the fiscal years ended December 31, 2003 and 2004, respectively, representing 64.91% and 65.89% of Wanwei’s total revenues.
Price Controls
     Certain medicine products sold in China, primarily those included in the Insurance Catalogue and those whose production or trading will constitute monopolies, are subject to price control by the Chinese government. The maximum prices of such medicine products are published by the state and provincial administration authorities from time to time. The prices of other medicines that are not subject to price control are determined by the pharmaceutical manufacturers, subject, in certain cases, to providing notice to the provincial pricing authorities.
     The upper limit of prices of medicines subject to price control are set by the pricing authorities to create a reasonable profit margin for pharmaceutical enterprises, after taking into account the type and quality of the products, their production costs, the prices of substitute products, and other similar factors.
Application for Registration of Imported Medicines
     Application for the registration of imported medicines produced by foreign manufacturers is allowed only if these medicines have already been approved to be sold in the manufacturer’s home country, unless the relevant medicine is considered by the SFDA to be safe, effective and under high clinical demand. Imported medicines must also comply with the relevant requirements of the good manufacturing practice, or GMP, standards adopted by the manufacturer’s home country as well as those required in China. Revised GMP standards in China were passed by the SDA and came into effect on August 1, 1999. These GMP standards require manufacturing enterprises in China to implement strict controls on the production of medicines with respect to, among other things, staff qualifications, production premises and facilities, equipment, raw materials, hygiene environment, production management, quality control and procedures for dealing with customer complaints.
     The registration of imported medicines requires the support of clinical research and approval from the SFDA to conduct clinical research for the medicine that it proposes to import. After the completion of clinical research on the subject medicine, application may be made for approval to import the subject medicine by submitting, among other things, relevant clinical research information and drug samples to the SFDA. The drug examination laboratory appointed by the SFDA will examine the drug samples and report the results to the SFDA. The SFDA will then conduct a final assessment of the application to consider approving the registration of the subject medicine proposed to be imported. If the SFDA is satisfied with its final assessment of the application, the applicant will be granted a Certificate of Registration of Imported Medicine or a Certificate of Registration of Pharmaceutical Product where the applicant is a pharmaceutical manufacturer in Hong Kong, Macau or Taiwan.
     BMP China has provided its clients with services related to the registration of medicines for use within China in accordance with Chinese law.

Employees
     Substantially all of our employees are located in China. As of June 30, 2005, we had 43 full time employees, 12 of whom were management, finance or administrative employees, and 31 of whom were sales and marketing employees. We have not experienced any strikes or other labor disturbances that have interfered with our operations, and we believe that the relationship between our management and our employees is good.
     BMP China is required to contribute a portion of its employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. In the last three years, BMP China contributed the following amounts to these funds:

Year	Contribution in US Dollars*	Contribution in RMB

2004	$18,509	RMB 153,622
2003	$19,275	RMB 159,981
2002	$17,366	RMB 144,133

*	Based on exchange rates in effect at June 30, 2005.
     We expect the amount of BMP China’s contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.
Properties
     Our principal executive offices are located at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. We lease this office space under a lease with American Executive Centers, Inc. at a rent of $2,374 per month. This lease agreement expires in January 2006. BMP China’s principal executive and business offices are located in Beijing. BMP China leases from China International Trust and Investment Corporation an office located at Capital Mansion covering an area of 206 square meters at a rent of RMB 47,020, (or $5,700 at June 30, 2005), per month. This lease agreement expires in January 2006.
Legal Proceedings
     We are not currently a party to any material legal proceedings.

THE SELLING STOCKHOLDERS
     The following table sets forth certain information concerning the resale of the shares of our common stock by the selling stockholders as of July 1, 2005. Unless otherwise described below, to our knowledge, no selling stockholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise described below, the selling stockholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act of 1933, as amended, or the Securities Act.
     The following table assumes that the selling stockholders will sell all of the shares of our common stock offered by them in this offering. However, the selling stockholders may offer all or some portion of our shares of common stock or any shares of common stock issuable upon exercise of outstanding options or warrants held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their registered shares since July 12, 2005, the date our registration statement on Form S-1 first became effective, in accordance with the plan of distribution included within the prospectus which formed a part of such registration statement. The table below does not reflect any such sales, transfers or other dispositions.
     We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
     As of July 1, 2005, there were 17,680,916 shares of our common stock outstanding. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over shares owned by them.

				Shares of Common Stock
	Shares of Common Stock Beneficially			Beneficially Owned
	Owned Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent of	Shares Being	Beneficially	Percent of
Selling Stockholder	Owned	Class	Offered	Owned	Class
John M. Tilney	45,000	*	45,000	45,000	*
PO Box 4593, Henley On Thames Oxon, RG94UT UK
Samisa Investment Corporation	44,000 (1)	*	44,000	44,000	*
c/o American Equities Overseas 16 Old Bond Street, London, WIS4PS UK
John F. Turben	43,478	*	43,478	43,478	*
c/o Kirtland Capital 2550 SOM Center Road #105 Willoughby Hills, OH 44094
Jack M. Ferraro (2)	44,000	*	44,000	44,000	*
7443 Glenwild Drive, Park City, Utah, 84098
David S. Allsopp	166,086	*	21,739	166,086	*
37 Cadogan Place London, SWIX9RX UK
Lynda K. Claytor	52,000	*	52,000	52,000	*
PO Box 25184, Wilson, WY 83014
W. Anthony Hitschler	208,000	1.18%	208,000	208,000	1.18%
PO Box 25184, 3825 N. Kennel Lane Wilson, WY 83014
AEON Management Establishment	100,000 (3)	*	100,000	100,000	*
AEULESTRASSE 74 FL-9490 Vaduz, Liechtenstein
Frank J. Hollendoner (4)	22,000	*	22,000	22,000	*
30 Eccleston Square London, SW1V1NZ UK

					Shares of Common Stock
	Shares of Common Stock Beneficially				Beneficially Owned
	Owned Prior to the Offering				After the Offering
	Number of				Number of
	Shares			Number of	Shares
	Beneficially		Percent of	Shares Being	Beneficially	Percent of
Selling Stockholder	Owned		Class	Offered	Owned	Class
Douglas F. Johnston	22,000		*	22,000	22,000	*
795 Bougainvillea Lane, Vero Beach, FL 32963
James T. King	40,000		*	40,000	40,000	*
G/F Hang Tak Building Electric Street Wanchai, Hong Kong
TVI Corporation	729,500	(5)	4.13%	727,500	729,500	4.13%
300 Delaware Avenue, Wilmington, DE 19801
Frank J. Campbell, III	101,265	(6)	*	101,265	101,265	*
c/o National Financial Services LLC 200 Liberty Street, New York, NY 10281
Dennis L. Adams	60,000		*	60,000	60,000	*
120 Kynlyn Road, Radnor, PA 19087
Clarence J. Meyer	50,000		*	50,000	50,000	*
430 Stephney Road, Easton, CT 06612
Chennekatu Peter	29,000		*	29,000	29,000	*
1518 Cherry Lake Way, Heathrow, FL 32746
Thomas V. Zug, Jr.	40,000		*	40,000	40,000	*
1331 Monk Road, Gladwyne, PA 19035
Alexander T. Keith	7,693		*	7,693	7,693	*
150 East 73rd Street, Apt. 10D New York, NY 10021
Serena Keith	7,693		*	7,693	7,693	*
150 East 73rd Street, Apt. 10D New York, NY 10021
Jayne T. Keith	84,614		*	84,614	84,614	*
150 East 73rd Street, Apt. 10D New York, NY 10021
Alberto Guadagnini	50,000		*	50,000	50,000	*
116 E. Gay Street, West Chester, PA 19380
William Scott and Karen Scott, Joint Tenants	50,000		*	50,000	50,000	*
12612 Promontown Road Los Angeles, CA 90049
D. Gerald Bing, Jr., Trustee	22,000		*	22,000	22,000	*
D. Gerald Bing, Jr. Trust U/A 1/17/00 PO Box 487, Minden, NV 89423
Edward A. Zabielski, Jr.	21,739	(7)	*	21,739	21,739	*
403 Buttonwood Road, Landenberg, PA 19350
GM Johnston Family, LP	225,000	(8)	1.27%	225,000	225,000	1.27%
940 Apple Blossom Lane, Springdale, AR 72762
Arnold G. Bowles	25,000		*	25,000	25,000	*
1175 Timbergate Drive, Rydal, PA 19046
Les Baledge	225,000	(9)	1.27%	225,000	225,000	1.27%
668 N. Sequoyah Drive, Fayetteville, AR 72701
Charles G. Lubar	21,739		*	21,739	21,739	*
82 Onslow Gardens, London, SW73B5 UK
William M. Smith, Jr.	29,500		*	29,500	29,500	*
63 Whitehall Drive, Collegeville, PA 19426
James Flatt and Ellen Flatt, Joint Tenants	21,740		*	21,740	21,740	*
399 Colket Lane, Strafford, PA 19087
John E. Heppe, Jr.	21,740		*	21,740	21,740	*
237 W. Montgomery Avenue Haverford, PA 19041
Gus Blass, II	150,000		*	150,000	150,000	*
16 W. Palisades Drive, Little Rock, AR 72207
James P. Creed	25,000		*	25,000	25,000	*
499 Gulf Road, King of Prussia, PA 19406
Nicole Sheetz	21,740		*	21,740	21,740	*
1060 Wyndsong Drive, York, PA 17403
William Schimmel	21,740		*	21,740	21,740	*
1056 Buxton Road, Bridgewater, NJ 08807
Robin MacAusland	21,740		*	21,740	21,740	*
113 Gower Road, New Canaan, CT 06840
Fred C. Applegate, Trustee Fred	200,000		1.13%	200,000	200,000	1.13%
C. Applegate Trust U/A 10/8/92 7566 Saint Andrews Road Rancho Santa Fe, CA 92067
1041 Partners, LP	237,188	(10)	1.34%	237,188	237,188	1.34%
992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Kurt Kennedy	21,740		*	21,740	21,740	*
Sandra Kennedy, Joint Tenants 192 Peachblossom, Ivyland, PA 18974
Gregory P. Kipple	21,739		*	21,739	21,739	*
84 Gottliebs Field Road, Medford, NJ 08055

					Shares of Common Stock
	Shares of Common Stock Beneficially				Beneficially Owned
	Owned Prior to the Offering				After the Offering
	Number of				Number of
	Shares			Number of	Shares
	Beneficially		Percent of	Shares Being	Beneficially	Percent of
Selling Stockholder	Owned		Class	Offered	Owned	Class
Julianna J. Zekan	21,740		*	21,740	21,740	*
215 Upland Way, Wayne, PA 19087
John E. Sylvester	21,740		*	21,740	21,740	*
6292 Sawmill Road, New Hope, PA 18938
Andrew J. DeGroat	21,740		*	21,740	21,740	*
23 Meade Road, Ambler, PA 19002
Walter Hahn and Linda Hahn, Joint Tenants	1,740		*	21,740	21,740	*
387 Hancock Road, Warminster, PA 18974
Robert H. Jacobs	33,159	(11)	*	33,159	33,159	*
175 Berwind Circle, Radnor, PA 19087
Elkhorn Partners Limited Partnership	75,000	(12)	*	75,000	75,000	*
2222 Skyline Drive, Elkhorn, NE 68022
Mellon HBV Event Driven Fund, LP	400,000	(13)	2.26%	400,000	400,000	2.26%
200 Park Avenue, Suite 3300 New York, NY 10166
Periscope Partners, LP	25,000	(14)	*	25,000	25,000	*
1600 Flat Rock Road, Penn Valley, PA 19072
Triage Capital Management L.P.	28,000	(15)	*	28,000	28,000	*
401 City Avenue, Suite 526 Bala Cynwyd, PA 19044
Triage Offshore Fund, Ltd.	266,000	(15)	1.50%	266,000	266,000	1.50%
401 City Avenue, Suite 526 Bala Cynwyd, PA 19044
Triage Capital Management B, L.P.	56,000	(15)	*	56,000	56,000	*
401 City Avenue, Suite 526 Bala Cynwyd, PA 19044
Thomas Carroll and Amy Carroll, Joint Tenants	30,000		*	30,000	30,000	*
118 Jaffrey Road, Malvern, PA 19355
Anthony C. McDermott	207,000		1.17%	207,000	207,000	1.17%
504 N. Wayne Avenue, Wayne, PA 19087
Patricia McDermott	50,000		*	50,000	50,000	*
524 Morris Lane, Berwyn, PA 19312
Gregory C. O’Brien	25,000		*	25,000	25,000	*
5246 Wynterhall Way, Dunwoody, CA 30338
Mark S. Daday	22,000		*	22,000	22,000	*
450 Pinkerton Road, Wexford, PA 15090
Robert C. Johnson, Jr.	25,000		*	25,000	25,000	*
901 Red Fox Run, Schwenksville, PA 19473
Glenn E. Becker	25,000		*	25,000	25,000	*
713 Fox Hollow Road, PO Box 675 Gwynedd Valley, PA 19437
Mark O’Brien	25,000		*	25,000	25,000	*
445 Summit Club Drive, Marietta, GA 30068
William S. Collom	25,000		*	25,000	25,000	*
125 Sterling Way, Hatfield, PA 19440
Paul K. Goldberg and Penny J. Goldberg, Joint Tenants	25,000		*	25,000	25,000	*
508 Prescott Road, Merion Station, PA 19066
Colin J. Williams	50,000		*	50,000	50,000	*
6 Harrison Drive, Newtown Square, PA 19073
Richard L. Fenimore	44,000		*	44,000	44,000	*
420 E. Spring Avenue, Ardmore, PA 19003
Kathleen O’Brien	25,000		*	25,000	25,000	*
2002 Weatherstone Drive, Paoli, PA 19301
Dorothy P. Gilbert	34,261		*	34,261	34,261	*
420 Inverary Road, Villanova, PA 19085
Annemie Deruytter	25,000		*	25,000	25,000	*
151 Timothy Circle, Radnor, PA 19087
Vincent Piazza	25,000		*	25,000	25,000	*
401 South Schuykill Ave., Norristown, PA 19403
Dennis Ryan	25,000		*	25,000	25,000	*
c/o Brendan Abstract Co. Louella Court, Wayne, PA 19087
E. Stephen Ellis and Carol Ellis, Joint Tenants	50,000		*	50,000	50,000	*
7317 Parliament Drive, Knoxville, TN 37919
Marc Gordon and Helene Gordon, Joint Tenants	25,000		*	25,000	25,000	*
4265 Frontier Road, Hatboro, PA 19040
Johney Chong	50,000		*	50,000	50,000	*
241 S. 6th St. #1704, Philadelphia, PA 19106
Claudie Williams	100,000		*	100,000	100,000	*
4 Timber Knoll Drive Washington Crossing, PA 18977
Janis Diamond Chack	50,000		*	50,000	50,000	*
10 Timber Knoll Drive Washington Crossing, PA 18977

					Shares of Common Stock
	Shares of Common Stock Beneficially				Beneficially Owned
	Owned Prior to the Offering				After the Offering
	Number of				Number of
	Shares			Number of	Shares
	Beneficially		Percent of	Shares Being	Beneficially	Percent of
Selling Stockholder	Owned		Class	Offered	Owned	Class
Cathy A. Wichert, Trustee	75,000		*	75,000	75,000	*
Cathy A. Wichert Living Trust U/A 9/10/01 8204 Seven Mile Drive Ponte Verde Beach, FL 32082
Marilyn Lebovitz	50,000		*	50,000	50,000	*
535 Countess Drive, Yardley, PA 19067
Alex Keszeli Kim Keszeli, Joint Tenants	53,260		*	53,260	53,260	*
813 Thicket Court, West Chester, PA 19330
William B. Schink	25,000		*	25,000	25,000	*
386 June Road, Stamford, CT 06903
Wilmington International Investments, LTD	25,000	(16)	*	25,000	25,000	*
c/o Stonehage SA Rue du Puits-Godet 12 Case postale 126 Neuchatel, 2005 Switzerland
Riveira Limited	50,000	(17)	*	50,000	50,000	*
Rue du Puits-Godet 12 Case postale 126 Neuchatel, 2005 Switzerland
Alex Keszeli DO P/ADM	21,740		*	21,740	21,740	*
Ear Nose & Throat Associates of Chester County 401K 813 Thicket Court, West Chester, PA 19330
Polar Capital LP	58,260	(18)	*	58,260	58,260	*
417 Callow Hill Street, Philadelphia, PA 19123
Beverlie F. Wissner, Trustee	25,000		*	25,000	25,000	*
Beverlie F. Wissner Declaration of Trust U/A 9/20/00 3470 Devon Pines, Keswick, VA 22947
Susan Madian-Spiezel	50,000		*	50,000	50,000	*
l6 Timber Knoll Drive Washington Crossing, PA 18977
Ira Lish and Gail Lish, Joint Tenants	25,000		*	25,000	25,000	*
303 Blue Heron Court, New Hope, PA 18938
Stanley H. Shatz and Geraldine A. Shatz, Joint Tenants	25,000		*	25,000	25,000	*
2120 Crescent, Yardley, PA 19067
Sally S. Eisen, Trustee	25,000		*	25,000	25,000	*
Eisen Family Trust U/A 2/13/92 1770 Avenida Delmundo #1509 Coronado, CA 92118
Barbara C. Reiter	25,000		*	25,000	25,000	*
2007 N. Lumina Avenue Wrightsville Beach, NC 28480
Robert Freeman and Susan Freeman, Trustees	21,739		*	21,739	21,739	*
Robert & Susan Freeman Family Trust U/A 6/21/94 2530 Wilshire Blvd., Suite 220 Santa Monica, CA 90403
Libertyview Funds LP	400,000	(19)	2.26%	400,000	400,000	2.26%
c/o Libertyview Capital Management 111 River Street, Suite 1000, Hoboken, NJ 07030
Kevin F. Hamilton	101,316	(20)	*	101,316	101,316	*
1046 Cedar Lane, Wycombe, PA 18980
Robert Fisk	262,859	(21)	1.49%	262,859	262,859	1.49%
104 Dilworthtown Road, Thornton, PA 19373
Sean McDermott	91,631	(22)	*	91,631	91,631	*
504 N. Wayne Avenue, Wayne, PA 19087
Richard M. Werman	43,478		*	43,478	43,478	*
17 The Intervale, Roslyn, NY 11576
Gary Kaminsky	43,478		*	43,478	43,478	*
77 The Intervale, Roslyn, NY 11576
Christopher J. Lockwood	86,956		*	86,956	86,956	*
17 Fairwind Court, Northport, NY 11768
Old Blue & Green Associates	130,434	(23)	*	130,434	130,434	*
c/o Gerald P. Kaminsky 136 Harold Road, Woodmere, NY 11598
Gerald P. Kaminsky	21,739		*	21,739	21,739	*
136 Harold Road, Woodmere, NY 11598
Michael I. Kaminsky	43,478		*	43,478	43,478	*
112 Woodhollow Road, East Hills, NY 11577
Lasser Associates LP	43,478	(24)	*	43,478	43,478	*
N&B Trust Co. of Delaware Mellon Bank Center, 919 Market Street, Suite 506, Wilmington, DE 19801
Joe Lasser	21,739		*	21,739	21,739	*
119 Cashman Road, Scarsdale, NY 10583

					Shares of Common Stock
	Shares of Common Stock Beneficially				Beneficially Owned
	Owned Prior to the Offering				After the Offering
	Number of				Number of
	Shares			Number of	Shares
	Beneficially		Percent of	Shares Being	Beneficially	Percent of
Selling Stockholder	Owned		Class	Offered	Owned	Class
Amphion Capital Partners LLC	674,000	(25)	3.81%	674,000	674,000	3.81%
350 Madison Ave., 16th Floor New York, NY 10017
Robert Bertoldi	52,260		*	52,260	52,260	*
500 East 77th St., Apt. 2322 New York, NY 10162
Richard C.E. Morgan	52,260		*	52,260	52,260	*
88 Foxwood Road, Stamford, CT 06903
Jonathan Gold	52,260		*	52,260	52,260	*
c/o Amphion Capital Partners LLC 350 Madison Ave., 16th Floor New York, NY 10017
Lombard Odier Darier Hentsch & Cie	21,740	(26)	*	21,740	21,740	*
11 rue de la Corraterie 1204 Geneve Switzerland
Sanjay Basu	21,740		*	21,740	21,740	*
110 William Street, Clark, NJ 07066
Tisu Investment Ltd BVI	30,000	(27)	*	30,000	30,000	*
Prager Dreifuss Muehlebachstr 6 CH-8008 Zurich, Switzerland
Stanley M. Zaslow, Declaration of Trust	26,130		*	26,130	26,130	*
DTD 6/20/00 Stanley M. Zaslow Trustee 12331 Rockledge Circle, Boca Raton, FL 33428
Lawrence Zaslow	26,130		*	26,130	26,130	*
20 Cabin Ridge Road, Chappaqua, NY 10514
Roger Cass	21,740		*	21,740	21,740	*
151 Ambledwood Drive, Salt Springs Island BCV8K1X2, Canada
Frank Cary	21,740		*	21,740	21,740	*
26 Old Farm Road, Darien, CT 06820
Ted C. Ginsberg	43,478		*	43,478	43,478	*
3000 Valley Forge Circle #154 King of Prussia, PA 19406
James Saltzman and Shirley Saltzman, Joint Tenants	21,740		*	21,740	21,740	*
876 Rabbit Run Road, Blue Bell, PA 19422
Ronnie M. Somers	21,740		*	21,740	21,740	*
191 Linden Drive, Elkins Park, PA 19027
Mitchell D. Ginsberg	21,739		*	21,739	21,739	*
6425 La Jolla Scenic Drive South La Jolla, CA 92037
Jonathan Sukonik	25,000		*	25,000	25,000	*
1250 Germantown Pike, Suite 100 Plymouth Meeting, PA 19462
Neil B. Sukonik	25,000		*	25,000	25,000	*
1250 Germantown Pike, Suite 100 Plymouth Meeting, PA 19462
Arnold Galman	21,740		*	12,140	21,740	*
261 Old York Road #110, Jenkintown, PA 19046
Albert T. Robinson	21,740		*	21,740	21,740	*
3700 Nelson’s Walk, Naples, FL 34102
Edward Farrell	50,000		*	50,000	75,000	*
3646 George F. Highway, Endwell, NY 13760
Thomas N. Hansen and Sandra C. Hansen, Joint Tenants	50,000		*	50,000	50,000	*
1067 South Lake Road, Middlesex, NY 14507
W. Benjamin Weaver and Marion L. Weaver, Joint Tenants	50,000		*	50,000	50,000	*
5443 Blue Heron Lake, Wesley Chapel, FL 33543
Craig M. Drake	15,000		*	15,000	15,000	*
1520 Spruce Street , The Touraine PHM Philadelphia, PA 19102
Richard A. Hansen	100,000		*	100,000	100,000	*
1064 Mount Pleasant Rd., Bryn Mawr, PA 19010
Penelope S. Hansen	50,000		*	50,000	50,000	*
1064 Mount Pleasant Rd., Bryn Mawr, PA 19010
Jeff O’Donnell	25,000		*	25,000	25,000	*
126 Rossmore Drive, Malvern, PA 19355
Amir L. Ecker	4,649	(28)	*	4,649	4,649	*
800 Newtown Road, Villanova, PA 19085

					Shares of Common Stock
	Shares of Common Stock Beneficially				Beneficially Owned
	Owned Prior to the Offering				After the Offering
	Number of				Number of
	Shares			Number of	Shares
	Beneficially		Percent of	Shares Being	Beneficially	Percent of
Selling Stockholder	Owned		Class	Offered	Owned	Class
Brinton Frith	550	(29)	*	550	550	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Ronald LaPointe	380	(30)	*	380	380	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Robert Schmauk	633	(31)	*	633	633	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Jerome Skochin	229,111	(32)	1.30%	229,111	229,111	1.30%
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Paul Smith	2,530	(33)	*	2,530	2,530	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
R. Scott Williams	12,650	(34)	*	12,650	12,650	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Mark Zimmer	30,651	(35)	*	30,651	30,651	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
James Allsopp	19,906	(36)	*	19,906	19,906	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Bernadette Pucillo	9,000	(37)	*	9,000	9,000	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Karen Spataccino	3,000	(38)	*	3,000	3,000	*
c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Suite 915 Wayne, PA 19087
Richard O’Brien, Sr.	25,000		*	25,000	25,000	*
c/o National Financial Services LLC 200 Liberty Street, New York, NY 10281
Richard O’Brien, II	24,644	(39)	*	24,644	24,644	*
c/o National Financial Services LLC 200 Liberty Street, New York, NY 10281
Richard E. Lane	21,739		*	21,739	21,739	*
c/o National Financial Services LLC 200 Liberty Street, New York, NY 10281
Sam Garre III	21,740		*	21,740	21,740	*
c/o National Financial Services LLC 200 Liberty Street, New York, NY 10281
Eagle Advisors Limited	347,413	(40)	*	173,913	173,913	*
Sir Walter Raleigh House 48/50 Esplande St Helier Jersey JE1 4HH Channel Islands

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Michel Y. de Beaumont has served as one of our directors since February 2004 and was a director of Abacus until May 2004 and is the natural person with voting and investment control over these shares.

(2)	Mr. Ferraro has served as one of our directors since February 2004.

(3)	Angelika Moosleithner-Bautner and Iwan J. Ackermann are the natural persons with voting and investment control over these shares.

(4)	Mr. Hollendoner has served as one of our directors since February 2004.

(5)	Daniel P. Harrington and Tinkham Veale II are the natural persons with voting and investment control over these shares.

(6)	Includes 1,265 shares of common stock issuable upon the exercise of warrants.

(7)	Edward A. Zabielski, Jr. may be deemed to be an affiliate of Met Financial, a registered broker-dealer. Mr. Zabielski purchased these shares in the ordinary course of business, and at the time of such purchase, had no agreement or understanding to distribute the securities.

(8)	Gerald Johnston is the natural person with voting and investment control over these shares.

(9)	Includes 20,000 Shares held in custodial accounts for Mr. Baledge’s minor children.

(10)	Kevin F. Hamilton is the natural person with voting and investment control over these shares.

(11)	Includes 8,159 shares of common stock issuable upon the exercise of warrants.

(12)	Alan S. Parsow is the natural person with voting and investment control over these shares.

(13)	Includes 100,000 shares held by Mellon HBV Event Driven Fund, LP, 270,000 shares held by Mellon HBV Master Multi-Strategy Fund, LP, and 30,000 shares held by Mellon HBV Master Leveraged Multi-Strategy Fund, LP (collectively, the “Mellon Entities”). Michael Hawthorne is the natural person with voting and investment control over the shares held by each of the Mellon Entities. Each of the Mellon Entities is: (i) an investment company registered under the Investment Company Act of 1940, as amended; (ii) a subsidiary of Mellon Financial Corporation; and (iii) an affiliate of the following registered broker-dealers: Mellon HR Securities, MBSC LLC, Dreyfus Service Corporation, Mellon Financial Markets, LLC, FutureShare Financial Services L.L.C., and Mellon Fund Distributors LP. Each of the Mellon Entities purchased these shares in the ordinary course of business, and, at the time of such purchases, had no agreements or understandings to distribute the securities.

(14)	Leon Frenkel is the natural person with voting and investment control over these shares.

(15)	Leon Frenkel is the natural person with voting and investment control over the securities held by these entities.

(16)	Cora Binchy, James Samuel Colclough, Ian Christopher Crosby, Mervyn Brian Ellis, and Laurence Leslie Hart are the natural persons with voting and investment control over these shares.

(17)	Cora Binchy, James Samuel Colclough, Ian Christopher Crosby, Mervyn Brian Ellis, and Laurence Leslie Hart are the natural persons with voting and investment control over these shares.

(18)	David Gallen is the natural person with voting and investment control over these shares.

(19)	Includes 200,000 shares held by Libertyview Funds LP and 200,000 shares held by Liberty Special Opportunities Fund LP. Libertyview Capital Management, a division of Neuberger Berman LLC, as investment adviser of these entities, has voting and investment power over these securities. The following individuals exercise investment power over such securities on behalf of Libertyview Capital Management: Michael Assante, Cort Gwon, Randall Hutton, K.C. Klegar, Spencer Kornreich, Roy Kwok, Aaron Meyer, Charles LaCarriere, Alan Mark, Richard Meckler, Kevin O’Neill, Ryan Hay and Ann Tucker.

(20)	Includes 57,838 shares of common stock issuable upon the exercise of warrants.

(21)	Includes 219,381 shares of common stock issuable upon the exercise of warrants.

(22)	Includes 48,153 shares of common stock issuable upon the exercise of warrants.

(23)	Gerald P. Kaminsky and Martin I. Kaminsky are the natural persons with voting and investment control over these shares.

(24)	James F. Lasser, Jean M. Lasser, and Carol Lasser Kornblith are the natural persons with voting and investment control over these shares.

(25)	Richard Morgan and Robert Bertoldi are the natural persons with voting and investment control over these shares.

(26)	Dominick Kamm is the natural person with voting and investment control over these shares. The selling stockholder is an indirect affiliate of Lombard Odier Darier Hentsch Securities Inc., an NASD member and registered broker-dealer. The selling stockholder purchased these shares in the ordinary course of business, and, at the time of such purchase, had no agreement or understanding to distribute the securities.

(27)	Tis Prager is the natural person with voting and investment control over these shares.

(28)	Represents 4,649 shares of common stock issuable upon the exercise of warrants.

(29)	Represents 550 shares of common stock issuable upon the exercise of warrants.

(30)	Represents 380 shares of common stock issuable upon the exercise of warrants.

(31)	Represents 633 shares of common stock issuable upon the exercise of warrants.

(32)	Includes 4,111 shares of common stock issuable upon the exercise of warrants.

(33)	Represents 2,530 shares of common stock issuable upon the exercise of warrants.

(34)	Represents 12,650 shares of common stock issuable upon the exercise of warrants.

(35)	Includes 5,651 shares of common stock issuable upon the exercise of warrants.

(36)	Represents 19,906 shares of common stock issuable upon the exercise of warrants.

(37)	Represents 9,000 shares of common stock issuable upon the exercise of warrants.

(38)	Represents 3,000 shares of common stock issuable upon the exercise of warrants.

(39)	Includes 2,144 shares of common stock issuable upon the exercise of warrants.

(40)	Includes 173,913 shares of common stock issuable upon the exercise of warrants. Terry Augustine Le Sueur and David Samuel Allsopp are the natural persons with voting and investment control over these shares.

PLAN OF DISTRIBUTION
     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes transferees, donees, pledgees, or other successors-in-interest to the named selling stockholders. The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered by this prospectus from time to time:
•	directly; or

•	through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of the shares for whom such underwriters, broker-dealers, or agents may act as agent.
     The shares may be sold from time to time in one or more transactions at:
•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     The sales described in the preceding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq Stock Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock in the course of hedging their positions. The selling stockholders may also sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares. The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by it, and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders. The selling stockholders may determine not to sell any or all of the shares offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares by other means not described in this prospectus. In this regard, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, upon being notified by the selling stockholders that any material arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling stockholders and of the participating agent, underwriter or broker-dealer, specific shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.
     The outstanding shares of our common stock are quoted on the Pink Sheets under the symbol “BJGP.”
     In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.
     The selling stockholders and any broker and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Any selling stockholder who is deemed an underwriter within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares of our common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.
     We will bear all costs, expenses and fees in connection with the registration of shares of our common stock, including shares issuable upon the exercise of warrants, to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares of our common stock. In addition, the selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of shares of our common stock against some liabilities, including liabilities arising under the Securities Act.
     Although we are under no obligation to register the shares of common stock covered by this prospectus, subject to our compliance with the Securities Act and the rules of any trading market on which shares of our common stock trade, we currently anticipate that, once effective, we will maintain the effectiveness of the registration statement of which this prospectus forms a part until April 2006, at which time, unless purchased by one of our “affiliates” as that term is defined in Rule 144 under the Securities Act, the substantial majority of the shares covered by this prospectus will be freely tradable pursuant to Rule 144(k) under the Securities Act. However, we may determine in our sole discretion to suspend the use of this prospectus or to cause the registration statement to no longer be effective at any time and from time to time, including whenever we are required to update the prospectus in accordance with the Securities Act. We also may not be able to maintain effectiveness of the registration statement of which this prospectus forms a part. If use of the prospectus is suspended or the registration statement of which this prospectus forms a part, once effective, ceases at any time to continue to be effective, the selling stockholders would not be able to offer and resell or otherwise transfer the shares covered by this prospectus pursuant to the registration statement.

MANAGEMENT
Executive Officers, Directors and Key Employees
     Set forth below is the name, age, position, and a brief account of the business experience of each of our executive officers, directors and certain other key employees:

Name	Age	Position
David (Xiaoying) Gao	55	President and Chief Executive Officer and Director
Fred M. Powell, CPA	44	Chief Financial Officer
Martyn D. Greenacre	63	Chairman
Michel Y. de Beaumont	62	Director
Jack M. Ferraro	59	Director
Frank J. Hollendoner	60	Director
John W. Stakes, M.D.	55	Director
Robert Wang	36	Vice President, BMP China
     David (Xiaoying) Gao has served as our President and Chief Executive Officer since February 2004. Since February 2002, Mr. Gao has served as Chairman of BMP China’s board of directors. Mr. Gao served as President and director of Abacus, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various positions at Motorola, Inc., a publicly-traded company specializing in wireless, broadband and automotive communications technologies and embedded electronic products, including: Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a BSC in Mechanical Engineering from the Beijing Institute of Technology, a BSC in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology.
     Fred M. Powell joined us as our Chief Financial Officer in January 2005. From May 2002 until December 2004, Mr. Powell served as the Chief Financial Officer of Eximias Pharmaceutical Corporation, a privately-held biopharmaceutical company. From April 1999 to May 2002, Mr. Powell served as the Senior Vice President, Finance and Administration, of InnaPhase Corporation, a technology solutions provider for life sciences companies that was acquired by Thermo-Electron Corporation in 2004.
     Martyn D. Greenacre has served as Chairman of our board of directors since July 2004. Since 2002, Mr. Greenacre has served as Chairman of Life Mist Technologies Corp., a fire suppression equipment company. From 1997 to 2001 Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman, Europe, SmithKline Beecham Pharmaceutical company. He joined Smith Kline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre currently serves as a director of Acusphere, Inc., a drug delivery company, Cephalon Inc., a pharmaceutical company, Curis Inc., a biotechnology company, and Immune Response Corp, a vaccine company.
     Michel Y. de Beaumont has served as one of our directors since February 2004. Mr. de Beaumont founded American Equities Overseas (UK) Ltd., a wholly-owned subsidiary of American Equities Overseas Inc., a private securities brokerage and corporate finance firm, in 1981 and since then has served as its Director. Mr. de Beaumont is a director of Luxembourg European & American Fund, an open-end investment fund incorporated in Luxembourg, LEAF Asset Management, the management company of Luxembourg European & American Fund, Emerge Capital, an open-end unit mutual fund, Emerge Management, Blue Chip Selection, and Blue Chip Selection Advisory Company, a Luxembourg mutual fund management company. Mr. de Beaumont also served as a director of Applied Science and Technology Inc., a publicly-traded company providing reactive gas modules and power supplies to the semiconductor device manufacturing and medical markets (subsequently acquired by MSK Instruments, Inc. in 2001) from 1993 to 2001 and Agritope Inc., a publicly-traded biotechnology company seeking to develop improved plant products (subsequently acquired by Exelixis Inc. in 2000) from 1997 to 2001. In February

2004, Mr. de Beaumont was appointed as a director of Memry Corp., a publicly-traded company that provides design, engineering, development and manufacturing services to the medical device and other industries.
     Jack M. Ferraro has served as one of our directors since February 2004. Mr. Ferraro is a private investor. From 1979 to 2000, he served as money manager and partner of Neuberger Berman, LLC, a public investment advisory firm (subsequently acquired by Lehman Brothers, Holdings, Inc.). Mr. Ferraro serves on the Board of Trustees of the Hackley School, the National Ability Center, and the Utah Committee of the Sundance Institute, and on the Advisory Council of Cornell University’s Johnson Graduate School of Management. He also served as a trustee of Blair Academy from 1994 to 2000 and of the Neuberger Museum of Art from 1996 to 1999.
     Frank J. Hollendoner has served as one of our directors since February 2004. Mr. Hollendoner is a private investor. From 2000 to 2004, Mr. Hollendoner served as Chairman of the board of directors of Dr. Foster, a privately-held healthcare information systems company. From 1993 to 2002, Mr. Hollendoner served as Chairman of the board of directors of Doughty Hanson & Co., a London based investment company and buy-out firm. Since 1993 he has served as Chairman of the advisory committee and member of the investment committee of Doughty Hanson & Co. He has served as a director of Ionic Fuel Technology, Inc., a publicly-traded environmental technology company, since 1998. From 1996 to 1998, he served as Chairman of the board of directors of Norden Pac Industries AB. From 1990 to 1998, Mr. Hollendoner served as Executive Chairman of the board of directors of Independent Care Group.
     John W. Stakes III, M.D., has served as one of our directors since February 2004. Dr. Stakes has served as an Associate Neurologist at Massachusetts General Hospital since 1990, as Director, Massachusetts General Hospital Sleep Disorders Laboratory, since 1982, and as Director, Specialty Care Development, Massachusetts General Physicians Organization, since 1995. He was a member of the Committee on Continuing Medical Education of the Harvard Medical School. Dr. Stakes has held a teaching position at the Harvard Medical School since 1975.
     Robert Wang has served as a Vice President of BMP China since May 2002. From October 2000 to May 2002, Mr. Wang served as a medical investment sector manager at National Chemical Export and Import Company (Sinochem). From 1997 to 2000, Dr. Wang served as Senior Manager at the Business Development Department of Chai Tai Healthcare Group. From 2002 to 2002 he served as section head at China National Chemicals Import and Export Corp., now Sinochem, a Chinese oil and chemicals trading company. Dr. Wang holds a Ph.D. in Pharmaceutical Chemistry from Beijing University.
Board Composition
     Our certificate of incorporation and bylaws authorize our board of directors to have up to nine members.

Board Committees
     Our board of directors has the following committees: an audit committee, a compensation committee, a governance committee and an executive committee. The composition and responsibilities of each committee are described below.
     Audit Committee. The members of our audit committee are Messrs. Hollendoner, Greenacre and Ferraro. Mr. Hollendoner chairs the committee. Our audit committee assists our board of directors in its oversight of:
•	our accounting, reporting and financial practices;

•	the audits of our financial statements, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors, including determining whether to engage or dismiss the independent auditors, and internal audit functions.
     We believe that the composition of our audit committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, and the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations. Our board of directors has determined that Mr. Hollendoner is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.
     Compensation Committee. The members of our compensation committee are Messrs. Ferraro, de Beaumont and Stakes. Mr. Ferraro chairs the committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:
•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees; and

•	evaluating the performance of our executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance.
     Our compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.
     Governance Committee. The members of our governance committee are Messrs. Stakes, de Beaumont and Greenacre. Mr. Stakes chairs the committee. Our governance committee assists our board of directors in:
•	identifying individuals qualified to serve as directors and recommending to our board of directors the director nominees for the next annual meeting of stockholders;

•	periodically reviewing corporate governance guidelines applicable to us;

•	recommending to our board of directors the responsibilities of each board committee, the structure and operation of each board committee, and the director nominees for assignment to each board committee; and

•	overseeing our board’s regular evaluation of the board’s performance and of the other board committees.
     Executive Committee. The current members of our executive committee are Messrs. Greenacre, Ferraro and Gao. Mr. Greenacre chairs the committee. The executive committee has the power to act on behalf of our board of directors to the extent permitted under Delaware law.
Code of Ethics and Business Conduct
     We have adopted a Code of Ethics and Business Conduct that applies to all employees. We intend to make this Code of Ethics and Business Conduct available on our website at: www.beijingmedpharm.com.
Compensation Committee Interlocks and Insider Participation
     None of our executive officers serves as a member of the compensation committee or any other committee serving an equivalent function of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No member of our compensation committee has ever been our employee.
Director Compensation
     We generally reimburse our directors for all reasonable expenses incurred in connection with their attendance at board of directors’ and committee meetings. Directors other than the chairman, who are not our employees receive compensation in the amount of $10,000 per year for service on the board of directors. The chairman of our board of directors receives compensation in the amount of $50,000 per year for serving as chairman. During 2004, we granted options to purchase 60,000 shares of our common stock to each of our non-employee directors in connection with their service as members of the board of directors. During 2004, we also granted options to purchase 5,000 shares of our common stock to each member of a committee of our board of directors and options to purchase an additional 5,000 shares of our common stock to each chairman of a committee of our board of directors. These options have an exercise price of $1.15 per share and vest over the same period as employee options. In January 2005, we granted options to purchase 15,000 shares of our common stock to each of our non-employee directors in connection with their service as members of the board of directors. In January 2005, we also granted options to purchase 5,000 shares of our common stock to each member of a committee of our board of directors and options to purchase an additional 5,000 shares of our common stock to each chairman of a committee of our board of directors. These options have an exercise price of $2.25 per share and vest over the same period as employee options. Directors who are also our officers or employees do not receive any cash or other compensation for their services as directors.
Executive Compensation
Summary Compensation Table
     The following table summarizes the compensation paid to, awarded to or earned during the fiscal year ended December 31, 2004 by our Chief Executive Officer and the other executive officer whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2004. The executive officers listed in the following table are referred to in this prospectus as our named executive officers.

				Long-Term
				Compensation
				Securities	All Other
Name and Principal Position	Annual Compensation			Underlying Options	Compensation
	Year	Salary	Bonus
David Gao(1)	2004	$200,000	—	180,000	—
President and Chief Executive Officer
Edwin M. Norse(1)	2004	$100,000	—	20,000	—
Treasurer and Secretary

(1)	Messrs. Gao and Norse were elected to their respective offices in February 2004. Mr. Norse terminated his employment with the Company in June, 2005.
Option Grants in Fiscal Year 2004
     The following table provides summary information regarding the individual grants of stock options to each of our named executive officers during the fiscal year ended December 31, 2004. No stock option grants were made during the fiscal year ended December 31, 2003.

		Percentage of			Potential Realizable Value at
Named	Number of Securities	Total Options	Exercise		Assumed Annual Rates of Stock
Executive	Underlying Options	Granted to	Price Per	Expiration	Price Appreciation
Officers	Granted	Employees	Share	Date	for Option Term
					5%	10%
David Gao	180,000	32.43%	$1.15	10 Years	$219,901	$350,155
Edwin Norse	20,000	3.60%	$1.15	10 Years	24,433	38,906
     Each option represents the right to purchase one share of our common stock. As of July 1, 2005, we granted options to purchase an aggregate of 1,450,000 shares of our common stock to various officers, employees, directors, and others, 130,000 of which have been subsequently forfeited.
     The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. SEC rules specify 0%, 5%, and 10% assumed annual rates of compounded stock price appreciation, which do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the last reported price of our common stock on July 6, 2005, which was $1.90. Actual gains, if any, on stock option exercise depend on the future performance of our common stock and overall market conditions. The gains reflected in the table above may not necessarily be achieved.
Aggregated Option Exercises During Fiscal Year 2004 and Certain Option Values
     The following table shows information as of December 31, 2004 concerning the number and value of exercised options and unexercised options held by each of our named executive officers. Our named executive officers did not hold or exercise any options during the fiscal year ended December 31, 2003. The value of the unexercised in-the-money options listed below has been calculated on the basis of the last reported price of our common stock on July 6, 2005, less the exercise price per share multiplied by the number of shares of our common stock underlying the options.

	Shares
	Acquired		Number of Securities
	Upon	Value	Underlying Unexercised		Value of Unexercised
Named Executive Officers	Exercise	Realized	Options at December 31, 2004		Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
David Gao	—	—	—	180,000	—	$135,000
Edwin Norse	—	—	—	20,000	—	$15,000
David Gao Employment Agreement and Severance Agreement
     We have an employment agreement with David Gao, our President and Chief Executive Officer. Mr. Gao’s employment agreement became effective on February 10, 2004, and has an initial term extending through December 31, 2005, and thereafter is automatically extended for an additional one-year period, unless terminated at least 90 days prior to the end of the applicable term by either party.
     The employment agreement provides Mr. Gao with an annual base salary of $200,000 for the services that he is required to perform under the agreement. Effective January 1, 2005 and each subsequent January 1 during the term of the employment agreement, Mr. Gao will be entitled to receive an annual cash bonus in an amount to be determined by our board of directors. Mr. Gao received a bonus of $50,000 in 2005. The employment agreement also provides that Mr. Gao will be granted options to purchase shares of our common stock at a price and for a number of years to be determined by our board of directors. The employment agreement also provides that Mr. Gao will be entitled to participate in any disability, medical, or life insurance or other similar plan or arrangement, any stock bonus, purchase or option plan and any bonus or profit sharing plan or retirement plan or other fringe benefits provided by us to our executives in general. In addition, the employment agreement provides for reimbursement to Mr. Gao for his reasonable out-of-pocket expenses incurred in connection with the performance of his duties for us, as well as the use of an automobile when he is working in China. Mr. Gao is entitled to four weeks of paid vacation per year.
     The employment agreement provides that if Mr. Gao’s employment is terminated by us for any reason other than cause or the expiration of the employment agreement, Mr. Gao will receive:
•	if the termination occurs within the first two years of the employment agreement, an amount equal to 12 months of his base salary, which will be paid in 12 equal monthly installments beginning seven days after termination of his employment;

•	if the termination occurs after the second year of the employment agreement, an amount equal to 12 months of his then current base salary payable in a lump sum within seven days of termination of his employment;

•	the immediate vesting of all options, pension plans, and other benefits packages in which he was a participant; and

•	such additional payments and other compensation as may be reasonable under the circumstances and approved by our board of directors if the termination is due to our merger into another company or if we are sold to a third party. In the event of a merger or combination in which we are not the surviving entity, or a sale of all or substantially all of our assets, on at least 30 days’ prior written notice to Mr. Gao, we may terminate the employment agreement effective on the date of such transaction and such termination will constitute a termination without cause.
     The employment agreement defines “cause” to mean Mr. Gao engaging in any:
•	act of dishonesty;

•	act of malfeasance;

•	action taken in knowing contradiction to our best interests;

•	refusal to perform job functions reasonably required of him under the employment agreement; or

•	any other act which has a direct, substantial and adverse effect on our reputation or business.
     The employment agreement also provides that Mr. Gao may terminate the employment agreement upon 30 days’ written notice if we fail to observe or comply with any material provision of the employment agreement, provided such failure is not cured by us within 30 days after written notice has been provided to us, or we are dissolved. If Mr. Gao terminates the employment agreement for one of the foregoing reasons, we will pay to him his base salary through the date of termination plus any incentive compensation accrued by him under our Incentive Compensation Plan but not yet paid and we will continue to pay to him his base salary for a period equal to the lesser of:
•	two years from the date of termination; and

•	the sum of one year plus the period from the date of such termination through the date when the term of the employment agreement would have expired but for the termination.
     The employment agreement will also terminate if Mr. Gao dies or becomes disabled. However, during the period that Mr. Gao is disabled we will continue to pay to him his base salary and all other benefits under the employment agreement until the employment agreement is terminated by us on account of Mr. Gao’s disability. We may also terminate Mr. Gao’s employment for cause and upon such termination, he will not be entitled to receive any future base salary or any other benefits under the employment agreement. Lastly, we may terminate Mr. Gao’s employment at the end of the applicable term of the employment agreement by providing him with at least 90 days’ advance notice.
     The employment agreement provides that during its term and for the two year period after Mr. Gao’s termination of employment for a termination on account of his disability, termination for cause, termination of the employment agreement at the end of the term or Mr. Gao’s voluntary termination with 90 days advance notice, Mr. Gao will not:
•	become involved with a competing organization;

•	solicit or call any of our customers who was a customer of ours during the period of one year prior to his termination for the purpose of inducing such customer to purchase or lease a competing service; or

•	solicit any of our employees to leave our employment.
     A competing organization is defined under the employment agreement as any person or legal entity engaged in, about to engage in, or intending to engage in, the business of providing services to foreign and/or domestic pharmaceutical companies, specifically: drug distribution, physician-oriented drug promotion, product registration, clinical management, and pre-market entry analyses. The employment agreement defines a competing service as any service of any person or legal entity other than us, or any of our parent, subsidiaries or affiliates, in existence or under development, which during the term of the employment agreement, competes with or is an alternative to any present or planned future service by us, whether or not actively marketed by us. The employment agreement also requires that Mr. Gao keep our information confidential and restricts his use of such information.
Fred M. Powell
     Fred M. Powell’s employment with us began in January 2005. Under the terms of Mr. Powell’s offer of employment, his annual salary is $195,000 and he will be eligible for up to a 25% annual bonus payable in the first quarter of the following year based on his individual performance and the achievement of our objectives. Our board of directors has approved a severance arrangement for Mr. Powell such that, should his employment be terminated by us without cause, he will be entitled to receive a payment equal to his then current monthly salary multiplied by six months and the continuation of benefits for the period of time during which his severance payments are made. In connection with the commencement of his employment, in January 2005 we granted Mr. Powell an option to purchase 150,000 shares of our common stock at an exercise price per share of $2.25. This option will become exercisable over a four-year period, with 25% becoming exercisable on the first anniversary of the date of grant and 25% becoming exercisable on each anniversary thereafter. This option will expire ten years from the date of grant.
2004 Stock Incentive Plan
     In February 2004, our board of directors adopted, and our stockholders approved, our 2004 Stock Incentive Plan, or the Plan, for the purpose of incentivizing, attracting and retaining our key employees, officers, non-employee directors, consultants and independent contractors. The Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants and other equity-based awards. The material terms of the Plan are summarized below.
Administration
     The Plan is administered by our compensation committee. The compensation committee has the authority to:
•	select the individuals who will participate in the Plan;

•	determine the types of awards to be granted to participants;

•	determine the number of shares of our common stock covered by each award;

•	determine the terms and conditions of any award agreement;

•	amend the terms and conditions of any award or award agreement and accelerate the exercisability of options or the lapse of restrictions relating to restricted stock, restricted stock units or other awards;

•	determine whether, to what extent and under what circumstances awards may be exercised in cash, shares of our common stock, other securities, other awards or other property, or canceled, forfeited or suspended;

•	determine whether, to what extent and under what circumstances amounts under awards will be deferred at our election or at the election of the participant;

•	interpret and administer the Plan and instrument or agreement relating to the Plan;

•	establish, amend, suspend or waive rules and regulations relating to the Plan; and

•	make any other determination and take any other action relating to the Plan.
     The compensation committee may delegate its powers and duties under the Plan to one or more of our directors or a committee of our directors. Our board of directors may also exercise the powers and duties of the compensation committee under the Plan at any time.
Eligibility
     All of our employees, officers, consultants, independent contractors and directors and those of our affiliates are eligible to receive awards under the Plan, as determined by the compensation committee.
Share Authorization
     The Plan authorizes the issuance of up to 2,500,000 shares of our common stock, subject to adjustment as described below. The Plan provides that no more than 400,000 shares of our common stock may be awarded to any one individual in any calendar year if the value of the award is based solely on an increase in the value of our shares of common stock after the date of grant of the award, subject to adjustment as described below. The Plan also provides that no more than 100,000 shares of our common stock may be awarded to any one individual in any calendar year if the value of the award is not based solely on an increase in the value of our shares of common stock after the date of grant of the award, subject to adjustment as described below.
     In connection with any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or our other securities, issuance of warrants or other rights to purchase shares of our common stock or our other securities or other similar corporate transaction or event affecting our common stock, that would result in dilution or enlargement of the benefits or potential benefits under the Plan, the compensation committee will make adjustments as it deems equitable in the number and type of shares of our common stock (or other securities or property) that may be made subject to awards, the terms and conditions and the number of shares (or other securities or property) subject to outstanding awards, and the purchase or exercise price with respect to any outstanding award.
     If any shares of our common stock covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of the shares of common stock, then the number of shares of common stock counted against the aggregate number of shares of common stock available under the Plan, with respect to such award, will again be available for granting as awards under the Plan. In addition, if any shares of our common stock are used as full or partial payment of the purchase price relating to an award under the Plan, or in connection with the satisfaction of tax obligations relating to the award, such shares of common stock will again be available for granting pursuant to awards, other than options, under the Plan.

Awards
     The Plan provides that awards may be granted in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants or other stock-based awards.
     Options. A stock option entitles the holder to purchase shares of our common stock from us at the option price. Options granted under the Plan may be incentive stock options, or ISOs, or nonqualified stock options. ISOs may only be granted to our employees and those employees of our affiliates that are subsidiary corporations (within the meaning of section 424(f) of the Internal Revenue Code) and if an ISO is granted to a stockholder who owns more than 10% of our voting securities certain additional requirements will apply to the ISO. The compensation committee will fix the purchase price on the date the option is granted, but the price cannot be less than the fair market value of our common stock on the date of grant. The option will be exercisable at the times and subject to the conditions prescribed by the compensation committee. Options generally become exercisable over a four-year period, with 50% becoming exercisable on the second anniversary of the date of grant and 25% becoming exercisable on each anniversary thereafter. The purchase price for an option will be paid in the method and form that is determined acceptable by the compensation committee. The compensation committee will set the option term, which cannot exceed ten years. The compensation committee may also grant reload options either separately or together with another option, pursuant to terms and conditions as established by the compensation committee. As of July 1, 2005, options to purchase 865,000 shares of our common stock have previously been granted to our management employees and options to purchase 585,000 shares of our common stock have previously been granted to our non-employee directors. No options have been granted to our consultants or independent contractors.
     Stock Appreciation Rights. The Plan also permits us to grant stock appreciation rights, or SARs. A SAR generally entitles the holder to receive a payment equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the grant price of the SAR as specified by the compensation committee at the time of grant. The compensation committee will set the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of SARs. The term of a SAR cannot exceed ten years from the date of grant. The compensation committee may impose such conditions and restrictions on the exercise of SARs as it may deem appropriate. No SARs have been awarded under the Plan.
     Restricted Stock Awards and Restricted Stock Units. The Plan permits us to grant restricted stock awards and restricted stock units. A restricted stock award is an award of our common stock that is nonvested and nontransferable until requirements established by the compensation committee have been satisfied. A restricted stock unit is an award that allows the participant to receive a share of our common stock (or a cash payment equal to the fair market value of our common stock) at a future date. Awards of restricted stock and restricted stock units will be subject to such restrictions as the compensation committee may impose (including, without limitation, a wavier by the participant of the right to vote or to receive any dividend or other right or property with respect to the award), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the compensation committee may deem appropriate. Except as otherwise determined by the compensation committee, upon termination of the participant’s employment during the applicable restriction period, all shares of our common stock subject to the restricted stock award and all restricted stock units will be forfeited and reacquired by us, however, the compensation committee may waive in whole or in part any or all remaining restrictions with respect to such awards. No restricted stock or restricted stock units have been awarded under the Plan.
     Performance Awards. The Plan also allows us to grant performance awards subject to the terms of the Plan and the applicable award agreement. A performance award may be denominated or payable in cash, shares of our common stock (including restricted stock and restricted stock units) or other property. Performance Awards entitle the participant to receive payments upon the satisfaction of performance criteria as may be established by the compensation committee. The performance goals to be achieved during the performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the compensation committee. No performance awards have been awarded under the Plan.

     Other Stock Grants. The Plan also allows us to grant stock grants subject to the terms of the Plan and the applicable award agreement. Stock grants are shares of our common stock that are issued without restrictions. No other stock grants have been awarded under the Plan.
     Other Stock-Based Awards. The Plan allows us to grant other stock-based awards. Other stock-based awards are awards under the Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock. The compensation committee will determine the terms and conditions of other stock-based awards under the Plan. No other stock-based awards have been awarded under the Plan.
Qualified Performance-Based Compensation.
     Options and SARs granted under the Plan are intended to meet the exception for qualified-performance based compensation under section 162(m) of the Internal Revenue Code. The Plan also permits the compensation committee to impose and specify specific performance goals that must be met with respect to awards of restricted stock, restricted stock units, performance awards, other stock grants and other stock-based awards under section 162(m) of the Internal Revenue Code. The performance goals, to the extent designed to meet the requirements of section 162(m) of the Internal Revenue Code, will be determined by our compensation committee and may be based on one or more of the following objectives: stockholder value based on the fair market value, dividends or the fair market value and dividends on our common stock; comparative performance against companies in a benchmark index selected by the compensation committee; earnings per share or earnings per share growth; return on equity; economic value added; cash flow; or return on capital.
Change in Control.
     If we experience a change in control, all outstanding options and SARs will be fully vested and exercisable and all restrictions and other conditions applicable to outstanding restricted stock awards, restricted stock units, other stock grants and other stock-based awards, including vesting requirements, will lapse and such awards will become free of all restrictions and fully vested. In addition, any performance award that has been earned but not paid will become immediately payable in cash. The value of all outstanding awards (other than performance awards) will, unless otherwise determined by the compensation committee at or after the date of grant, will be cashed out on the basis of the change in control price as of the date that the change of control occurs or such other date as determined by the compensation committee prior to a change in control.
     In general terms, a change in control under the Plan occurs (with certain exceptions):
•	if a person (or a group of persons) becomes the owner of 40% or more of our voting securities;

•	if there is a change in the composition of a majority of our board of directors during any period of two consecutive years;

•	if our stockholders approve a merger or consolidation of us with any other corporation;

•	if our stockholders approve a plan of our liquidation or dissolution; or

•	if our stockholders approve a sale or disposition of all or substantially all of our assets.
Tax Withholding/Tax Bonuses.
     We may take whatever action is necessary to ensure that all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from a participant. The compensation committee may assist a participant in paying such amounts by permitting the participant to satisfy such obligation by electing to have us withhold a portion of the shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such award with a fair market value equal to the amount of such taxes, or by delivering to us shares of our common stock, other than shares issued pursuant to the award, with a fair market value equal to the amount of such taxes. The compensation committee may also provide at the time of grant of an award or at any time after the grant that a cash bonus will be paid to a participant at the time of the exercise or receipt of (or the lapse of restrictions relating to) awards in order to provide funds for the participant to pay all or portion of the federal and state taxes due with respect to such award.
Amendment and Termination.
     Our board of directors may amend, alter, suspend, discontinue or terminate the Plan at any time; provided that our stockholders approve any such action if such approval is required in order to comply with applicable stock exchange requirements, to comply with the requirements of the Internal Revenue Code, or if such action would decrease the grant or exercise price of any option, SAR, other stock grant or other stock-based award to less than the fair market value of such award on the date of grant. No amendment of the Plan will adversely affect a participant’s rights without the participant’s consent.
     Unless terminated or discontinued sooner, no awards may be granted under the Plan after February 10, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     From the date of our incorporation until the date of this prospectus, there has not been any transaction or series of similar transactions, nor is there currently proposed any transaction or series of similar transactions, to which we were, are, or would be a party, and in which the amount involved exceeded or would exceed $60,000 and in which any of our directors or executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation and compensation arrangements (including with respect to equity compensation and board compensation) described in “Management” and the transactions described below.
     We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
     Our President and Chief Executive Officer, David Gao, served as President and as a director Abacus from August 2003 to June 2004 and as Chief Executive Officer of Abacus from July 2003 to June 2004. Abacus beneficially owned approximately 44.82% of our common stock as of July 1, 2005. Mr. Gao also holds an equity interest in Abacus. One of our directors, Michel de Beaumont, previously served as a director of Abacus but resigned from that position in May 2004.
     In July 2004, we entered into a consulting agreement with Ning Ning Chang. Ms. Chang previously served as the Chief Executive Officer of Abacus, is currently a director of Abacus, and holds a significant equity interest in Abacus. Under this agreement, Ms. Chang provides certain business consulting services to us. Ms. Chang receives a consulting fee of $5,000 per month, which is payable on a quarterly basis, until at least December 31, 2005, and may receive a discretionary bonus the disbursement of which is within our complete control. In addition, after December 31, 2005, we may unilaterally reduce the compensation payable to Ms. Chang under the agreement or terminate the agreement.
     In July 2003, Abacus loaned $100,000 to BMP China. The note evidencing the loan bore interest at an annual rate of 5%. We repaid the entire principal amount and accrued interest on the loan in April 2004. We also advanced approximately $20,000 to Abacus in April 2004. This amount does not bear interest and is anticipated to be repaid by the end of 2005.
     We have engaged in the following transactions regarding sales of our common stock with our directors and with the sole beneficial owner of 5% or more of our common stock:
•	In February 2004, we acquired all of the capital stock of BMP China in exchange for the issuance by us of 7,807,509 shares of our common stock to Abacus. Abacus beneficially owned 7,807,509 shares of our common stock as of July 1, 2005.

•	In March 2004, we completed a private placement of 8,695,562 shares of our common stock, at a price of $1.15 per share. Messrs. Ferraro and Hollendoner, two of our directors, purchased 44,000 and 22,000 shares of our common stock, respectively, in this private placement offering.

PRINCIPAL STOCKHOLDERS
Security Ownership of Certain Beneficial Owners
     The following table shows information known by us with respect to the beneficial ownership of our common stock as of July 1, 2005, for each of the following persons:
•	each of our directors;

•	our named executive officer;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons or entities known by us to beneficially own 5% or more of our common stock.
     The number of shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of July 1, 2005 through the exercise of any warrant, stock option or other right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options and warrants that are exercisable within 60 days of July 1, 2005 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The following table is based on 17,680,916 shares of our common stock outstanding as of July 1, 2005. Unless otherwise indicated, the address of all individuals and entities listed below is Beijing Med-Pharm Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. Each of the individuals and entities listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number of	Percent of Shares
	Shares	Beneficially Owned
	Beneficially	Before this	After this
	Owned	Offering	Offering
Name of Beneficial Owner
Directors and Named Executive Officers		*	*
David Gao (1)	0	*	*
Martyn Greenacre (2)	0	*	*
Fred M. Powell (3)	0	*	*
Michel Y. de Beaumont (4)	44,000	*	*
Jack M. Ferraro (5)	44,000	*	*
Frank J. Hollendoner (6)	22,000	*	*
John W. Stakes, M.D. (7)	0	*	*
All Directors and Executives Officers as a Group (7 persons)	110,000	*	*

Five Percent Stockholders:
Abacus Investments Ltd. (8)
44 Church Street
P.O. Box HM 2958
Hamilton HM HX
Bermuda	7,807,509	44.82%	44.82%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Excludes 230,000 shares underlying options that are not exercisable within 60 days of July 1, 2005.

(2)	Excludes 110,000 shares underlying options that are not exercisable within 60 days of July 1, 2005.

(3)	Excludes 150,000 shares underlying options that are not exercisable within 60 days of July 1, 2005.

(4)	Includes 44,000 shares held by Samisa Investment Corporation. Mr. de Beaumont is the natural person who has voting and investment control over the shares of Samisa Investment Corporation.

(5)	Excludes 115,000 shares underlying options that are not exercisable within 60 days of July 1, 2005.

(6)	Excludes 95,000 shares underlying options that are not exercisable within 60 days of July 1, 2005.

(7)	Excludes 100,000 shares underlying options that are not exercisable within 60 days of July 1, 2005.

(8)	Ning Ning Chang and John F. Turben are the natural persons who have shared voting and investment power for the shares beneficially owned by Abacus Investments.

DESCRIPTION OF CAPITAL STOCK
General
     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. As of July 1, 2005, there were 17,680,916 shares of our common stock outstanding, outstanding options to purchase 1,320,000 shares of our common stock, and outstanding warrants to purchase 573,913 shares of our common stock.
Common Stock
     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available thereof at such time and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not to subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of our common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of any liquidation preference of any outstanding preferred stock. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.
Options
     As of July 1, 2005, options to purchase a total of 1,320,000 shares of our common stock were outstanding and options to purchase 1,180,000 additional shares of our common stock were available for future grant under our 2004 Stock Incentive Plan.
Warrants
     As of July 1, 2005, there are outstanding warrants to purchase up to 573,913 shares of our common stock at an exercise price of $1.15 per share. These warrants are exercisable for a period of five years and expire in April 2009.
Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and under Delaware Law
     Our bylaws provide that only the Chairman of our board of directors or a majority of the members of our board of directors may call a special meeting of stockholders. Our bylaws also establish procedures, including advance notice, with regard to the nomination of directors and stockholder proposals. These provisions of the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions also may have the effect of preventing changes in our management.
     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
•	prior to the business combination, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned:

•	by persons who are directors and also officers;

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
     In general, the Delaware General Corporation Law defines an interested stockholder as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation) that beneficially owns 15% or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate or associate of such entity or person.
     The Delaware General Corporation Law generally defines a business combination to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the aggregate market value of all the assets of the corporation or its majority-owned subsidiary that involves the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Transfer Agent and Registrar
     The Transfer Agent and Registrar for our common stock is Florida Atlantic Stock Transfer, Inc., whose address is 7130 Nob Hill Road, Tamarac, Florida 33321, and whose phone number is (954) 726-4954.
Listing
     Our common stock is currently quoted on the Pink Sheets. When the SEC declares this registration statement effective, we will become subject to the reporting requirements of the Exchange Act. Although we intend to continue to have our common stock quoted on the in the immediate future, we may in the future decide to apply for quotation of our common stock on a nationally recognized securities exchange.
CERTAIN PROVISIONS OF DELAWARE LAW AND
OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS
     The following description of certain provisions of Delaware law and of our certificate of incorporation and bylaws is only a summary. For a complete description, we refer you to Delaware law, our certificate of incorporation and our bylaws that are exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors
     Our bylaws provide that the number of directors of our company may be established by our board of directors and may not be fewer than one and not more than nine. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.
     According to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.
Removal of Directors
     Our bylaws provide that a director may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast in the election of directors.
Amendment to Our Certificate of Incorporation and Bylaws
     Our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:
•	pursuant to our notice of the meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures in the bylaws.
     With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only:
•	pursuant to our notice of meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
Limitations on Liability of Directors and Indemnification of Directors and Officers
     Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.
     Our bylaws provide that we shall indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to any proceeding, by reason of the fact that such person was or is our authorized representative (including one of our directors or officers or any individual who is or was serving at our request as a director, officer, employee or agent of another entity), against expenses, liability and loss reasonably incurred by such person in connection with such proceeding to the fullest extent authorized by the Delaware General Corporation Law. However, we will indemnify such a person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person, only if the proceeding (or part thereof) was authorized by our board of directors. We may also provide indemnification to our employees and agents with the same scope and effect by action of our board of directors. Additionally, we will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section.
     Our bylaws provide for indemnification of and the payment of expenses in advance to directors and officers to the fullest extent permitted by applicable law.
     We have obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.
     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
SHARES ELIGIBLE FOR FUTURE SALE
     Our common stock is quoted on the Pink Sheets. We cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of options and warrants, in the public market, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.
     After this offering, we will have outstanding 17,680,916 shares of common stock based on the number of shares outstanding as of July 1, 2005. This includes the 8,501,052 shares that are being registered under this registration statement, which, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may be resold in the public market immediately. The remaining 9,179,864 shares, or approximately 52% of our outstanding shares after this offering, are currently, and will be as of 90 and 180 days after the date of this prospectus, restricted securities within the meaning of Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below. As of July 1, 2005, 606,504 shares were freely tradable and 17,074,412 shares were eligible for resale under Rule 144, subject to volume limitations and the other provisions of Rule 144. We are also registering under this registration statement for reserve by the selling shareholders 573,913 shares issuable upon the exercise of warrants.
Rule 144
     In general, under Rule 144, an affiliate of ours who beneficially owns shares of our common stock that are not restricted securities, or a person who has beneficially owned shares of our common stock that are not restricted securities for at least one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•	1% of the number of shares of our common stock then outstanding, which will equal approximately 174,207 shares immediately after this offering; and

•	the average weekly reported volume of trading in shares of our common stock reported through the Pink Sheets during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 144(k)
     Shares of our common stock eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering. In general, under Rule 144(k), a person may sell shares of our common stock acquired immediately upon completion of this offering, without regard to manner of sale, the availability of public information or volume, if:
•	the person is not our affiliate and has not been our affiliate at any time during the three months preceding such a sale; and

•	the person has beneficially owned the share proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate.
Rule 701
     In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.
Stock Options
     As of July 1, 2005, we had outstanding options to purchase 1,320,000 shares of our common stock. Following this offering, we may determine to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock issuable under our 2004 Stock Incentive Plan.
EXPERTS
     The financial statements of Beijing Med-Pharm Corporation and Subsidiary, Beijing Med-Pharm Market Calculating Co. Ltd., as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Grant Thornton, Hong Kong, an independent registered public accounting firm, as stated in its reports appearing herein. These financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     Beijing Wanwei Pharmaceutical Co. Ltd.’s financial statements as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Grant Thornton, Hong Kong, an independent registered public accounting firm, as stated in its reports appearing herein. These financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
     Certain legal matters with respect to the validity of shares of the common stock being offered hereby will be passed on for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. One of our selling stockholders named in this prospectus, Charles G. Lubar, who beneficially owns 21,739 shares of our common stock, is a partner at Morgan, Lewis & Bockius LLP.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling stockholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will also be required to file annual, quarterly, and special reports, proxy statements and other information with the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.
     You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document that we file with the SEC at its public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
     You also may obtain copies of the documents at prescribed rates by contacting the Public Reference Room of the SEC at (202) 551-8090. Please call the SEC at (202) 551-8090 for further information on the operation of the public reference room.

FINANCIAL STATEMENTS

Consolidated Balance Sheets (Unaudited)	Beijing Med-Pharm Corporation and Subsidiary

	December 31, 2004	June 30, 2005
	(restated)
Assets
Current Assets:
Cash and Cash Equivalents	$6,267,672	$4,553,696
Accounts Receivable	38,817	5,861
Other Receivables	23,394	12,339
Purchase Deposit on Acquisition of Beijing Wanwei	1,132,530	1,132,530
Due from Affiliated Entity	20,113	20,113
Prepaid Expenses and Other Current Assets	17,518	49,365

Total Current Assets	7,500,044	5,773,904
Property and Equipment, Net	52,892	40,771

Total Assets	$7,552,936	$5,814,675

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$118,440	$397,848
Accrued Payroll	111,272	44,921
Accrued Professional Fees	396,171	150,000
Accrued Other	50,602	247,157
Contract Allowance	—	459,000
Due to Investors	118,750	118,750

Total Current Liabilities	795,235	1,417,676

Stockholders’ Equity:
Common Stock, $.001 Par Value; 50,000,000 Shares Authorized; 17,680,916 Shares Issued and Outstanding	17,682	17,682
Additional Paid in Capital	8,906,007	9,105,547
Common Stock Warrants	1,278,588	1,278,588
Accumulated Deficit	(3,444,576)	(6,004,818)

Total Stockholders’ Equity	6,757,701	4,396,999

Total Liabilities and Stockholders’ Equity	$7,552,936	$5,814,675

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations (Unaudited)	Beijing Med-Pharm Corporation and Subsidiary

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2005	2004	2005
Net Revenues	$15,089	$44,018	$97,242	$100,753
Cost of Services	73,481	589,791	128,160	698,559

Gross Margin	(58,392)	(545,773)	(30,918)	(597,806)

Sales and Marketing Expenses	340	10,656	7,278	21,195
General & Administration Expenses	413,864	1,110,649	512,611	1,979,682

Total Operating Expenses	414,204	1,121,305	519,889	2,000,877

Loss From Operations	(472,596)	(1,667,078)	(550,807)	(2,598,683)

Other Income (Expense):
Interest Income	23,119	42,886	23,184	81,886
Interest Expense	(3,515)	(17,252)	(3,615)	(17,252)
Other Expenses	—	(11,193)	—	(11,193)

Total Other (Expense) Income	19,604	14,441	19,569	53,441

Loss Before Provision For (Benefit From) Income Taxes	(452,992)	(1,652,637)	(531,238)	(2,545,242)
Provision For Income Taxes	—	—	—	15,000

Net Loss	$(452,992)	$(1,652,637)	$(531,238)	$(2,560,242)

Basic and Fully-Diluted (Loss) Earnings Per Share	$(0.03)	$(0.09)	$(0.04)	$(0.14)

Basic and Fully-Diluted Weighted-average Shares Outstanding	17,537,921	17,680,916	14,585,768	17,680,916

Consolidated Statement of Stockholders’ Equity (Unaudited)	Beijing Med-Pharm Corporation and Subsidiary

		Common Stock
			Additional	Common		Total
	Number	$.001 Par	Paid-in	Stock	Accumulated	Stockholders'
	of Shares	Value	Capital	Warrants	Deficit	Equity
Balance as of December 31, 2004 (restated)	17,680,916	$17,682	$8,906,007	$1,278,588	$(3,444,576)	6,757,701

Stock-Based Compensation	—	—	99,769	—	—	99,769

Net Loss	—	—	—	—	(907,605)	(907,605)

Balance as of March 31, 2005 (Unaudited)	17,680,916	$17,682	$9,005,776	$1,278,588	$(4,352,181)	$5,949,865

Stock-Based Compensation	—	—	99,771	—	—	99,771

Net Loss	—	—	—	—	(1,652,637)	(1,652,637)

Balance as of June 30, 2005 (Unaudited)	17,680,916	$17,682	$9,105,547	$1,278,588	$(6,004,818)	$4,396,999

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows (Unaudited)	Beijing Med-Pharm Corporation and Subsidiary

For the six months ended June 30	2004	2005
Cash Flows from Operating Activities:
Net Loss	$(531,314)	$(2,560,242)
Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities:
Depreciation	2,804	5,303
Loss on assets disposed	—	11,384
Stock-Based Compensation	25,863	199,540
Decrease in Accounts Receivable	15,495	32,956
(Increase) Decrease in Other Receivables	(16,406)	11,055
Increase in Prepaid Expenses and Other Current Assets	(97,137)	(31,847)
Increase (Decrease) in Accounts Payable	(104,907)	279,408
Increase (Decrease) in Accrued Payroll	24,344	(66,351)
Decrease in Accrued Professional Fees	—	(246,171)
Increase in Contract Allowance	—	459,000
Increase in Accrued Other	170,941	196,555

Net Cash Used in Operating Activities	(510,317)	(1,709,410)

Cash Flows from Operating Activities:
Acquisition of Property and Equipment	(27,790)	(4,566)

Net Cash Used in Investing Activities	(27,790)	(4,566)

Net Proceeds from Sale of Common Stock	8,992,203	—

Net Cash Provided by Financing Activities	8,992,203	—

Net Increase in Cash and Equivalents	8,454,096	(1,713,976)
Cash and Equivalents, Beginning	56,280	6,267,672

Cash and Equivalents, Ending	$8,510,376	$4,553,696

Supplemental Disclosure of Cash Flows Information Cash Paid During the Year for:
Income Taxes	$1,553	$—
Interest	—	—
The accompanying notes are an integral part of these financial statements.

Notes to the Consolidated Financial Statements (Unaudited) Beijing Med-Pharm Corporation and Subsidiary
1. Basis of Presentation:
          The accompanying unaudited consolidated financial statements as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 of Beijing Med-Pharm Corporation and Subsidiary (together referred to as “the Company”) include the accounts of Beijing Med-Pharm Corporation (the “Parent”) and its wholly-owned subsidiary, Beijing Med-Pharm Market Calculating Co. Ltd. (“BMP China”) and should be read in conjunction with the audited consolidated financial statements and accompanying footnotes of the Company as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included elsewhere herein. In the opinion of management, the accompanying unaudited consolidated financial statements contain all material adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the Company’s interim results. Certain information and footnote disclosures required for complete financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to applicable rules and regulations. The operating results for the interim periods are not necessarily indicative of the results to be expected for the full year.
          Earnings Per Share: The Company calculates basic earnings per share based on the weighted-average number of outstanding common shares. The Company calculates diluted earnings per share based on the weighted-average number of outstanding common shares plus the effect of dilutive stock options. Common stock equivalents have been excluded from the diluted per share calculations as of June 30, 2005, as the Company has incurred a net loss during the six months then ended, and their inclusion would have been anti-dilutive.
2. Restatement
On August 19, 2005 Management announced its intention to restate the company’s financial statements as of and for the period ended December 31, 2004 principally to correct a $51,000 overstatement of revenue. As a result of the restatement, revenues reported for the fiscal year ended December 31, 2004 will be reduced from $260,000 to $209,000, resulting in an increased loss in the Company’s earnings per share from $0.15 per share to $0.16 per share. The overstatement resulted from the erroneous recording of an advance payment from a distributor as revenue in the first quarter of 2004.
          The following schedule reconcile the amounts originally reported in the Company’s consolidated balance sheet as of December 31, 2004 and the consolidated statement of income and cash flow for the year ended December 31, 2004:

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2004
	(Reported)	Adjustments	(Restated)
Current Assets:
Cash and Cash Equivalents	$6,267,672	—	$6,267,672
Accounts Receivable	38,817	—	38,817
Other Receivables	23,394	—	23,394
Purchase Deposit on Acquisition of Beijing Wanwei	1,132,530	—	1,132,530
Due from Affiliated Entity	20,113	—	20,113
Prepaid Expenses and Other Current Assets	17,518	—	17,518

Total Current Assets	7,500,044	—	7,500,044
Property and Equipment, Net	52,892	—	52,892

Total Assets	$7,552,936	$—	$7,552,936

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$118,440	50,602	$169,042
Accrued Payroll	111,272	—	111,272
Accrued Professional Fees	396,171	—	396,171
Accrued Other	—	—	—
Due to Investors	118,750	—	118,750

Total Current Liabilities	744,633	50,602	795,235

Stockholders’ Equity:
Common stock	17,682	—	17,682
Additional Paid in Capital	8,906,007	—	8,906,007
Common Stock Warrants	1,278,588	—	1,278,588
Accumulated Deficit	(3,393,974)	(50,602)	(3,444,576)

Total Stockholders’ Deficit	6,808,303	(50,602)	6,757,701

Total Liabilities and Stockholders’ Equity	$7,552,936	$—	$7,552,936

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2004
	(Reported)	Adjustments	(Restated)
Net Revenue	$259,906	(50,602)	$209,304
Cost of Services	317,777	—	317,777

Gross Margin	(57,871)	(50,602)	(108,473)

Sales and Marketing Expenses	63,334	—	63,334
General & Administration Expenses	2,201,009	—	2,201,009
Bad debt expense	—	—	—

Total Operating Expenses	2,264,343	—	2,264,343

Loss From Operations	(2,322,214)	(50,602)	(2,372,816)

Other Income (Expense)
Interest Income	77,906	—	77,906
Interest Expense	(6,709)	—	(6,709)

Total Other (Expense) Income	71,197	—	71,197

Loss Before Provision For (Benefit From) Income Taxes	(2,251,017)	(50,602)	(2,301,619)

Provision For Income Taxes	—	—	—

Net Loss	$(2,251,017)	$(50,602)	$(2,301,619)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004
	(Reported)	Adjustments	(Restated)
Cash Flows from Operating Activities:
Net Loss	$(2,251,017)	(50,602)	$(2,301,619)
Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities:
Depreciation	7,218	—	7,218
Stock-Based Compensation	295,594	—	295,594
(Increased) Decrease in Accounts Receivable	(23,322)	—	(23,322)
(Increased) Decrease in Other Receivables	(12,319)	—	(12,319)
(Increased) Decrease in Prepaid Expenses and Other Current Assets	(17,048)	—	(17,048)
(Increased) Decrease in Accounts Payable	13,533	—	13,533
(Increased) Decrease in Accrued Payroll	93,009	—	93,009
(Increased) Decrease in Accrued Professional Fees	396,171	—	396,171
(Increased) Decrease in Accrued Other	(9,528)	50,602	41,074

Net Cash Used in Operating Activities	(1,507,709)	—	(1,507,709)

Cash Flows from Operating Activities:
Purchase Deposit on Acquisition of Beijing Wanwei	(1,132,530)	—	(1,132,530)
Acquisition of Property and Equipment	(38,831)	—	(38,831)

Net Cash Used in Investing Activities	(1,171,361)	—	(1,171,361)

Net Proceeds from Sale of Common Stock	8,791,825	—	8,791,825
Increase in Due to Investors	118,750	—	118,750
Advance to Affiliated Entity	(20,113)	—	(20,113)

Net Cash Provided by Financing Activities	8,890,462	—	8,890,462

Net Increase in Cash and Equivalents	6,211,392	—	6,211,392
Cash and Equivalents, Beginning	56,280	—	56,280

Cash and Equivalents, Ending	$6,267,672	$—	$6,267,672

3. Acquisition:
     In January 2004, the Company completed a reverse merger with Just Great Coffee, Inc. (“JGC”), a US-based corporation with no assets, liabilities or operating results for the periods presented, to gain access to the public capital markets. JGC was incorporated on May 31, 1994 in New Jersey. In connection with the reverse merger agreement, 100% of the JGC voting stock was acquired for 760,005 common stock shares. The Company received larger voting rights of the combined entity and controlled the Board of Directors. All members of management of the combined entity were the Company employees.
     In February 2004, the Company acquired a 100% interest in BMP China from Abacus Investments Ltd., a majority shareholder of the Company at the time of the acquisition, in exchange for 7,807,509 of the Company’s common stock shares. The Company was incorporated November 10, 2003 in Delaware. At the date of acquisition, because the exchange of shares was between entities under common control, the Company recorded the assets and liabilities transferred at their historical cost at the time of their transfer in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”). In accordance with SFAS No. 141, the financial statements and financial data for the periods presented reflect the financial results of the previously separate entities as combined.
4. Segment Information:
          The Company operates in one significant business segment. During the six months ended June 30, 2004 and 2005, 100% of the Company’s revenues were derived from marketing fees.
5. Commitment:
     On December 15, 2004, the Company entered into a share transfer and debt restructuring agreement with Beijing Wanhui Pharmaceutical Group (“Wanhui Group”), an 80% equity holder of Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei”) and a share transfer agreement with Wen Xin, the holder of the remaining 20% equity interest in Wanwei. Under the agreements, the Company will acquire all of the outstanding equity interests of Wanwei. Under the share transfer and debt restructuring agreement, the Company will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229 at the time of the advance; $1,849,568 as of August 26, 2005) of the RMB 37,419,020 ($4,508,315 at the time of the advance; $4,613,936 as of August 26, 2005) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,419,020 ($3,544,460 at the time of the advance; $3,627,499 as of August 26, 2005). Of the RMB 15,000,000 obligated to be repaid to Wanhui Group in connection with the transaction, the Company will pay RMB 8,000,000 ($963,855 at the time of the advance; $986,436 as of August 26, 2005) and Wanwei has paid the remaining loan balance of RMB 7,000,000 ($843,373 at the time of the advance; $863,132 as of August 26) to Wanhui Group. Wanwei has also entered into an entrusted loan agreement with China International Trust and Industrial Bank and the Company under which it has obtained a loan of RMB 7,000,000 from the Company. The term of the entrusted loan agreement is nine months at 5.2% interest per annum, paid quarterly. In the event the transaction does not close, Wanwei is obligated to immediately repay the loan to the Company, and Wanhui Group has guaranteed such repayment obligation. Under the share transfer agreement with Wen Xin, the Company will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00.
     In December 2004, the Company advanced RMB 9,400,000 ($1,132,530 at the time of the advance; $1,159,062 as of August 26, 2005) to Wanwei. Of that amount, RMB 7,000,000 represented the Company’s entrusted loan to Wanwei (which amount was provided to Wanwei in respect of Wanwei’s repayment of the RMB 7,000,000 loan balance that Wanwei was obligated to pay to Wanhui Group). The other RMB 2,400,000 to Wanwei constitutes an advance payment against the Company’s remaining RMB 8,000,000 obligation to Wanhui Group.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders of
Beijing Med-Pharm Corporation and Subsidiary
     We have audited the accompanying balance sheets of Beijing Med-Pharm Corporation and Subsidiary (the “Company”), as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows, for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Med-Pharm Corporation and Subsidiary as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
     In connection with our audit of the financial statements referred to above, we have audited Schedule II — Valuation and Qualifying Accounts, for each of the three years in the period ended December 31, 2004. In our opinion this schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/ Grant Thornton
Hong Kong
March 18, 2005
(August 19, 2005 as for Note 2)

Consolidated Balance Sheets	Beijing Med-Pharm Corporation and Subsidiary

	December 31,	December 31, 2004
	December 31, 2003	(restated)
Assets
Current Assets:
Cash and Cash Equivalents	$56,280	$6,267,672
Accounts Receivable	15,495	38,817
Other Receivables	11,075	23,394
Purchase Deposit on Acquisition of Beijing Wanwei	—	1,132,530
Due from Affiliated Entity	—	20,113
Prepaid Expenses and Other Current Assets	470	17,518

Total Current Assets	83,320	7,500,044
Property and Equipment, Net	21,279	52,892

Total Assets	$104,599	$7,552,936

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities:
Accounts Payable	$104,907	$118,440
Accrued Payroll	18,263	111,272
Accrued Professional Fees	—	396,171
Accrued Other	9,528	50,602
Due to Investors	—	118,750

Total Current Liabilities	132,698	795,235

Stockholders’ (Deficit) Equity:
Common Stock, $.001 Par Value; 50,000,000 Shares Authorized; 17,680,916 Shares Issued and Outstanding	—	17,682
Additional Paid in Capital	1,114,858	8,906,007
Common Stock Warrants	—	1,278,588
Accumulated Deficit	(1,142,957)	(3,444,576)

Total Stockholders’ (Deficit) Equity	(28,099)	6,757,701

Total Liabilities and Stockholders’ (Deficit) Equity	$104,599	$7,552,936

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations	Beijing Med-Pharm Corporation and Subsidiary

			2004
For the Years Ended December 31,	2002	2003	(restated)
Net Revenues	$1,008,905	$933,025	$209,304
Cost of Services	798,713	664,813	317,777

Gross Margin	210,192	268,212	(108,473)

Sales and Marketing Expenses	69,142	36,098	63,334
General & Administration Expenses	251,665	217,524	2,201,009
Bad Debt Expense	58,998	6,590	—

Total Operating Expenses	379,805	260,212	2,264,343

(Loss) Income From Operations	(169,613)	8,000	(2,372,816)

Other Income (Expense):
Interest Income	—	—	77,906
Interest Expense	(8,380)	(496)	(6,709)

Total Other (Expense) Income	(8,380)	(496)	71,197

(Loss) Income Before Provision For (Benefit From) Income Taxes	(177,993)	7,504	(2,301,619)
Provision For (Benefit From) Income Taxes	3,924	2,178	—

Net (Loss) Income	$(181,917)	$5,326	$(2,301,619)

Basic and Fully-Diluted (Loss) Earnings Per Share	$(0.02)	$0.00	$(0.16)

Basic and Fully-Diluted Weighted-average Shares Outstanding	$7,807,509	$7,807,509	14,742,822
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Stockholders’ Equity	Beijing Med-Pharm Corporation and Subsidiary

	Common Stock
			Additional	Common		Total
	Number of	$.001 Par	Additional Paid-in	Stock	Accumulated	Stockholders'
	Number of Shares	$.001 Par Value	Capital	Warrants	Deficit	Equity
Balance as of December 31, 2001	—	$—	$1,114,858	$—	$(966,366)	$148,492

Net Loss	—	—	—	—	(181,917)	(181,917)

Balance as of December 31, 2002	—	—	1,114,858	—	1,148,283)	(33,425)

Net Income	—	—	—	—	5,326	5,326

Balance as of December 31, 2003	—	—	1,114,858	—	(1,142,957)	(28,099)

Issuance of Common Stock Upon Reverse Merger of Just Great Coffee	760,005	760	(760)	—	—	—

Issuance of Common Stock Upon Acquisition of BMP China	7,807,509	7,808	(7,808)	—	—	—

Costs Incurred in Connection with Reverse Merger and Acquisition	417,750	418	(418)	—	—	—

Common Stock Issuance in Connection with Private Placement	8,695,652	8,696	9,991,304	—	—	10,000,000

Costs Incurred in Connection with Stock Issuance	—	—	(1,208,175)	—	—	(1,208,175)

Stock-Based Compensation	—	—	295,594	—	—	295,594

Common Stock Warrants Issuance	—	—	(1,278,588)	1,278,588	—	—

Net Loss (restated)	—	—	—	—	(2,301,619)	(2,301,619)

Balance as of December 31, 2004 (restated)	17,680,916	$17,682	$8,906,007	$1,278,588	$(3,444,576)	$6,757,701

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows	Beijing Med-Pharm Corporation and Subsidiary

			2004
For the Years Ended December 31	2002	2003	(restated)
Cash Flows from Operating Activities:
Net (Loss) Income	$(181,917)	$5,326	$(2,301,619)
Adjustments to Reconcile Net (Loss) Income to Net Cash Used In Operating Activities:
Depreciation	36,663	2,468	7,218
Stock-Based Compensation	—	—	295,594
Loss on Disposal of Equipment	15,968	—	—
(Increase) Decrease in Accounts Receivable	2,993	(15,495)	(23,322)
(Increase) Decrease in Other Receivables	1,446	100	(12,319)
(Increase) Decrease in Prepaid Expenses and Other Current Assets	3,072	(470)	(17,048)
Increase in Accounts Payable	97,812	999	13,533
Increase (Decrease) in Accrued Payroll	7,224	(15,439)	93,009
Increase in Accrued Professional Fees	—	—	396,171
Increase (Decrease) in Accrued Other	11,051	(9,831)	41,074

Net Cash Used in Operating Activities	(5,688)	(32,342)	(1,507,709)

Cash Flows from Investing Activities:
Purchase Deposit on Acquisition of Beijing Wanwei	—	—	(1,132,530)
Acquisition of Property and Equipment	(320)	(508)	(38,831)

Net Cash Used In Investing Activities	(320)	(508)	(1,171,361)

Cash Flows from Financing Activities:
Net Proceeds from Sale of Common Stock	—	—	8,791,825
Increase in Due to Investors	—	—	118,750
Advances to Affiliated Entity	—	—	(20,113)

Net Cash Provided by Financing Activities	—	—	8,890,462

Net Increase in Cash and Equivalents	(6,008)	(32,850)	6,211,392
Cash and Equivalents, Beginning	95,138	89,130	56,280

Cash and Equivalents, Ending	$89,130	$56,280	$6,267,672

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Years for:
Income Taxes	$1,108	$3,261	$1,553
Interest	8,652	—	—
Non-Cash Investing and Financing Activities:
     During the year ended December 31, 2004, in connection with services provided associated with a private placement completed in March 2004, the Company issued common stock warrants for the purchase of 400,000 shares of common stock, and in connection with services provided for the reverse merger completed in January 2004 and the acquisition of BMP China completed in February 2004, the Company issued a common stock warrant for the purchase of 173,913 shares of common stock. These warrants have been valued using the Black-Scholes option pricing model at $1,278,588.
The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements	Beijing Med-Pharm Corporation and Subsidiary
1. Significant Accounting Policies:
     Reporting Entity: The consolidated financial statements of Beijing Med-Pharm Corporation and Subsidiary (together referred to as “the Company”) include the accounts of Beijing Med-Pharm Corporation (the “Parent”) and its wholly-owned subsidiary, Beijing Med-Pharm Co. Ltd. (formerly known as Beijing Med-Pharm Marketing Calculating Co., Ltd.) (“BMP China”). All significant inter-company balances and transactions have been eliminated in consolidation. The Company is principally engaged in product registration, market research, pre-market entry analysis, clinical trial management and pharmaceutical marketing to physicians, hospitals, and other healthcare providers throughout The People’s Republic of China (“PRC” or “China”). As the acquisition of BMP China by the Company was made in February 2004, the balance sheet and the statements of operations and cashflows as of and for the year ended December 31, 2003 only include those balances of BMP China.
     Cash and Equivalents: The Company maintains a cash management program, which provides for the investment of excess cash balances primarily in short-term money market instruments and investments, which, at times, may exceed federally insured limits. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2003 and 2004, approximately $56,000 and $373,000, respectively, of the Company’s cash and equivalents are maintained in foreign banking institutions within China.
     Trade Accounts Receivable and Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based upon its assessment of the collectibility of accounts receivable.
     Property and Equipment: Property and equipment are recorded at cost, and consist of office equipment, furniture and fixtures, and leasehold improvements. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.
     Revenue Recognition: The Company provides comprehensive marketing and promotion services to manufacturers under exclusive agreements for specified pharmaceuticals, which are distributed through distribution agreements between the manufacturers and the distribution provider. The Company has also entered into separate cooperation agreements with the distributor. The exclusive agreements with manufacturers expire on various dates ranging from December 2006 through September 2008, subject to certain termination provisions, such as specified minimum sales targets and solvency provisions. The Company recognizes revenue, net of returns, in the form of commissions on products delivered by the distribution provider at the time of delivery, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Under the terms of the agreements, revenues are generally receivable from manufacturers within 45 days of delivery. We estimate the reserve for product returns at the time revenue is recognized based on various market data, historical trends, and information from customers.
     The Company also provides clinical and regulatory services, which include pre-market entry analysis and product registration services. Fees for such services are contractually fixed, with payment schedules generally defined in accordance with significant milestones of the contracted service. Revenue is recognized as the services are provided, and payments received in advance of such services are recorded as deferred revenue until such time the services are completed.
     Foreign Currency Translation: The accounts of the Company’s foreign subsidiary are translated in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (SFAS 52). The Company has determined that the functional currency of its subsidiary should be their local currency, the Chinese RenMinBi (RMB). The translations of the functional currency financial statements of its subsidiary into United States reporting currency dollars are performed for assets and liabilities denominated in foreign currencies into U.S. dollars using the closing exchange rates in effect at the balance sheet dates. The Chinese RMB is indexed to the U.S. dollar; therefore, there are no translation gains or losses to be recognized in the accompanying balance sheets. Transaction gains and losses are determined using the average exchange rate during the year. As all foreign transactions were transacted in RMB, there are no foreign currency transaction gains or losses to be reported in the Company’s statement of operations.
     Income Taxes: The Company reports under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
     Fair Value of Financial Instruments: Cash, accounts receivable, accounts payable, accrued liabilities and debt are reflected in the financial statements at carrying amounts which approximate fair value.
     Earnings Per Share: The Company calculates basic earnings per share based on the weighted-average number of outstanding common shares and incremental shares. The Company calculates diluted earnings per share based on the weighted-average number of outstanding common shares plus the effect of dilutive stock options and other incremental shares. Common stock equivalents have been excluded from the diluted per share calculations as of December 31, 2004, as the Company has incurred a net loss during the year then ended, and their inclusion would have been anti-dilutive. The number of weighted average shares for the years ended December 31, 2000, 2001, 2002 and 2003 equate to the shares issued to Abacus upon the Company’s acquisition of BMP China, which was wholly-owned by Abacus.
     Advertising Costs: The Company expenses advertising costs as incurred. During the years ended December 31, 2003 and 2004, the Company did not incur any advertising expenses.
     Use of Estimates: Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Actual results experienced by the Company may differ from those estimates.
     Stock-Based Compensation: The Company has a stock-based employee compensation plan, the 2004 Stock Incentive Plan (the “Plan”), which provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants and other equity-based awards (See Note 10). The Company accounts for stock options granted to employees using the intrinsic method in accordance with APB No. 25 “Accounting for Stock Issued to Employees” and related interpretations. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 148.
2. Restatement
On August 19, 2005 Management announced its intention to restate the company’s financial statements as of and for the period ended December 31, 2004 principally to correct a $51,000 overstatement of revenue. As a result of the restatement, revenues reported for the fiscal year ended December 31, 2004 will be reduced from $260,000 to $209,000, resulting in an increased loss in the Company’s earnings per share from $0.15 per share to $0.16 per share. The overstatement resulted from the erroneous recording of an advance payment from a distributor as revenue in the first quarter of 2004.
     The following schedule reconcile the amounts originally reported in the Company’s consolidated balance sheet as of December 31, 2004 and the consolidated statement of income and cash flow for the year ended December 31, 2004:

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2004
	(Reported)	Adjustments	(Restated)
Current Assets:
Cash and Cash Equivalents	$6,267,672	—	$6,267,672
Accounts Receivable	38,817	—	38,817
Other Receivables	23,394	—	23,394
Purchase Deposit on Acquisition of Beijing Wanwei	1,132,530	—	1,132,530
Due from Affiliated Entity	20,113	—	20,113
Prepaid Expenses and Other Current Assets	17,518	—	17,518

Total Current Assets	7,500,044	—	7,500,044
Property and Equipment, Net	52,892	—	52,892

Total Assets	$7,552,936	$—	$7,552,936

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$118,440	50,602	$169,042
Accrued Payroll	111,272	—	111,272
Accrued Professional Fees	396,171	—	396,171
Accrued Other	—	—	—
Due to Investors	118,750	—	118,750

Total Current Liabilities	744,633	50,602	795,235

Stockholders’ Equity:
Common stock	17,682	—	17,682
Additional Paid in Capital	8,906,007	—	8,906,007
Common Stock Warrants	1,278,588	—	1,278,588
Accumulated Deficit	(3,393,974)	(50,602)	(3,444,576)

Total Stockholders’ Deficit	6,808,303	(50,602)	6,757,701

Total Liabilities and Stockholders’ Equity	$7,552,936	$—	$7,552,936

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2004
	(Reported)	Adjustments	(Restated)
Net Revenue	$259,906	(50,602)	$209,304
Cost of Services	317,777	—	317,777

Gross Margin	(57,871)	(50,602)	(108,473)

Sales and Marketing Expenses	63,334	—	63,334
General & Administration Expenses	2,201,009	—	2,201,009
Bad debt expense	—	—	—

Total Operating Expenses	2,264,343	—	2,264,343

Loss From Operations	(2,322,214)	(50,602)	(2,372,816)

Other Income (Expense)
Interest Income	77,906	—	77,906
Interest Expense	(6,709)	—	(6,709)

Total Other (Expense) Income	71,197	—	71,197

Loss Before Provision For (Benefit From) Income Taxes	(2,251,017)	(50,602)	(2,301,619)

Provision For Income Taxes	—	—	—

Net Loss	$(2,251,017)	$(50,602)	$(2,301,619)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004
	(Reported)	Adjustments	(Restated)
Cash Flows from Operating Activities:
Net Loss	$(2,251,017)	(50,602)	$(2,301,619)
Adjustments to Reconcile Net Loss to Net Cash Used In
Operating Activities:
Depreciation	7,218	—	7,218
Stock-Based Compensation	295,594	—	295,594
(Increased) Decrease in Accounts Receivable	(23,322)	—	(23,322)
(Increased) Decrease in Other Receivables	(12,319)	—	(12,319)
(Increased) Decrease in Prepaid Expenses and Other Current Assets	(17,048)	—	(17,048)
(Increased) Decrease in Accounts Payable	13,533	—	13,533
(Increased) Decrease in Accrued Payroll	93,009	—	93,009
(Increased) Decrease in Accrued Professional Fees	396,171	—	396,171
(Increased) Decrease in Accrued Other	(9,528)	50,602	41,074

Net Cash Used in Operating Activities	(1,507,709)	—	(1,507,709)

Cash Flows from Operating Activities:
Purchase Deposit on Acquisition of Beijing Wanwei	(1,132,530)	—	(1,132,530)
Acquisition of Property and Equipment	(38,831)	—	(38,831)

Net Cash Used in Investing Activities	(1,171,361)	—	(1,171,361)

Net Proceeds from Sale of Common Stock	8,791,825	—	8,791,825
Increase in Due to Investors	118,750	—	118,750
Advance to Affiliated Entity	(20,113)	—	(20,113)

Net Cash Provided by Financing Activities	8,890,462	—	8,890,462

Net Increase in Cash and Equivalents	6,211,392	—	6,211,392
Cash and Equivalents, Beginning	56,280	—	56,280

Cash and Equivalents, Ending	$6,267,672	$—	$6,267,672

3. Acquisition:
     In January 2004, the Company completed a reverse merger with Just Great Coffee, Inc. (“JGC”), a US-based corporation with no assets, liabilities or operating results for the periods presented, to gain access to the public capital markets. JGC was incorporated on May 31, 1994 in New Jersey. In connection with the reverse merger agreement, 100% of the JGC voting stock was acquired for 760,005 common stock shares. The Company received larger voting rights of the combined entity and controlled the Board of Directors. All members of management of the combined entity were the Company employees.
     In February 2004, the Company acquired a 100% interest in BMP China from Abacus Investments Ltd., a majority shareholder of the Company at the time of the acquisition, in exchange for 7,807,509 of the Company’s common stock shares. The Company was incorporated November 10, 2003 in Delaware. At the date of acquisition, in accordance with SFAS No. 141, “Business Combinations,” paragraph D12, since the exchange of shares as between entities under common control, the Company recorded the assets and liabilities transferred at their historical cost at the time of their transfer. In accordance with SFAS No. 141 paragraphs D14 through D18, the financial statements and financial data for the periods presented reflect the financial results of the previously separate entities as combined.
4. Property and Equipment:
     Property and equipment as of December 31, 2003 and 2004, consist of the following:

	Useful Lives	2003	2004
Furniture and Equipment	3-5 Years	$170,838	$204,000
Leasehold Improvements	5 Years	3,982	9,651

		174,820	213,651
Less: Accumulated Depreciation		153,541	160,759

		$21,279	$52,892

During the years ended December 31, 2002, 2003 and 2004, depreciation expense was $36,663, $2,468 and $7,218, respectively.
5. Due from Affiliated Entity:
     The Company had advanced approximately $20,000 during the year ended December 31, 2004 to a related party with a significant (44%) ownership interest in the Company. Such amounts do not bear interest and are expected to be repaid before June 30, 2005.
6. Income Taxes:
     The provision for income taxes during the year ended December 31, 2002, 2003 and 2004 consists of the following:

	2002	2003	2004
Domestic:
Current	$—	$—	$—
Deferred	—	—	(555,000)

	—	—	(555,000)

Foreign:
Current	3,924	2,178	—
Deferred	(89,000)	(4,000)	7,000

	(85,076)	(1,822)	(548,000)

Change in Valuation Allowance	89,000	4,000	548,000

	$3,924	$2,178	$—

     As discussed in Note 1, the Company reports under SFAS No. 109. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.
     The United States and foreign components of earnings (loss) before income taxes were as follows:

	For the Years Ended December 31,
	2002	2003	2004
United States	$—	$—	$(1,448,594)
Foreign	(177,993)	7,504	(506,829)

	$(177,993)	$7,504	$(1,955,423)

     The temporary differences that give rise to a significant portion of the deferred income tax asset as of the year ended December 31, 2003 and 2004 are as follows:

	2003	2004
Net Operating Loss Carryforwards	$—	$555,000
Other Receivables	380,000	373,000
Less: Valuation Allowance	(380,000)	(928,000)

	$—	$—

     For the years ended December 31, 2003 and 2004, a valuation allowance for deferred tax assets of $380,000 and $928,000, respectively, has been established to reduce the deferred tax assets to amounts estimated by management to be realizable.
     The reconciliation of the statutory tax rate to the Company’s effective tax rate is as follows:

	2002	2003	2004
Federal Statutory Income Tax Rate	—	—	34%

State Statutory Income Tax Rate	—	—	4%

Foreign Income Tax Rate	33%	33%	33%

Foreign Net Operating Losses Not Carried Forward	—	—	(33%)

Less: Change in Valuation Allowance	33%	33%	38%

Effective Tax Rate	0%	0%	0%

     For the year ended December 31, 2004, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $1,449,000, which are available to offset future federal and state taxable income, if any.
     The domestic federal and state operating losses expire as follows:

	Federal Operating	State Operating
Year of Expiration	Losses	Losses
2016	$—	$359,500
2024	1,438,000	1,078,500

	$1,438,000	$1,438,000

     The Company’s income tax provision and related reserves are based on management’s current estimates and such estimates may require adjustments in the future based on management’s evaluation of conditions and circumstances in effect at that time.
7. Common Stock:
     The Company has authorized 50,000,000 shares of common stock with a par value of $0.001 per share, of which 17,680,916 shares are issued and outstanding, 2,500,000 shares are reserved for issuance upon exercise of common stock options, and 573,913 shares are reserved for issuance upon exercise of outstanding common stock warrants.
     In January 2004, the Company issued 760,005 shares of common stock to the then existing stockholders of Just Great Coffee, Inc. in connection with the reverse merger of Just Great Coffee, Inc. with and into the Company.
     In February 2004, in connection with the acquisition of BMP China, the Company issued 7,807,509 shares of common stock in exchange for 100% of the outstanding equity interest of BMP China.

     In February 2004, the Company issued 157,500 shares of common stock in connection with the payment of $157,500 of the Company’s fees and expenses incurred in connection with the Just Great Coffee, Inc. merger and the acquisition of BMP China.
     In March 2004, the Company issued 8,695,652 shares of common stock in a private placement at a purchase price of $1.15 per share. Gross proceeds from the private placement amounted to approximately $10,000,000, less associated costs of approximately $1,200,000.
     In March 2004, the Company issued warrants to purchase an aggregate of 400,000 shares of common stock as compensation for placement agent services provided in connection with the private placement completed in February and March 2004 and a warrant to purchase 173,913 shares of common stock as compensation for services provided in connection with the reverse merger and the acquisition of BMP China, in each case at an exercise price of $1.15 per share and with an expiration date of April 26, 2009. The Company has valued the warrants using the Black-Scholes option pricing model at $1,278,588, has designated it as an equity instrument and has recorded the value of the warrant as common stock. During the year ended December 31, 2004, none of the warrants issued have been exercised or canceled. As of December 31, 2004, all the warrants are exercisable and outstanding.
     The fair value of these warrants was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2004: risk-free interest rate was 4.13%, an expected dividend yield of 0%, the volatility factor of the expected market price of the Company’s common stock was 0%, and a weighed average expected life of the warrants of 3 years for each period.
     In April 2004, the Company issued 260,250 shares of common stock as compensation for services provided in connection with the reverse merger and the acquisition of BMP China. The number of weighted average shares for the years ended December 31, 2000, 2001, 2002, and 2003 equate to the number of shares issued to Abacus upon the Company’s acquisition of BMP China, which was wholly-owned by Abacus.
8. Lease Commitments:
     The Company leases its office facility in Beijing, China under a lease agreement that expires during January 2006. The lease requires minimum monthly rental payments of $5,700. During the years ended December 31, 2002, 2003 and 2004, rent expense incurred by the Company under this agreement amounted to approximately $69,000, $61,000 and $77,500, respectively.
     Future minimum lease payments due under the lease agreement as of December 31, 2004 are as follows:

Year Ending December 31,	Minimum Payment Due
2005	68,400
2006	5,700

Total	$74,100

9. Restrictions on Dividends:
     The Company’s ability to make payments on indebtedness it may incur and to distribute dividends to its stockholders is dependent on the earnings and the distribution of funds from its subsidiaries. If BMP China or future subsidiaries incur indebtedness of their own in the future, the instruments governing such indebtedness could restrict their ability to pay dividends or make other distributions to the Company, which in turn would limit the Company’s ability to make payments on indebtedness it may incur and to distribute dividends to its stockholders. Further, the Company’s corporate structure may restrict the distribution of dividends to its shareholders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. According to these standards and regulations, BMP China is required to set aside a portion of their after-tax profits to maintain certain reserve funds that may not be distributed as cash dividends. As of December 31, 2003 and 2004, the Company has an accumulated deficit, therefore no such reserves have yet been established.

10. Segment Information:
     The Company operates in one significant business segment. During the years ended December 31, 2002, 2003 and 2004, 100% of the Company’s revenues were derived from marketing fees.
11. Stock-Based Compensation:
     The Company’s 2004 Stock Incentive Plan provides for grants of stock options (incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants and other stock-based awards to all employees (including employees who are directors and officers), non-employee directors, consultants and independent contractors of the Company and its affiliates. The Plan authorizes the issuance of up to 2,500,000 shares of the Company’s common stock, subject to adjustment, and provides that no more than 400,000 shares of common stock may be awarded to any one individual in any calendar year if the value of the award is based solely on an increase in the value of shares of the Company’s common stock after the date of grant of the award, subject to adjustment. The Plan also provides that no more than 100,000 shares of common stock may be awarded to any one individual in any calendar year if the value of the award is not based solely on an increase in the value of shares of the Company’s common stock after the date of grant of the award, subject to adjustment. The Plan is administered by the Company’s Compensation Committee. The Compensation Committee has the authority to determine the individuals who will receive grants, the type of grant, the number of shares subject to the grant, the terms of the grant, the time the grants will be made, the duration of any exercise or restriction period, and to deal with any other matters arising under the Plan. Options granted under the Plan may be “incentive stock options,” which are intended to qualify with the requirements of section 422 of the Code, and “nonqualified stock options,” which are not intended to so qualify. The Company’s board of directors may amend or terminate the Plan at any time if required under the Plan, subject to stockholder approval. Unless terminated earlier by the board of directors or extended by the board of directors, with the approval of the Company’s stockholders, no awards may be granted under the Plan after February 10, 2009.
     The Company has adopted the disclosure of provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 allows for the continued use of recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting for those plans. The Company applies the recognition and measurement principles of APB 25 and related interpretations in accounting for stock-based compensation. During the year ended December 31, 2004, the Company issued options to employees to purchase 930,000 shares of common stock at an exercise price of $1.15 per share. During the year ended December 31, 2004, the Company recorded compensation expense of $295,594, which represents the difference between the exercise price and the fair value of the common stock. SFAS 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure, requires the Company to present pro forma information as if the Company had accounted for employee stock options and performance awards under the fair value method of that statement. For purposes of pro forma disclosure, the estimated fair value of the options and performance awards at the date of the grant is amortized to expense over the vesting period. The impact of this calculation on the net loss is as follows:

2004
Net Loss	$(2,251,107)
Add: Stock-based employee compensation expense included in net income	295,594
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	(362,625)

Pro-forma net loss	(2,318,138)

Earnings/(loss) per share:
Basic and Fully Diluted — as reported	$(0.15)
Basic and Fully Diluted — pro forma	(0.16)

     Stock option activity during the year ended December 31, 2004 is as follows:

			Average
			Weighted
		Exercise	Exercise
		Price	Price	Expiration
	Shares	Per Share	Per Share	Dates
Outstanding as of January 1, 2004	—	—	—	—
Stock Options Granted	1,060,000	$1.15	$1.15	2014
Stock Options Forfeited	(130,000)	1.15	1.15	2014

Outstanding as of December 31, 2004	930,000	$1.15	$1.15	2014

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
     The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2004: risk-free interest rate was 4.13%, an expected dividend yield of 0%, the volatility factor of the expected market price of the Company’s common stock was 0%, and a weighted average expected life of the option of 3 years for each period.
12. Major Customer:
     During the years ended December 31, 2002, 2003 and 2004, one customer comprised approximately 99%, 88% and 15%, respectively, of the Company’s total revenues. In December 2003, the customer agreement associated with revenues recorded during the years ended December 31, 2002 and 2003 was terminated. As of December 31, 2003 and 2004, the amounts due in connection with this revenue agreement represent approximately 100% and 33% of total accounts receivable, respectively.
13. Commitment:
     On December 15, 2004, the Company entered into a share transfer and debt restructuring agreement with Wanhui Group, and a share transfer agreement with Wen Xin, a minority equity holder of Wanwei, to acquire all of the outstanding equity interests of Wanwei. Under the share transfer and debt restructuring agreement, the Company will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229) of the RMB 37,419,020 ($4,508,315) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,419,020 ($3,544,460). Of the RMB 15,000,000 that will be repaid to Wanhui Group, the Company will pay RMB 8,000,000 ($963,855). Wanwei will pay the remaining loan balance of RMB 7,000,000 ($843,373) to Wanhui Group and has entered into an entrusted loan agreement with China International Trust and Industrial Bank and BMP China to obtain a loan in the same amount from BMP China. The term of the entrusted loan agreement is nine months at 5.2% interest paid quarterly. Under the share transfer agreement with Wen Xin, the Company will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00. Upon completion of the transactions contemplated under the share transfer and debt restructuring agreement and the share transfer agreement, the Company will own 100% of the equity interests of Wanwei. As of December 31, 2004, the Company has advanced a down payment in the amount of RMB 9,400,000 ($1,132,530) to Wanhui Group, which will be applied to the purchase price upon closing of the transaction. If Wanhui Group terminates this agreement based on the Company’s failure to meet its obligations under this agreement, the Company will forfeit RMB 2,400,000 ($289,157) of the down payment.
14. Recent Accounting Pronouncements:
     In December 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The Company’s adoption of this accounting pronouncement did not have a material effect on the Company’s financial statements.
     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A “variable interest entity” is defined as: (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest; or (b) an entity lacking the investment capital sufficient to fund future activities without the support of a third party. FIN No. 46R establishes standards for determining under what circumstances variable interest entities should be consolidated with their primary beneficiary, including those to which the usual condition for consolidation does not apply. The Company’s adoption of FIN No. 46R has not had a material effect on the Company’s financial statements.
     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149: (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in Statement 133; (b) clarifies when a derivative contains a financing component; (c) amends the definition of an underlying to conform it to language used in FIN 45; and (d) amends certain other existing pronouncements. The provisions of this statement are effective for us for contracts entered into or modified after June 30, 2003. The Company’s adoption of SFAS No. 149 has not had a material effect on the Company’s financial statements.
     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). Many of the instruments that fall within the scope of SFAS No. 150 were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s adoption of SFAS No. 150 has not had a material effect on the Company’s financial statements.
     In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 “Accounting for Stock-Based Compensation,” to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. Unless modified, the Company will be required to comply with the provisions of SFAS No. 123R as of the beginning of our next fiscal year (January 1, 2006 for the Company). The Company currently does not record compensation expense related to its stock-based employee compensation plans in its financial statements. The Company’s adoption of SFAS No. 123R is not expected to have a material effect on the Company’s financial statements.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principal that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS 153 is not expected to have a material impact on the Company’s financial condition, results of operations or cash flows.
     In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP FAS 109-2”) The American Jobs Creation Act of 2004 (“AJCA”) provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated (as defined in the AJCA) in either an enterprise’s last tax year that began before the enactment date, or the first tax year that begins during the one-year period beginning on the date of enactment. FSP FAS 109-2 was effective upon its issuance. The adoption of FSP FAS 109-2 is not expected to have a material impact on the Company’s financial condition, results of operations or cash flows.

BEIJING MED-PHARM CORPORATION AND SUBSIDIARY
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2002, 2003, and 2004

		Charged to
	Balance at	costs and	Deductions	Balance at End
Description	beginning of Period	Expenses	(write-offs)	of Period
December 31, 2002
Allowance for doubtful accounts	$—	$58,998	$(58,998)	$—
December 31, 2003
Allowance for doubtful accounts	$—	$6,590	$(6,590)	$—
December 31, 2004
Allowance for doubtful accounts	$—	$—	$—	$—

Balance Sheets (Unaudited)	Beijing Wanwei Pharmaceutical Co., Ltd.

	December 31,	June 30,
	2004	2005
Assets
Current Assets:
Cash and Cash Equivalents	$238,807	$278,304
Accounts Receivable, Net of Allowance for Doubtful Accounts of $301,206 and $301,206	4,242,180	4,651,918
Inventories, net of allowance for inventory obsolescence	2,044,523	1,782,544
Other Receivables	211,542	278,631
Value-added Taxes Recoverable	554,304	403,386
Prepaid Expenses and Other Current Assets	17,868	78,097

Total Current Assets	7,309,224	7,472,880

Property and Equipment, Net	350,440	284,890
Investments, at Cost	120,482	120,482
Deferred Tax Asset	398,000	398,000

Total Assets	$8,178,146	$8,276,252

Liabilities and Stockholders’ Deficit
Current Liabilities:
Note Payable to Bank	$843,373	$843,373
Advance from Beijing Med-Pharm Corporation	289,157	289,157
Accounts Payable	6,380,048	6,512,066
Due to Parent	4,219,158	4,219,158
Short-term Notes Payable	525,904	525,004
Accrued Other	256,689	271,745

Total Liabilities	12,514,329	12,660,503

Stockholders’ Deficit:
Contributed Capital	1,185,134	1,185,134
Accumulated Deficit	(5,521,317)	(5,569,385)

Total Stockholders’ Deficit	(4,336,183)	(4,384,251)

Total Liabilities and Stockholders’ Deficit	$8,178,146	$8,276,252

The accompanying notes are an integral part of these financial statements.

Statements of Operations (Unaudited)	Beijing Wanwei Pharmaceutical Co., Ltd.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
Revenues	$4,191,852	$4,545,096	$7,995,792	$9,290,391
Cost of Sales Purchased from Related Parties	994,710	1,401,237	1,586,219	1,931,825
Cost of Sales	2,796,216	2,811,245	5,614,329	6,520,908

Gross Profit	400,926	332,614	795,244	837,658

Sales and Marketing Expenses	152,680	294,607	362,265	614,441
General & Administration Expenses	263,018	122,479	550,506	295,758
Total Operating Expenses	415,698	417,086	912,771	910,199

(Loss) Profit From Operations	(14,772)	-84,472	(117,527)	(72,541)

Other Income (Expense):
Other Income	—	—	17,783	—
Interest Expense	(107,878)	(21,814)	(119,297)	(46,244)
Other Expense	81,073	70,717	80,892	70,717

Total Other Income (Expense)	(26,805)	48,903	(20,622)	24,473

Loss Before Benefit for Income Taxes	(41,577)	(35,569)	(138,149)	(48,068)
Provision for Income Taxes	12,400	—	22,096	—

Net Loss	(53,977)	(35,569)	(160,245)	(48,068)
Accumulated Deficit, Beginning	(5,093,614)	(5,533,816)	(4,987,346)	(5,521,317)

Accumulated Deficit, Ending	$(5,147,591)	$(5,569,385)	$(5,147,591)	$(5,569,385)

Statements of Cash Flows (Unaudited)	Beijing Wanwei Pharmaceutical Co., Ltd.

For the Six Months Ended June 30,	2004	2005
Cash Flows from Operating Activities:
Net Loss	$(160,245)	$(48,068)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	34,956	22,507
Loss on assets disposed	40,024	44,532
Non-cash rent	79,450	—
Decrease (Increase) in Accounts Receivable	415,472	(409,738)
Decrease in Inventories	1,644,485	261,979
Increase in Due from Affiliates	(1,544,266)	—
Decrease in Value-added Taxes Recoverable	338,533	150,918
Increase in Other Receivables	(408,576)	(67,089)
Increase in Prepaid Expenses and Other Current Assets	(80,601)	(60,229)
Increase (Decrease) in Accounts Payable	(1,901,068)	132,018
Increase in Accrued Other	7,507	15,056

Net Cash Used in Operating Activities	(1,534,329)	41,886

Cash Flows from Investing Activities:
Acquisition of Property and Equipment	(307)	(1,489)

Net Cash Used in Investing Activities	(307)	(1,489)

Cash Flows from Financing Activities:
Increase in Due to Parent	1,544,266	—

Net Repayments of Short-term Notes Payable	(1,205)	(900)

Net Cash Provided by (Used in) Financing Activities	1,543,061	(900)

Net Decrease in Cash and Cash Equivalents	8,425	39,497
Cash and Cash Equivalents, Beginning	1,093,118	238,807

Cash and Cash Equivalents, Ending	$1,101,543	$278,304

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:
Income Taxes	$22,095	—
Interest	$27,318	$45,928
The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements (Unaudited)	Beijing Wanwei Pharmaceutical Co., Ltd.
1. Basis of Presentation:
     The unaudited financial statements as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 of Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei” or “the Company”), a subsidiary of Wanhui Pharmaceutical Group (“Wanhui Group”), principally engaged in pharmaceutical distribution services serving domestic pharmaceutical companies located in The People’s Republic of China (“PRC” or “China”), should be read in conjunction with the audited financial statements and accompanying footnotes of the Company as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included elsewhere herein. In the opinion of management, the accompanying unaudited financial statements contain all material adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the Company’s interim results. Certain information and footnote disclosures required for complete financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to applicable rules and regulations; however, the Company believes that the disclosures herein when read with the aforementioned audited financial statements are adequate to make the information presented not misleading. The operating results for the interim periods are not necessarily indicative of the results to be expected for the full year.
2. Related Party Transactions:
     Due to parent represents amounts owed to Wanhui Group at interest rates ranging from 5.04% to 6.00%. All advances are payable on demand, and interest is due and payable on a monthly basis.
     Wanhui Group and its affiliate Wanhui Shuanghe, which manufactures a product distributed by Wanwei, is the majority stockholder of Wanwei. Wanwei is a non-exclusive distributor of this product in Beijing in 2004, and purchases of the product accounted for 22.0%, and 22.9% of Wanwei’s total purchases during the six months ended June 30, 2004 and 2005, respectively.
     During the year ended 2004, the Company recorded rent expense payable to Wanhui Group in the quarterly amount of $39,725, which has been recognized as additional contributed capital. During the year ended 2005, the Company recorded rent expense payable to Wanhui Group in the amount of $79,450.
3. Segment Information:
     The Company’s operations are based in Beijing, China and the Company receives substantially all of its revenues from health care providers in Beijing. The Company reviews products on a margin and revenue basis and does not assign products according to any therapeutic or other segment grouping. In evaluating financial and operating results the Company reviews all products similarly and in the aggregate. The Company considers its products to be complementary to each other resulting in the Company operating in only one business segment. The Company distributes over 1400 products to over 300 customers. For the periods presented no single customer accounted for over 9% of the Company’s revenue.
4. Commitments:
     On December 15, 2004, Wanhui Group entered into a share transfer and debt restructuring agreement with Beijing Med-Pharm Corporation to transfer 80% of the outstanding equity interests of Wanwei to Beijing Med-Pharm Corporation. Under the share transfer and debt restructuring agreement, Beijing Med-Pharm Corporation will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229) of the RMB 37,419,020 ($4,508,315) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,419,020 ($3,544,460). Of the RMB 15,000,000 ($1,807,229) that will be repaid to Wanhui Group, Beijing Med-Pharm Corporation will pay RMB 8,000,000 ($963,855). Wanwei will pay the remaining loan balance of RMB 7,000,000 ($843,373) to Wanhui Group and has entered into an entrusted loan agreement with China International Trust and Industrial Bank to obtain a loan in the same amount. The term of the entrusted loan agreement is nine months at 5.2% interest paid quarterly. Under a share transfer agreement with Wen Xin, a minority equity holder of the Company, Beijing Med-Pharm

Corporation will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00. Upon completion of the transactions contemplated under the share transfer and debt restructuring agreement and the share transfer agreement, Beijing Med-Pharm Corporation will own 100% of the equity interests of Wanwei. During 2004, Beijing Med-Pharm Corporation has advanced in the form of a down payment RMB 9,400,000 ($1,132,530) to Wanhui Group.

   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors of Beijing Wanwei Pharmaceutical Co., Ltd.
     We have audited the accompanying balance sheets of Beijing Wanwei Pharmaceutical Co., Ltd, (the “Company”), as of December 31, 2004, and 2003 and the related statements of operations and cash flows, for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Wanwei Pharmaceutical Co., Ltd as of December 31, 2004, and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
     In connection with our audit of the financial statements referred to above, we have audited Schedule II—Valuation and Qualifying Accounts, for each of the three years in the period ended December 31, 2004. In our opinion this schedule presents fairly, in all material respects, the information required to be set forth therein.
/s/ Grant Thornton
Hong Kong March 18, 2005 (June 6, 2005 as for Note 3)

Balance Sheets	Beijing Wanwei Pharmaceutical Co., Ltd.

	December 31,
	2003	2004
Assets
Current Assets:
Cash and Cash Equivalents	$1,093,118	$238,807
Accounts Receivable, Net of Allowance for Doubtful Accounts of $301,206	4,385,464	4,242,180
Inventories, net of allowance for inventory obsolescence	3,201,751	2,044,523
Other Receivables	397,464	211,542
Value-added Taxes Recoverable	852,763	554,304
Prepaid Expenses and Other Current Assets	15,756	17,868

Total Current Assets	9,946,316	7,309,224

Property and Equipment, Net	438,100	350,440
Investments, at Cost	120,482	120,482
Deferred Tax Asset	348,599	398,000

Total Assets	$10,853,497	$8,178,146

Liabilities and Stockholders’ Deficit
Current Liabilities:
Note Payable to Bank	$843,373	$843,373
Advance from Beijing Med-Pharm Corporation	—	289,157
Accounts Payable	8,826,637	6,380,048
Due to Parent	4,034,047	4,219,158
Short-term Notes Payable	485,542	525,904
Accrued Other	625,010	256,689

Total Liabilities	14,814,609	12,514,329

Stockholders’ Deficit:
Contributed Capital	1,026,234	1,185,134
Accumulated Deficit	(4,987,346)	(5,521,317)

Total Stockholders’ Deficit	(3,961,112)	(4,336,183)

Total Liabilities and Stockholders’ Deficit	$10,853,497	$8,178,146

The accompanying notes are an integral part of these financial statements.

Statements of Operations	Beijing Wanwei Pharmaceutical Co., Ltd.

For the Years Ended December 31,	2002	2003	2004
Revenues	$24,945,403	$17,335,412	$16,651,813
Cost of Sales Purchased from Related Parties	445,466	3,692,448	3,321,731
Cost of Sales	22,773,605	11,820,350	11,494,045

Gross Profit	2,226,332	1,822,614	1,836,037

Sales and Marketing Expenses	1,353,999	1,507,227	817,594
General & Administration Expenses	2,044,018	1,698,579	1,392,319
Bad Debt Expense	169,114	1,033,286	447,019

Total Operating Expenses	3,567,131	4,239,092	2,656,932

Loss From Operations	(1,340,799)	(2,416,478)	(820,895)

Other Income (Expense):
Interest Income	37,576	79,516	62,241
Other Income	55,142	185,791	353,416
Interest Expense	(343,851)	(353,215)	(154,021)

Total Other Income (Expense)	(251,133)	(87,908)	261,636

Loss Before Provision for Income Taxes	(1,591,932)	(2,504,386)	(559,259)
Provision for Income Taxes	(388,954)	45,677	(25,288)

Net Loss	(1,202,978)	(2,550,063)	(533,971)

Accumulated Deficit, Beginning	(1,234,305)	(2,437,283)	(4,987,346)

Accumulated Deficit, Ending	$(2,437,283)	$(4,987,346)	$(5,521,317)

The accompanying notes are an integral part of these financial statements.

Statements of Cash Flows	Beijing Wanwei Pharmaceutical Co., Ltd.

For the Years Ended December 31,	2002	2003	2004
Cash Flows from Operating Activities:
Net Loss	$(1,202,978)	$(2,550,063)	$(533,971)
Adjustments to Reconcile Net Loss to Net Cash (Used in) Provided by Operating Activities:
Loss on Sale of Equipment	33,456	136,094	8,816
Depreciation	219,385	120,065	101,008
Bad Debts	169,114	1,033,286	447,019
Non-Cash Rent	158,900	158,900	158,900
Decrease (Increase) in Accounts Receivable	889,694	(227,944)	(303,735)
Decrease in Inventories	6,136,130	370,652	1,157,228
(Increase) Decrease in Due from Affiliates	(11,029)	52,387	—
Decrease in Value-added Taxes Recoverable	385,227	136,717	298,459
(Increase) Decrease in Other Receivables	(711,050)	(127,273)	185,922
Decrease (Increase) in Prepaid Expenses and Other Current Assets	1,630,781	62,305	(2,112)
(Increase) Decrease in Deferred Tax Asset	(372,061)	23,462	(49,401)
(Decrease) Increase in Accounts Payable	(5,220,105)	1,751,525	(2,446,589)
Increase (Decrease) in Accrued Other	198,460	158,235	(368,321)
Decrease in Deferred Tax Liability	(16,893)	—	—

Net Cash Provided by (Used in) Operating Activities	2,287,031	1,098,348	(1,346,777)

Cash Flows from Investing Activities:
Proceeds from Sale of Motor Vehicle	—	94,650	—
Acquisition of Property and Equipment	(119,666)	(268,667)	(22,164)

Net Cash Used in Investing Activities	(119,666)	(174,017)	(22,164)

Cash Flows from Financing Activities:
Repayment of Notes Payable to Banks	—	(361,446)	—
Advance from Beijing Med-Pharm Corporation	—	—	289,157
(Decrease) Increase in Due to Parent	(1,461,414)	535,052	185,111
Net Proceeds (Repayments) of Short-term Notes Payable	(872,564)	(4,819)	40,362

Net Cash (Used in) Provided by Financing Activities	(2,333,978)	168,787	514,630

Net (Decrease) Increase in Cash and Cash Equivalents	(166,613)	1,093,118	(854,311)

Cash and Cash Equivalents, Beginning	166,613	—	1,093,118

Cash and Cash Equivalents, Ending	$—	$1,093,118	$238,807

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for:
Income Taxes	$—	$183,392	$64,205
Interest	343,851	210,119	22,095
The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.
1. Significant Accounting Policies:
     Reporting Entity: Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei” or “the Company”), a subsidiary of Wanhui Pharmaceutical Group (“Wanhui Group”), is principally engaged in pharmaceutical distribution services serving domestic pharmaceutical companies located in The People’s Republic of China (“PRC” or “China”). All amounts are presented in U.S. currency.
     Cash and Equivalents: The Company maintains a cash management program, which provides for the investment of excess cash balances primarily in short-term money market instruments and investments, which, at times, may exceed insured limits. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2003 and 2004, all cash and equivalents are held in foreign banking institutions within China.
     Trade Accounts Receivable and Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based upon its assessment of the collectibility of accounts receivable.
     Inventory: Inventories, which consist of purchased pharmaceutical products, are stated at the lower of cost (specific identification method) or market. Management evaluates inventories for obsolescence on a periodic basis, but not less than annually, and records adjustments as needed based on product expiration or product marketability.
     Property and Equipment: Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.
     Investment: The Company’s investment represents an investment in a non-marketable equity interest carried at the lower of cost or net realizable value. The Company estimates that cost is less than the net realizable value as of December 31, 2003 and 2004.
     Revenue Recognition: The Company recognizes sales and related cost of sales at the later of (a) the time of shipment or (b) when title passes to the customers, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Revenues are comprised of gross sales less provisions for estimated customer returns, discounts, vendor payments and volume rebates. Amounts billed to a customer for shipping and handling are reported as revenue. Any shipping, handling or other costs incurred by the Company associated with the sale, which amount to $32,667, $25,904, and $26,561, respectively, during the years ended December 31, 2002, 2003 and 2004, are expensed as selling and marketing expense in the period when the sale occurs.
     Foreign Currency Translation: The accounts of the Company’s foreign subsidiary are translated in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (SFAS 52). The Company has determined that the functional currency should be their local currency, the Chinese RenMinBi (RMB). The translations of the functional currency financial statements into United States reporting currency dollars are performed for assets and liabilities denominated in foreign currencies into U.S. dollars using the closing exchange rates in effect at the balance sheet dates. The Chinese RMB is indexed to the U.S. dollar; therefore, there are no translation gains or losses to be recognized in the accompanying balance sheets. Transaction gains and losses are determined using the average exchange rate during the year. As all foreign transactions were transacted in RMB, there are no foreign currency transaction gains or losses to be reported in the Company’s statement of operations.
     Income Taxes: The Company reports under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
     Earnings per Share: As a subsidiary of a China-based parent, Wanhui Group, the Company does not have outstanding common stock on which to calculate earnings per share.
     Advertising Costs: The Company expenses advertising costs as incurred. During the years ended December 31, 2002, 2003 and 2004, the Company incurred advertising costs in the amount of approximately $419,000, $124,000 and $52,000, respectively.
     Use of Estimates: Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results experienced by the Company may differ from those estimates.
2. Property and Equipment:
     Property and equipment as of December 31, 2003 and 2004, respectively, consist of the following:

	Useful Lives	2003	2004
Furniture and Equipment	5-10 Years	$162,166	$165,655
Motor Vehicles	10 Years	249,953	255,977
Leasehold Improvements	5 Years	393,572	393,572

		805,691	815,204
Less: Accumulated Depreciation		367,591	464,764

		$438,100	$350,440

     During the years ended December 31, 2002, 2003 and 2004, depreciation expense amounted to $219,385, $120,065 and $101,008, respectively.
3. Related Party Transactions:
     Due to parent represents amounts owed to Wanhui Group at interest rates ranging from 5.04% to 6.00%. All advances are payable on demand, and interest is due and payable on a monthly basis.
     During the years ended December 31, 2002, 2003 and 2004, the Company’s parent, Wanhui, did not formally charge the Company for any rent related to the use of the warehouse and office building owned by Wanhui. As there is a value to the free rent provided, the Company has restated its income statements for the three years to include rent expense in the amount of $158,900 for each year respectively. The Company recorded this waiver of payment for such rent as additional contributed capital by Wanhui.
4. Income Taxes:
     The provision for income taxes during the year ended December 31, 2002, 2003 and 2004 consists of the following:

	2002	2003	2004
Foreign:
Current	$—	$22,215	$24,113
Deferred	(388,954)	23,462	(49,401)

	$(388,954)	$45,677	$(25,288)

     As discussed in Note 1, the Company reports under SFAS No. 109. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.
     The temporary differences that give rise to a significant portion of the deferred income tax asset as of the years ended December 31, 2003 and 2004 are as follows:

	2003	2004
Inventories	$331,293	$180,000
Accounts Receivable	(263,771)	(90,000)
Other Receivables	149,448	228,000
Property and Equipment	76,455	5,600
Accrued Other Expenses	47,222	3,800
Prepaid Expenses	7,952	8,000
Foreign Net Operating Loss Carryforwards	—	62,600

	$348,599	$398,000

     The reconciliation of the statutory tax rate to the Company’s effective tax rate is as follows:

	2002	2003	2004
Foreign Income Tax Rate	-33.0%	-33.0%	-33.0%

Permanent Differences	6.0%	35.0%	9.8%

Effective Tax Rate	27.0%	2.0%	-23.2%

     During 2003, the Company recorded write-offs of selected assets consisting primarily of receivables and inventories. Such write-offs did not qualify as deductible expenses for income tax reporting purposes in China, and thus resulted in significant permanent book to tax differences.
     For the year ended December 31, 2002, the Company had net operating loss carryforwards for foreign income tax purposes of approximately $172,000 which were available to offset future foreign taxable income, if any. The foreign net operating loss carryforwards were utilized during the year ended December 31, 2003. For the year ended December 31, 2004, the Company has net operating loss carryforwards for foreign income tax purposes of approximately $188,000 which are available to offset future foreign taxable income, if any.
5. Note Payable to Bank:
     Note payable to bank as of December 31, 2003 represents a 6.372% one year term note, payable in monthly interest-only payments, which was scheduled to mature during July 2004. During December 2004, in connection with the share transfer and debt restructuring agreement (Note 10), the terms of this note agreement were amended to an adjusted interest rate of 5.2% and a maturity date of September 27, 2005. During 2003 and 2004, the term note was guaranteed by Wanhui Group. The guarantee was terminated during December 2004.
6. Short-term Notes Payable:
     Short-term notes payable represent 6% interest bearing note agreements, due upon demand.
7. Restrictions on Dividends:
     The Company’s corporate structure may restrict the distribution of dividends to its equity holders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.
8. Segment Information:
     The Company’s operations are based in Beijing, China and the Company receives substantially all of its revenues from health care providers in Beijing. The Company reviews products on a margin and revenue basis and does not assign products according to any therapeutic or other segment grouping. In evaluating financial and operating results the Company reviews all products similarly and in the aggregate. The Company considers its products to be complementary to each other resulting in the Company operating in only one business segment.
     The Company distributes over 1400 products to over 300 customers. For the periods presented no single customer accounted for over 7% of the Company’s revenue. The Company’s products with the largest revenues for 2002, 2003 and 2004 are listed in the table that follows. No other product distributed by the Company accounted for 3% or greater sales in 2002, 2003 or 2004.

Product	2002 Sales	% of Revenues	2003 Sales	% of Revenues	2004 Sales	% of Revenues
Glurenorm	$219,380	0.9%	$2,834,726	16.4%	$2,922,814	17.6%
Xingnaojing injection	$4,449,360	17.8%	$2,646,363	15.3%	$2,463,523	14.8%
Cefalexin	$814,550	3.3%	$739,841	4.3%	$403,337	2.4%
Farrous Succinate	$427,381	1.7%	$591,086	3.4%	$956,099	5.7%
Famotide	$525,501	2.1%	$438,449	2.5%	$618,727	3.7%
Tramadol	$621,733	2.5%	$674,689	3.9%	$443,883	2.7%
     Glurenorm is an oral antidiabetic medication used to treat patients with adult maturity onset or non-insulin dependent diabetes. Xingnaojing Injection is a traditional Chinese medicine used to treat a variety of conditions. Cefalexin is an oral antibiotic medication.Ferrous Succinate Tablets are used to prevent and treat anemia due to lack of iron. Famotidine is a histamine H2-receptor antagonist used to treat patients with gastric and duodenal ulcers and other acid-related disorders of the gastrointestinal tract. Tramadol Hydrochloride is an analgesic used to treat acute and chronic pain.
9. Major Suppliers:
     During the years ended December 31, 2002, 2003 and 2004, one vendor comprised approximately 12%, 22% and 20% respectively, of the Company’s total purchases.
     Wanhui Group and its affiliate Wanhui Shuanghe, which manufactures a product distributed by Wanwei, is the majority stockholder of Wanwei. Wanwei was the exclusive distributor of this product in Beijing in 2002 and 2003 and a non-exclusive distributor of this product in Beijing in 2004, and purchases of the product accounted for 6.2%, 27.4% and 15.6% of Wanwei’s total purchases during the years ended December 31, 2002, 2003 and 2004, respectively.
10. Commitments:
     On December 15, 2004, Wanhui Group entered into a share transfer and debt restructuring agreement with Beijing Med-Pharm Corporation to transfer 80% of the outstanding equity interests of Wanwei to Beijing Med-Pharm Corporation. Under the share transfer and debt restructuring agreement, Beijing Med-Pharm Corporation will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229) of the RMB 37,419,020 ($4,508,315) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,419,020 ($3,544,460). Of the RMB 15,000,000 ($1,807,229) that will be repaid to Wanhui Group, Beijing Med-Pharm Corporation will pay RMB 8,000,000 ($963,855). Wanwei will pay the remaining loan balance of RMB 7,000,000 ($843,373) to Wanhui Group and has entered into an entrusted loan agreement with China International Trust and Industrial Bank to obtain a loan in the same amount. The term of the entrusted loan agreement is nine months at 5.2% interest paid quarterly. Under a share transfer agreement with Wen Xin, a minority equity holder of the Company, Beijing Med-Pharm Corporation will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00. Upon completion of the transactions contemplated under the share transfer and debt restructuring agreement and the share transfer agreement, Beijing Med-Pharm Corporation will own 100% of the equity interests of Wanwei. During 2004 , Beijing Med-Pharm Corporation has advanced in the form of a down payment RMB 9,400,000 ($1,132,530) to Wanhui Group.
     During December 2004, Wanwei entered into two separate lease agreements with Wanhui Group for the lease of its office facility and warehouse. The lease term for each agreement begins on January 1, 2005 and will expire on December 31, 2007. The total rental payments due under these agreements amount to RMB 109,992 ($13,287) per month, payable quarterly. Wanwei is required to pay a deposit amounting to three months rent under each of these agreements. Future minimum lease payments due under these lease agreements are as follows:

Year Ending December 31,	Minimum Payment Due
2005	$159,444
2006	159,444
2007	159,444

$478,332

11. Recent Accounting Pronouncements:
     In December 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The Company’s adoption of this accounting pronouncement did not have a material effect on the Company’s financial statements.
     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A “variable interest entity” is defined as: (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest; or (b) an entity lacking the investment capital sufficient to fund future activities without the support of a third party. FIN No. 46R establishes standards for determining under what circumstances variable interest entities should be consolidated with their primary beneficiary, including those to which the usual condition for consolidation does not apply. The Company’s adoption of FIN No. 46 has not had a material effect on the Company’s financial statements.
     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149: (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in Statement 133; (b) clarifies when a derivative contains a financing component; (c) amends the definition of an underlying to conform it to language used in FIN 45; and (d) amends certain other existing pronouncements. The provisions of this statement are effective for us for contracts entered into or modified after June 30, 2003. The Company’s adoption of SFAS No. 149 has not had a material effect on the Company’s financial statements.
     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). Many of the instruments that fall within the scope of SFAS No. 150 were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s adoption of SFAS No. 150 has not had a material effect on the Company’s financial statements.
     In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 “Accounting for Stock-Based Compensation,” to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. Unless modified, the Company will be required to comply with the provisions of SFAS No. 123R as of the first interim period that begins after June 15, 2005 (July 1, 2005 for the Company). The Company currently does not record compensation expense related to its stock-based employee compensation plans in its financial statements. The Company’s adoption of SFAS No. 123R is not expected to have a material effect on the Company’s financial statements.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principal that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statements amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company’s financial condition, results of operations or cash flows.
     In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP FAS 109-1”) The American Jobs Creation Act of 2004 (“AJCA”) provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated (as defined in the AJCA) in either an enterprise’s last tax year that began before the enactment date, or the first tax year that begins during the one-year period beginning on the date of enactment. FSP FAS 109-2 was effective upon its issuance. The adoption of FSP FAS 109-2 is not expected to have a material impact on the Company’s financial condition, results of operations or cash flows.

BEIJING WANWEI PHARMACEUTICAL CO., LTD.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2002, 2003, and 2004

	Balance at	Charged to costs	Deductions	Balance at End of
Description	beginning of Period	and Expenses	(write-offs)	Period
December 31, 2002 Allowance for doubtful accounts	$168,676	$169,114	$(36,584)	$301,206
Allowance for obsolete inventory	$—	$527,091	$—	$527,091
December 31, 2003 Allowance for doubtful accounts	$301,206	$1,033,286	$(1,033,286)	$301,206
Allowance for obsolete inventory	$527,091	$575,436	$—	$1,102,527
December 31, 2004 Allowance for doubtful accounts	$301,206	$447,019	$(447,019)	$301,206
Allowance for obsolete inventory	$1,102,527	$237,765	$(237,765)	$1,102,527

Beijing Med-Pharm Corporation and Subsidiary
Unaudited Pro Forma Combined Balance Sheet
As of June 30, 2005

	Beijing Med-Pharm	Beijing Wanwei
	Corporation and	Pharmaceutical	Pro Forma
	Subsidiary	Co., Ltd.	Adjustments	Combined
Assets
Current Assets:
Cash and Cash Equivalents	$4,553,696	$278,304	$(1,200,603)	$3,631,396
Accounts Receivable, Net	5,861	4,651,918	—	4,657,779
Inventories	—	1,379,158	—	1,397,158
Other Receivables	12,339	682,017	—	694,356
Purchase Deposit on Acquisition of Beijing Wanwei	1,132,530	—	(1,132,530)	—
Due from Affiliated Entity	20,113	—	—	20,113
Value-added Taxes Recoverable	—	403,386	—	403,386
Prepaid Expenses and Other Current Assets	49,365	78,097	—	127,462

Total Current Assets	5,773,904	7,472,880	(2,333,133)	10,913,650
Property and Equipment, Net	40,771	284,890	—	325,661
Investments, at Cost	—	120,482	—	120,482
Goodwill	—	—	840,692	840,692
Deferred Tax Asset	—	398,000	—	398,000

Total Assets	$5,814,675	$8,276,252	$(1,492,441)	$12,598,485

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Note Payable to Bank	$—	$843,373	$(843,373)	$—
Accounts Payable	397,848	6,512,066	—	6,909,914
Accrued Payroll	44,921	—	—	44,921
Accrued Professional Fees	150,000	—	—	150,000
Due to Investors	118,750	—	—	118,750
Advance from Beijing Med-Pharm Corporation	—	289,157	(289,157)	—
Due to Parent	—	4,219,158	(4,219,158)	—
Short-term Notes Payable	—	525,004	(525,004)	—
Accrued Other	706,157	271,745	—	977,902

Total Liabilities	1,417,676	12,660,503	(5,876,692)	8,201,487

Stockholders’ Equity (Deficit):

Common Stock	17,682	—	—	17,682
Additional Paid in Capital / Contributed Capital	9,105,547	1,185,134	(1,185,134)	9,105,547
Common Stock Warrants	1,278,588	—	—	1,278,588
Accumulated Deficit	(6,004,818)	(5,569,385)	5,569,385	(6,004,819)

Total Stockholders’ Equity (Deficit)	4,396,999	(4,384,251)	4,384,251	4,396,998

Total Liabilities and Stockholders’ Equity (Deficit)	$5,814,675	$8,276,252	$(1,492,441)	$12,598,485

Beijing Med-Pharm Corporation and Subsidiary
Unaudited Pro Forma Combined Statement of Operations
For the Six Months Ended June 30, 2005

	Beijing Med-Pharm	Beijing Wanwei
	Corporation and	Pharmaceutical	Pro Forma
	Subsidiary	Co., Ltd.	Adjustments	Combined
Net Revenues	$100,753	$9,290,391	$—	$9,391,144
Cost of Sales	698,599	8,452,733	—	9,151,292
Gross Profit	(597,806)	837,658	—	239,852

Sales and Marketing Expenses	21,195	614,441	—	635,636
General & Administration Expenses	1,979,682	295,758	—	2,275,440

Total Operating Expenses	2,000,877	910,199	—	2,911,076
Loss From Operations	(2,598,683)	(72,541)	—	(2,671,224)

Other Income (Expense):
Interest Income	81,886	—	—	81,886
Interest Expense	(17,252)	(46,244)	(1,000)	(64,496)
Other Income (Expense)	(11,193)	70,717	(1,000)	59,524

Total Other Income (Expense)	53,441	24,473	(1,000)	76,914

Loss Before Benefit From Income Taxes	(2,545,242)	(48,068)	(1,000)	(2,594,310)
Provision for (Benefit from) Income Taxes	15,000	—	—	15,000

Net Loss	$(2,560,242)	$(48,068)	$(1,000)	$(2,609,310)

Basic and Fully-Diluted (Loss) Earnings Per Share	$(0.14)	n/a
Basic and Fully-Diluted Weighted-Average Shares Outstanding	17,680,916	n/a

Beijing Med-Pharm Corporation and Subsidiary
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2004

	Year Ended December 31, 2004
	Beijing Med-Pharm	Beijing Wanwei
	Corporation and	Pharmaceutical Co.,	Pro Forma
	Subsidiary	Ltd.	Adjustments	Combined
	(restated)
Net Revenues	$209,304	$16,651,813	$—	$16,861,117
Cost of Sales Purchased from Related Party	—	3,321,731	—	3,321,731
Cost of Sales	317,777	1,494,045	—	11,811,822

Gross Profit	(108,473)	1,836,037	—	1,727,564

Sales and Marketing Expenses	63,334	817,594	—	880,928
General & Administration Expenses	2,201,009	1,392,319	—	3,593,328

Bad Debt Expense	—	447,019	—	447,019

Total Operating Expenses	2,264,343	2,656,932	—	4,921,275

Loss From Operations	(2,372,816)	(820,895)	—	(3,193,711)

Other Income (Expense):
Interest Income	77,906	62,241	—	140,147
Other Income	—	353,416	—	353,416
Interest Expense	(6,709)	(154,021)	(1,000)	(161,730)

Total Other Income	71,197	261,636	(1,000)	331,833

Loss Before Benefit From Income Taxes	(2,301,619)	(559,259)	(1,000)	(2,861,878)
Provision for (Benefit from) Income Taxes	—	(25,288)	—	(25,288)

Net Loss	$(2,301,619)	$(533,971)	$(1,000)	$(2,836,590)

Basic and Fully-Diluted (Loss) Earnings Per Share	$(0.16)	n/a
Basic and Fully-Diluted Weighted-Average Shares Outstanding	14,742,822	n/a

Notes to the Pro Forma Combined	Beijing Med-Pharm Corporation and Subsidiary
Financial Statements (Unaudited)
1. Basis of Pro Forma Presentation
     The unaudited pro forma combined financial statements give effect to the contemplated acquisition of Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei”) by Beijing Med-Pharm Corporation (the “Company”) using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, “Business Combinations.” Under this method of accounting, the assets acquired and liabilities assumed in the Wanwei acquisition will be recorded at estimated fair values as determined by the Company’s management based on information currently available and on current assumptions as to future operations. The Company has allocated the purchase price based on the preliminary estimates of the fair value of the identified intangible assets and their remaining useful lives, and is subject to change based on management’s final estimates, which will include an independent third party valuation. The unaudited pro forma combined financial statements are based on and should be read in conjunction with the historical financial statements and the accompanying notes of the Company and the historical financial statements and the accompanying notes of Wanwei, which are included elsewhere in this filing. The unaudited pro forma combined balance sheet assumes the acquisition took place on December 31, 2004 and is shown in United States dollars. The unaudited pro forma combined statement of operations assumes the acquisition took place on January 1, 2004. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below. This information is not necessarily indicative of the operational results or of the financial position that would have occurred if the acquisition had been consummated on the dates indicated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the acquisition.
     The consideration to Wanhui Pharmaceutical Group (“Wanhui Group”), the parent company of Wanwei, is approximately $1,807,000 payable in cash. Approximately $964,000 will be paid from existing cash reserves, and the balance of $843,000 will be paid from the proceeds of a nine month, 5.2% note payable to a bank. The purchase price was determined through arms-length negotiations between representatives of Wanhui Group and the Company.
2. Pro Forma Adjustments — Balance Sheet
     Reflects the components of the purchase consideration, which consists of a cash payment of $1,807,000, which includes the assumption of a note payable in the amount of $843,000, and the assumption of liabilities in the amount of $6,993,000. Approximately $3,544,000 payable to Wanhui Group will be forgiven upon consummation of the transaction, and has been reclassified to contributed capital as a component of the recapitalization of Wanwei. As part of the allocation of the purchase price, the Company has recorded intangible assets and goodwill in the amount of approximately $804,000. Furthermore, upon consummation of the transaction, the Company will repay outstanding short-term notes payable in the amount of $525,904.
3. Pro Forma Adjustments — Statement of Operations
     Reflects the reduced interest expense associated with the repayment and forgiveness of the amounts due to parent, plus the interest expense associated with the 5.2% note payable assumed in connection with the acquisition of Wanwei. The Company does not anticipate any changes to the statement of operations in connection with the acquisition of the inter-company manufacturing agreement with Wanhui.
4. A reconciliation of the pro forma adjustments outlined herein is as follows:

Pro forma adjustment to cash:
Cash used to pay Wanhui upon the acquisition of Wanwei	$674,699
Cash paid to pay off Short-term notes payable	525,904

Pro forma adjustment to cash	$1,200,603

Pro forma adjustment to goodwill:
Purchase price paid to Wanhui for the acquisition of Wanwei	1,807,229
Liabilities assumed by BMP in connection with the acquisition of Wanwei	6,783,811
Less: Net Assets acquired	(7,750,348)

Pro forma adjustment to goodwill	$840,692

Pro forma adjustment to due to parent:
Cash paid to Wanhui for the acquisition of Wanwei	674,699
Amount forgiven by Wanhui Group	3,544,459

Pro forma adjustment to due to parent	$4,219,158

5. Pro forma adjustment to purchase deposit:

Note payable to bank	$843,373
Advance from Beijing Med-Pharm Corporation	289,157

Pro forma adjustment to purchase deposit	$1,132,530

9,074,965 Shares
BEIJING MED-PHARM CORPORATION
Common Stock

PROSPECTUS